Exhibit 10.1

CREDIT AND SECURITY AGREEMENT

between

FUSE MEDICAL, INC.,

AND THOSE ENTITIES LISTED ON SCHEDULE 1 HERETO

each a Borrower and collectively the Borrowers and

CNH FINANCE FUND I, L.P.

as the Lender

Dated as of December 14, 2021

Exhibit 10.1

CREDIT AND SECURITY AGREEMENT

Table of Contents

Page

I.	DEFINITIONS1
1.1	General Terms1
1.2	Specific Terms1
1.3	Other Definitional and Interpretative Provisions21
1.4	Time is of the Essence21
II.	ADVANCES, PAYMENT AND INTEREST21
2.1	Advances21
2.2	Evidence of Obligations; Maturity23
2.3	Interest23
2.4	Revolving Facility Disbursements; Requirement to Deliver Borrowing Certificate24
2.5	Revolving Facility Collections; Repayment; Borrowing Availability and Controlled Deposit Accounts25
2.6	Promise to Pay; Manner of Payment26
2.7	Repayment of Excess Advances27
2.8	Payments by Lender27
2.9	Grant of Security Interest; Collateral27
2.10	Collateral Administration28
2.11	Power of Attorney31
2.12	Setoff Rights32
III.	FEES AND OTHER CHARGES32
3.1	Facility Fee32
3.2	Unused Line Fee32
3.3	Collateral Management Fee32
3.4	Early Termination Fees33
3.5	Software Interface Fee33
3.6	Computation of Fees; Lawful Limits33
3.7	Default Rate of Interest34
3.8	Acknowledgement of Joint and Several Liability34
IV.	CONDITIONS PRECEDENT37
4.1	Conditions to Closing and Advances37
4.2	Waivers of Conditions to Advances40
4.3	Post-Closing Document Delivery Requirements40
V.	REPRESENTATIONS AND WARRANTIES40

Exhibit 10.1

5.1	Organization and Authority40
5.2	Loan Documents41
5.3	Subsidiaries, Capitalization and Ownership Interests41
5.4	Properties42
5.5	Other Agreements42
5.6	Litigation42
5.7	Labor Matters43
5.8	Tax Returns, Governmental Reports43
5.9	Financial Statements and Reports43
5.10	Compliance with Law44
5.11	Intellectual Property44
5.12	Licenses and Permits45
5.13	Disclosure45
5.14	Existing Indebtedness; Investments, Guarantees and Certain Contracts46
5.15	Agreements with Affiliates46
5.16	Insurance46
5.17	Names, Location of Offices, Records and Collateral46
5.18	Accounts47
5.19	Healthcare Permits47
5.20	Reliance on Representations; Survival47
5.21	Compliance with Environmental Requirements; No Hazardous Substances47
5.22	Material Contracts48
VI.	AFFIRMATIVE COVENANTS49
6.1	Financial Statements, Reports and Other Information49
6.2	Payment of Obligation52
6.3	Conduct of Business and Maintenance of Existence and Assets52
6.4	Compliance with Legal, Tax and Other Obligations52
6.5	Insurance52
6.6	True Books53
6.7	Inspection; Period Audits53
6.8	Further Assurances; Post Closing54
6.9	Payment of Indebtedness54
6.10	Lien Terminations55
6.11	Use of Proceeds55
6.12	Collateral Documents; Security Interest in Collateral55
6.13	Taxes and Other Charges56
6.14	Payroll Agent56
6.15	Hazardous Substances57
6.16	Reserved57
6.17	Healthcare Permits57
VII.	NEGATIVE COVENANTS57
7.1	Financial Covenants57

Exhibit 10.1

7.2	No Indebtedness Other Than Permitted Indebtedness; Contingent Obligations . 58
7.3	No Liens Other Than Permitted Liens58
7.4	Investments, New Facilities or Collateral; Subsidiaries58
7.5	Prohibited Payments58
7.6	Transactions with Affiliates59
7.7	Organizational Documents; Fiscal Year; Dissolution; Use of Proceeds59
7.8	Asset Sales60
7.9	Management60
7.10	Restrictive Agreements60
7.11	Modifications of Certain Agreements61
7.12	Payments and Modifications of Subordinated Debt61
7.13	Deposit Accounts61
7.14	Truth of Statements62
7.15	IRS Form 882162
7.16	Cash Advance Loans62
VIII.	EVENTS OF DEFAULT62
8.1	Events of Default62
8.2	Acceleration and Suspension or Termination of Commitments64
IX.	RIGHTS AND REMEDIES AFTER DEFAULT65
9.1	Rights and Remedies65
9.2	Application of Proceeds66
9.3	Rights of Lender to Appoint Receiver66
9.4	Application of Payments Following Default67
9.5	Power of Attorney Following Default67
9.6	Rights and Remedies not Exclusive68
X.	WAIVERS AND JUDICIAL PROCEEDINGS68
10.1	Waivers68
10.2	Delay; No Waiver of Defaults68
10.3	Jury Waiver69
10.4	Cooperation in Discovery and Litigation69
XI.	EFFECTIVE DATE AND TERMINATION69
11.1	Effectiveness and Termination69
11.2	Survival70
XII.	ASSIGNMENTS AND PARTICIPATIONS70
12.1	Assignments70
12.2	Participations71
12.3	Defaulting Participants71

Exhibit 10.1

12.4	Definitions72
XIII.	MISCELLANEOUS72
13.1	Governing Law; Jurisdiction; Service of Process; Venue72
13.2	Binding Effect of Loan Documents73
13.3	Revival of Obligations73
13.4	Indemnity73
13.5	Notice74
13.6	Severability; Captions; Counterparts; Facsimile Signatures75
13.7	Expenses75
13.8	Entire Agreement76
13.9	Lender Approvals76
13.10	Confidentiality76
13.11	USA PATRIOT Act77
13.12	Release of Lender77

Exhibit 10.1

ANNEX I

Financial and Loan Covenants

EXHIBITS

Exhibit A-Borrowing Certificate

Exhibit B-Compliance Certificate

SCHEDULES

Schedule 1-List of Borrowers

Schedule 2.4-Borrowers’ Account for Funding Wires Schedule 2.5-Borrowers’ Deposit Accounts Schedule 5.3-Organizational Information

Schedule 5.4-Real Property Owned or Leased Schedule 5.6-Litigation

Schedule 5.11-Intellectual Property Schedule 5.16-Insurance

Schedule 5.17A-Corporate Names

Schedule 5.17B-Business and Collateral Locations Schedule 5.21-Environmental Exceptions Schedule 5.22-Material Contracts

Schedule 5.23-Third-Party Payor Billing Numbers Schedule 7.2(a)Permitted Indebtedness

Schedule 7.2(b)Permitted Contingent Obligations

Schedule 7.3-Liens

Schedule 7.6Permitted Affiliates

Exhibit 10.1

Exhibit 10.1

CREDIT AND SECURITY AGREEMENT

This CREDIT AND SECURITY AGREEMENT (this “Agreement”) dated as of December 14, 2021, is entered into between FUSE MEDICAL, INC., a Delaware corporation (“Fuse”), those entities listed on Schedule 1 attached hereto and any additional borrower that may hereafter be added to this Agreement (together with Fuse, individually and/or collectively, “Borrower” and/or “Borrowers”), and CNH FINANCE FUND I, L.P., a Delaware limited partnership (the “Lender”).

RECITALS

WHEREAS, Borrowers have requested that Lender make available to Borrowers the revolving credit facility (the “Revolving Facility”) as described herein; and

WHEREAS, Lender is willing to make the Revolving Facility available to Borrowers under the terms and subject to the conditions set forth herein.

AGREEMENT

In consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which hereby are acknowledged, Borrowers and Lender hereby agree as follows:

I.	DEFINITIONS

1.1	General Terms

For purposes of this Agreement, in addition to the definitions above and elsewhere in this Agreement, the terms listed below shall have the meanings set forth. All capitalized terms used which are not specifically defined shall have meanings provided in Article 9 of the UCC to the extent the same are used or defined therein. Unless otherwise specified herein, any agreement or contract referred to herein shall mean such agreement as modified, amended or supplemented from time to time. Unless otherwise specified, as used in the Loan Documents or in any certificate, report, instrument or other document made or delivered pursuant to any of the Loan Documents, all accounting terms not defined elsewhere in this Agreement shall have the meanings given to such terms in and shall be interpreted in accordance with GAAP applied on a basis consistent with the most recent audited consolidated financial statements of the Borrowers and their consolidated Subsidiaries delivered to Lender on or prior to the Closing Date.

1.2	Specific Terms

“Account Debtor” shall mean “account debtor”, as defined in Article 9 of the UCC, and any other obligor in respect of an Account.

“Accounts” shall mean all of Borrowers’ (i) accounts (as that term is defined in the UCC),

(ii)payment intangibles (as that term is defined in the UCC), and (iii) all other rights of payment, collection or reimbursement (whether owed directly to a Borrower or assigned to a Borrower by a patient or other third party), whenever due, that arose out of, or will arise out of, the rendering of

Exhibit 10.1

services, the provision of room, board or other daily living assistance, or the sale, assignment, lease or license of Equipment, prosthetics, pharmaceutical or other Goods, whether before or after the date of this Agreement and including all of Borrowers’ rights of payment, collection or reimbursement with respect to such services from any insurer, federal or state government agency or other third party; whether billed on a fee for service, monthly per patient capitation charge or any other basis, whether or not the accounts, payment intangibles, or rights of payment, collection or reimbursement have been invoiced or billed, written off, partially paid, currently assigned to collection agencies or other third party service vendors. Without limiting the foregoing, Accounts shall also include all monies due or to become due to Borrowers and obligations to Borrowers in any form (whether arising in connection with contracts, contract rights, instruments, or Chattel Paper), in each case whether or not earned by performance, now or hereafter in existence, and all documents of title or other documents representing any of the foregoing, and all collateral security and guaranties of any kind, now or hereafter in existence, given by any Person with respect to any of the foregoing.

“Accrediting Organization” shall mean any Person from which any Borrower has received an accreditation as of the Closing Date or thereafter.

“ACH” shall mean automated clearing house.

“Advance” shall mean a borrowing under the Revolving Facility. Any amounts paid by Lender on behalf of any Borrower or any Guarantor under any Loan Document shall also be an Advance for purposes of this Agreement. Each Advance shall increase the principal amount outstanding hereunder.

“Affiliate” shall mean, as to any Person, any other Person (a) that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, (b) who is a director or officer (i) of such Person, (ii) of any Subsidiary of such Person, or (iii) of any Person described in clause (a) above with respect to such Person, (c) which, directly or indirectly through one or more intermediaries, is the beneficial or record owner (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended, as the same is in effect on the date hereof) of ten percent (10%) or more of any class of the outstanding Voting Stock of such Person and (d) any spouses, parents, descendants and siblings of any of the Persons described in clauses (a), (b) and (c) above. For purposes of this definition, the term “control” (and the correlative terms, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the administrative management or policies (even without the power to direct or cause the direction of the clinical/medical management or policies), whether through ownership of securities or other interests, by contract or otherwise.

“AmBio” means AmBio Staffing, LLC, a Texas limited liability company.

“Applicable Margin” shall mean one and three-quarters percent (1.75%).

“Applicable Rate” shall mean the interest rate applicable from time to time to Advances under this Agreement.

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Exhibit 10.1

“Availability” shall mean the Revolving Loan Limit less all Revolving Loans outstanding, minus any reserves against Availability imposed by Lender in its Permitted Discretion.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto.

“Billing Date” shall mean the date on which Borrower first submits a duly completed and supported claim or bill to an Account Debtor for payment and collection of an Account or sold Inventory.

“Books and Records” shall mean Borrowers’ books and records specifically relating to Accounts, including, but not limited to, ledgers, records indicating, summarizing, or evidencing Accounts and all computer programs, disc or tape files, printouts, runs, and other computer prepared information with respect to the foregoing and any software necessary to operate the same.

“Borrower” and “Borrowers” shall mean the entity(ies) described as such in the first paragraph of this Agreement and each of their successors and permitted assigns.

“Borrowing Base” shall mean, as of any date of determination:

(a)the Net Collectible Value of Eligible Receivables, as such Net Collectible Value is determined by Lender with reference to the most recent Borrowing Certificate, other factors reasonably deemed relevant by Lender and otherwise in accordance with this Agreement; provided, however, that if as of such date of determination the most recent Borrowing Certificate is of a date more than four (4) Business Days before such date, the Borrowing Base shall be determined by Lender in its sole discretion; plus

(b)	the lesser of (i) the Borrowing Base Eligible Inventory Cap, or (ii) eighty percent (80%)

multiplied by the Net Orderly Liquidation Value of the Eligible Inventory; minus

(c)the amount of any reserves or adjustments against the Borrowing Base provided for in this Agreement or determined by Lender from time to time, in its Permitted Discretion.

“Borrowing Base Eligible Inventory Cap” shall mean the lesser of (i) fifty percent (50%) of the amount calculated in clause (a) of the definition of Borrowing Base, and (ii) $1,500,000.00.

“Borrowing Certificate” shall mean a Borrowing Certificate substantially in the form of Exhibit A.

“Borrowing Date” shall have the meaning assigned to that term in Section 2.4.

“Business Day” shall mean any day other than a Saturday, Sunday, Good Friday or other day on which the Federal Reserve or Lender is closed. Unless specifically referenced in this Agreement as a Business Day, all references to “days” shall be to calendar days.

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Exhibit 10.1

“Capital Lease” shall mean, as to any Person, a lease or any interest in any kind of property or asset by that Person as lessee that is, should be or should have been recorded as a “capital lease” of such Person in accordance with GAAP.

“Capitalized Lease Obligations” shall mean all obligations of any Person under Capital Leases, in each case, taken at the amount thereof accounted for as a liability in accordance with GAAP.

“Cash Advance Loan” means any loan, debt, advance, merchant cash advance, business cash advance, ACH business loan, or other indebtedness or financing arrangement (whether such financing is on or off balance sheet, secured or unsecured) incurred by Borrowers based on or to be repaid by Account proceeds or Borrowers’ other revenue, or by ACH pull or withholding from any of Borrowers’ Controlled Deposit Accounts, other than the Operating Accounts.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C.A. § 9601 et seq., as the same may be amended from time to time.

“Change of Control” shall mean any of the following: (a) the occurrence of a merger, consolidation, reorganization, recapitalization or share or interest exchange, sale or transfer or any other transaction or series of transactions as a result of which the owners, directly or indirectly, of a majority of any Borrower’s Voting Stock or voting power as of the date hereof cease to be entitled to elect or appoint at least a majority of such Borrower’s Board of Directors (or equivalent governing body), or (b) the resignation, termination, replacement, death, disability or any other event the result of which is the failure of the existing senior management of any Borrower to function in their current capacities, unless, (i) in the case of a replacement, the replacement is reasonably acceptable to Lender, or (ii) in all other cases a replacement reasonably satisfactory to Lender is identified and engaged within 60 days following such event, or (c) the sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of any Borrower’s assets to, or a consolidation or merger with or into, any other Person, other than any such transaction where immediately thereafter the surviving Person is a direct or indirect Subsidiary of a Borrower.

“Client Service Agreements” means the collective reference to (a) the Professional Employer Organization Client Service Agreement dated January 1, 2017, between Fusion and AmBio, and (b) the Professional Employer Organization Client Service Agreement dated January 1, 2015, between CPM and AmBio

“Closing” shall mean the date of the initial Advance under the Revolving Facility.

“Closing Date” shall mean the date the Closing occurs.

“Collateral” shall mean, collectively and each individually, all collateral or security identified in Section 2.9, together with any additional collateral or security now or hereafter granted to Lender by any Borrower or Guarantor pursuant to a Loan Document.

“Collateral Access Agreement” shall mean a third-party agreement setting forth the rights of the Lender with respect to Collateral located on any premises leased by a Borrower, or Collateral held, handled or processed by a warehouseman, processor, shipper, customs broker or freight

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Exhibit 10.1

forwarder, repairman, mechanic, consignee or bailee, in each case, in form and substance reasonably satisfactory to Lender.

“Collateral Management Fee” shall have the meaning assigned to the term in Section

3.3.

“Collection Bank” shall mean a depository bank reasonably acceptable to Lender.

“Commercial Deposit Account” shall mean a deposit account established and maintained in a Borrower’s name, which is used solely to collect payments with respect to such Borrower’s Accounts and other Collateral.

“Compliance Certificate” shall have the meaning assigned to the term in Section 6.1(a). “Concentration Account” shall have the meaning assigned to the term in Section 2.5. “Contingent Obligation” shall mean, with respect to any Person, any direct or indirect liability of such Person: (a) with respect to any Indebtedness of another Person (a “Third Party Obligation”) if the purpose or intent of such Person incurring such liability, or the effect thereof, is to provide assurance to the obligee of such Third Party Obligation that such Third Party Obligation will be paid or discharged, or that any agreement relating thereto will be complied with, or that any holder of such Third Party Obligation will be protected, in whole or in part, against loss with respect thereto; (b) with respect to any undrawn portion of any letter of credit issued for the account of such Person or as to which such Person is otherwise liable for the reimbursement of any drawing; (c) under any swap contract, to the extent not yet due and payable, valued at the termination value thereof pursuant to the related master agreement, (d), to make take-or-pay or similar payments, if required regardless of nonperformance by any other party or parties to an agreement or (e) for any obligations of another Person pursuant to any Guaranty (other than a Guaranty of the Obligations or any part thereof) or pursuant to any agreement to purchase, repurchase or otherwise acquire any obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to preserve the solvency, financial condition or level of income of another Person. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determinable amount, the maximum amount so guaranteed or otherwise supported.

“Controlled Deposit Accounts” shall mean each Commercial Deposit Account, Operating Account, and if applicable, the master collections account established by a Borrower in accordance with Section 2.5(b).

“Control Agreements” shall mean each deposit account control agreement, deposit account instructions and service agreement or similar agreements on each Commercial Deposit Account, Operating Account, and if applicable, the master collections account established by a Borrower in accordance with Section 2.5(b).

“CPM” means CPM Medical Consultants, LLC, a Texas limited liability company.

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Exhibit 10.1

“CPM Acquisition Agreement” means the United Purchase Agreement dated as of December 15, 2017, between NC 143 Family Holdings LP and Fuse.

“Credit Party” shall mean any Guarantor under a Guaranty of the Obligations or any part thereof, any Borrower and any other Person (other than Lender or a participant of a Lender), whether now existing or hereafter acquired or formed, that becomes obligated as a borrower, guarantor, surety, indemnitor, pledgor, assignor or other obligor under any Loan Document, and “Credit Parties” means all such Persons, collectively.

“Debtor Relief Law” shall mean, collectively, the United States Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws from time to time in effect affecting the rights of creditors generally, as amended from time to time.

“Default” shall mean (a) any event, fact, circumstance or condition that, with the giving of applicable notice or passage of time or both, would, unless cured or waived, constitute, be, become or result in an Event of Default and (b) any Event of Default.

“Default Rate” shall have the meaning assigned to the term in Section 3.7.

“Distribution” shall mean (a) any dividend or other distribution (whether in cash, securities or other property) on any Equity Interest in a Borrower (except those payable solely in its Equity Interests of the same class or its common Equity Interests), (b) any payment by a Borrower on account of (i) the purchase, redemption, retirement, defeasance, surrender, cancellation, termination or acquisition of any Equity Interests in such Borrower or any claim respecting the purchase or sale of any Equity Interest in such Borrower, (ii) any option, warrant or other right to acquire any Equity Interests in such Borrower, or (iii) amounts paid by a Borrower to any Affiliate of any Borrower, other than Permitted Affiliates, or (c) any loan or advance to an Affiliate of Borrowers.

“Dollars” or “$” shall mean the lawful and freely-transferrable currency of the United States of America.

“Earn-Out” has the meaning specified in the CPM Acquisition Agreement.

“Eligible Inventory” means Inventory that is owned by the Borrowers’ and arising in the ordinary course of Borrowers’ business, which meets the following criteria:

a.it is subject to a first-priority Lien in favor of Lender and no other Lien (other than Permitted Liens) or rights of any other Person, including the rights of a purchaser that has made progress payments and the rights of a surety that has issued a bond to assure Borrower’s performance with respect to such Inventory;

b.it is located on a premises in the continental United States to which Lender has received a Collateral Access Agreement; unless such Inventory is in transit, in which event such Inventory is subject to a bill of lading or other document of title;

c.	it is covered by casualty insurance acceptable to Lender;

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Exhibit 10.1

d.it meets all standards imposed by applicable Law, including with respect to its production, acquisition, shipping or importation;

e.any covenant, representation or warranty contained in the Loan Documents with respect to such Inventory has not been breached in any material respect;

f.it is not covered by a negotiable document of title, unless such document has been delivered to Lender with all necessary endorsements;

g.it is not excess, obsolete, unsalable, shopworn, seconds, damaged, unfit for sale, unfit for further processing, is of substandard quality, is not of good and merchantable quality, free from any defects, or has been marked with a warehouse code of “quarantine”;

h.	it is not a work in progress, placed on consignment, or held for rental or lease;

i.it is not subject to any licensing, patent, royalty, trademark, trade name or copyright agreement with any third parties, which agreement restricts the ability of Lender to sell or otherwise dispose of such Inventory;

j.it does not have an expiration date within the next six (6) months, and does not consist of products for which Borrowers have more than a six-month supply on hand;

k.it does not consist of Inventory that can be transported or sold only with licenses that are not readily available or of any substances defined or designated as hazardous or toxic waste, hazardous or toxic material, hazardous or toxic substance, or similar term, by any environmental law or any Governmental Authority applicable to Borrower or its business, operations or assets;

l.it does not consist of (i) discontinued items, (ii) slow-moving or excess items held in inventory, (iii) used items held for resale, (iv) marketing materials, (v) display items or packing or shipping materials, (vi) manufacturing supplies, or (vii) instruments used to install implants; and

m.it does not fail to meet such other specifications and requirements which may from time to time be established by Lender in its sole discretion. Lender and Borrower agree that Inventory shall be subject to periodic appraisal by Lender and that valuation of Inventory shall be subject to adjustment pursuant to the results of such appraisal. Notwithstanding the foregoing, the valuation of Inventory shall be subject to any legal limitations on sale and transfer of such Inventory.

“Eligible Billed Receivables” shall mean each Account arising in the ordinary course of Borrowers’ business, which meets the following criteria:

a.it is subject to a valid perfected first priority security interest in favor of Lender, subject to no other Lien (other than Permitted Liens);

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Exhibit 10.1

b.it is evidenced by an invoice, statement, electronic submission or other documentary evidence satisfactory to Lender which has been submitted to the Account Debtor for payment in accordance with applicable Law;

c.it is in substantial compliance and conformance with any requisite procedures, requirements and regulations governing payment by such Account Debtor with respect to such Account, and is properly payable directly to a Borrower;

d.it is outstanding for no more than 150 days after the Billing Date with respect to such Account; provided that if more than fifty percent (50%) in Net Collectible Value of the Accounts payable by any one Third-Party Payor are outstanding for more than 150 days after such Accounts’ Billing Date, no Accounts payable by such Third-Party Payor shall be Eligible Billed Receivables;

e.it arises out of a completed, bona fide sale, assignment, lease, license and related delivery of Goods by a Borrower in the ordinary course of business, in accordance with applicable Law, and in accordance with the terms and conditions of all purchase orders, contracts, certifications, participations, certificates of need and other agreements and documents relating thereto or forming a part of the contract between a Borrower and the Account Debtor;

f.it does not represent the sale of Goods or rendering of services to an Account Debtor with respect to which the obligation of payment by the Account Debtor is or may be conditional for any reason, including accounts arising with respect to Goods that were

(i) not sold on an absolute basis, (ii) sold on a bill-and-hold sale basis, (iii) sold on a consignment sale basis, (iv) sold on a guaranteed sale basis, (v) sold on a sale or return basis, or (vi) sold on the basis of any other similar understanding;

g.it is not payable by (i) any Affiliate of Borrower or its Subsidiaries, (ii) an individual, (iii) an Account Debtor that does not maintain its principal place of business in the continental United States, (iv) a Governmental Authority, unless all applicable Laws respecting the assignment of such Account have been complied with, (v) a beneficiary, recipient or subscriber individually and not directly by a third-party obligor, or (vi) an Account Debtor that has suspended business, made a general assignment for the benefit of creditors, is unable to pay its debts generally as they become due, has filed a petition or sought relief under any Debtor Relief Laws, or is subject to a proceeding that could reasonably be expected to impair the validity, enforceability or collectability of such Account, reduce the amount payable of such Account, or delay payment of such Account;

h.except to the extent taken into consideration in determining Net Collectible Value, any portion of an Account that is subject to any offset, credit (including any resource or other income credit or offset), lien, deduction, defense, discount, chargeback, freight claim, allowance, adjustment, dispute or counterclaim, is not for a liquidated amount or is contingent in any respect shall not be included as an Eligible Billed Receivable;

i.except to the extent taken into consideration in determining Net Collectible Value, there is no agreement with an Account Debtor for any deduction from such Accounts,

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Exhibit 10.1

except for discounts or allowances made in the ordinary course of business for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of each invoice related thereto, such that only the discounted amount of such Accounts after giving effect to such discounts and allowances shall be considered an Eligible Billed Receivable;

j.except to the extent taken into consideration in determining Net Collectible Value, any portion of the account that includes late charges or finance charges shall not be included as an Eligible Billed Receivable;

k.no covenant, agreement, representation or warranty with respect to such Accounts contained in any Loan Document has been breached in any material respect and remains uncured;

l.if the total Eligible Billed Receivables payable by an Account Debtor exceeds fifteen percent (15%) of all Eligible Billed Receivables, then any Accounts in excess of such fifteen percent (15%) will be considered ineligible;

m.it is not evidenced by Chattel Paper or an Instrument, unless such Chattel Paper or Instrument has been delivered to Lender;

n.	it does not represent the sale of Goods that have not been shipped;

o.it does not arise from or relate to a letter of protection or similar agreement between an attorney, a healthcare provider, and an individual;

p.no return, rejection, loss or damage of Goods related to it has occurred, but only to the extent that such Goods have been so returned, rejected, lost or damaged;

q.	the Account is payable to a Borrower only in Dollars; and

r.such Account meets such specifications and requirements other than as set forth above, which may from time to time be established by Lender, in Lender’s sole discretion, by written notice to Borrowers.

“Eligible Receivables” shall mean Eligible Billed Receivables, and such additional Accounts as may be permitted under Section 2.1(e).

“Environmental Laws” shall mean all federal, state, local, and foreign laws now or hereafter in effect relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic, or hazardous substances or wastes or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, removal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic, or hazardous substances or wastes, and any and all regulations, notices, or demand letters issued, entered, promulgated, or approved thereunder.

“Equipment” shall mean “equipment” as defined in Article 9 of the UCC.

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Exhibit 10.1

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing, but excluding any debt securities convertible into any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto, and any and all rules or regulations promulgated from time to time thereunder.

“ERISA Plan” shall mean any “employee benefit plan,” as such term is defined in Section 3(3) of ERISA (other than a Multiemployer Plan), which any Borrower maintains, sponsors or contributes to, or, in the case of an employee benefit plan which is subject to Section 412 of the Code or Title IV of ERISA, to which any Borrower or any member of the Controlled Group may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five (5) years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA. For purposes of this definition, a “Controlled Group” shall mean all members of any group of corporations and all members of a group of trades or businesses (whether or not incorporated) under common control which, together with any Borrower, are treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“Event of Default” shall mean the occurrence of any event set forth in Article VIII. “Existing Amegy Loan Agreement” means the Amended and Restated Business Loan

Agreement, dated as of December 31, 2017, among ZB, N.A. (d/b/a Amegy Bank) and the Borrowers, as amended.

“Existing SBA Loan Agreement” means the U.S. Small Business Administration Loan Authorization and Agreement, dated May 12, 2020, between the U.S. Small Business Association and Fuse, as amended.

“Facility Cap” shall mean the maximum principal amount that may be outstanding hereunder which amount shall initially be $5,000,000.00, subject to such increases as may be made pursuant to Section 2.1(c).

“Facility Fee” shall have the meaning set forth in Section 3.1.

“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time.

“General Intangible” shall mean “general intangible” as defined in Article 9 of the UCC.

“Governmental Authority” shall mean any federal, state, municipal, national, local or other governmental department, court, commission, board, bureau, agency or instrumentality or political subdivision thereof, or any entity or officer exercising executive, legislative or judicial, regulatory or administrative functions of or pertaining to any government or any court, in each

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case, whether of the United States or a state, territory or possession thereof, a foreign sovereign entity or country or jurisdiction or the District of Columbia.

“Guarantor” shall mean any guarantor of the Obligations or any part thereof, including any guarantor of the accuracy of any one or more representations or warranties of Borrowers contained in this Agreement. As of the date of this Agreement, there are no Guarantors.

“Guaranty” shall mean any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, Goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise), or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided, however, that the term Guaranty shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guaranty” used as a verb has a corresponding meaning. The term “Guaranties” shall mean the plural of Guaranty.

“Hazardous Substances” shall mean petroleum and petroleum products and compounds containing them, including gasoline, diesel fuel and oil; explosives, flammable materials; radioactive materials; polychlorinated biphenyls and compounds containing them; lead and lead- based paint; asbestos or asbestos-containing materials; underground or above-ground storage tanks, whether empty or containing any substance; any substance the presence of which is prohibited by any Environmental Laws; any contaminant, pollutant, waste or substance that is likely to cause immediately or at some future time harm or degradation to the surrounding environment or risk to human health; toxic mold, any substance that requires special handling; and any other material or substance now or in the future defined, classified or listed as a “hazardous substance,” “hazardous material,” “hazardous waste,” “toxic substance,” “toxic pollutant,” “contaminant,” “pollutant”, “radioactive”, “dangerous” or other words of similar import within the meaning of any Environmental Law, including: (a) any “hazardous substance” defined as such in (or for purposes of) CERCLA, or any so-called “superfund” or “superlien” Law, including the judicial interpretation thereof; (b) any “pollutant or contaminant” as defined in 42 U.S.C.A. § 9601(33); (c) any material now defined as “hazardous waste” pursuant to 40 C.F.R. Part 260;

(d)any petroleum or petroleum by-products, including crude oil or any fraction thereof; (e) natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel; (f) any “hazardous chemical” as defined pursuant to 29 C.F.R. Part 1910; (g) any toxic or harmful substances, wastes, materials, pollutants or contaminants (including asbestos, polychlorinated biphenyls (“PCB’s”), flammable explosives, radioactive materials, infectious substances, materials containing lead- based paint or raw materials which include hazardous constituents); and (h) any other toxic substance or contaminant that is subject to any Environmental Laws or other past or present requirement of any Governmental Authority. Notwithstanding the foregoing, Hazardous Substances shall not include substances in kinds and amounts commonly used in the operation of businesses of similar kind and nature to the business engaged in by Borrowers in accordance with all applicable Laws (including, but not limited to, Environmental Laws) and prudent business

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Exhibit 10.1

management practices and in a manner that does not result in any contamination of all or any portion of properties utilized by Borrowers.

“Hazardous Substances Contamination” shall mean contamination (whether now existing or hereafter occurring) of the improvements, buildings, facilities, personalty, soil, groundwater, air or other elements on or of the relevant property by Hazardous Substances, or any derivatives thereof, or on or of any other property as a result of Hazardous Substances, or any derivatives thereof, generated on, emanating from or disposed of in connection with the relevant property.

“Healthcare Laws” shall mean all applicable Laws relating to (i) the production, possession, control, warehousing, marketing, sale and distribution of pharmaceuticals, medical devices, implants, or Equipment, (ii) patient healthcare, (iii) patient healthcare information, (iv) personnel, or (v) operating policies, including (a) all federal and state fraud and abuse laws, including the federal Anti-Kickback Statute (42 U.S.C. §1320a-7b(6)), the Stark Law (42 U.S.C.

§1395nn), the civil False Claims Act (31 U.S.C. §3729 et seq.), (b) TRICARE, (c) HIPAA, (d) Medicare, (e) Medicaid, (f) the Patient Protection and Affordable Care Act (P.L. 111-1468), (g) The Health Care and Education Reconciliation Act of 2010 (P.L. 111-152), (h) quality, safety and accreditation standards and requirements of all applicable state laws or regulatory bodies, (i) all laws, policies, procedures, requirements and regulations pursuant to which Healthcare Permits are issued, and (j) any and all other applicable health care laws, regulations, manual provisions, policies and administrative guidance, each of (a) through (j) as may be amended from time to time.

“Healthcare Permit” shall mean a Permit (a) issued or required under Healthcare Laws applicable to the business of any Borrower or any of its Subsidiaries or necessary in the possession, ownership, warehousing, marketing, promoting, sale, labeling, furnishing, distribution or delivery of Goods or services under Healthcare Laws applicable to the business of any Borrower or any of its Subsidiaries, (b) issued by any Person from which any Borrower has, as of the Closing Date, received an accreditation, or (c) issued or required under Healthcare Laws applicable to the ownership or operation of any business location of a Borrower.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto, and any and all rules or regulations promulgated from time to time thereunder.

“HIPAA Compliant” shall mean that the applicable Person is in compliance with each of the applicable requirements of the so-called “Administrative Simplification” provisions of HIPAA, and is not and could not reasonably be expected to become the subject of any civil or criminal penalty, process, claim, action or proceeding, or any administrative or other regulatory review, survey, process or proceeding (other than routine surveys or reviews conducted by any government health plan or other accreditation entity) that would reasonably be expected to result in any of the foregoing or that could reasonably be expected to materially and adversely affect such Person’s business, operations, assets, properties or condition (financial or otherwise), in connection with any actual or potential violation by such Person of the provisions of HIPAA.

“Indebtedness” of a Person shall mean at any date, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds,

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Exhibit 10.1

debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business and, with respect to entities other than CoreLink, LLC, not more than 120 days past due, and with respect to CoreLink, LLC, not more than 90 days past due, or that are subject to a Permitted Contest, (d) all Capital Leases of such Person, (e) all non-Contingent Obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit, banker’s acceptance or similar instrument, (f) the liquidation value of all Equity Interests of such Person subject to repurchase or redemption other than at the sole option of such Person,

(g) all obligations secured by a Lien on any asset of such Person, whether or not such obligation is otherwise an obligation of such Person, (h) “earnouts,” purchase price adjustments, profit sharing arrangements, deferred purchase money amounts and similar payment obligations or continuing obligations of any nature of such Person arising out of purchase and sale contracts to the extent, in each case, shown on a balance sheet of such Person in accordance with GAAP, (i) all Indebtedness of others guaranteed by such Person, (j) off-balance sheet liabilities or Pension Plan or Multiemployer Plan liabilities of such Person, and (k) payment obligations arising under non-compete agreements.

“Indemnified Persons” shall have the meaning assigned to the term in Section 13.4.

“Intellectual Property” shall mean, with respect to any Person, all patents, patent applications and like protections, including improvements divisions, continuation, renewals, reissues, extensions and continuations in part of the same, trademarks, trade names, trade styles, trade dress, service marks, logos and other business identifiers and, to the extent permitted under applicable Law, any applications therefor, whether registered or not, and the goodwill of the business of such Person connected with and symbolized thereby, copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative works, whether published or unpublished, technology, know-how and processes, operating manuals, trade secrets, computer hardware and software, rights to unpatented inventions and all applications and licenses therefor, used in or necessary for the conduct of business by such Person and all claims for damages by way of any past, present or future infringement of any of the foregoing.

“Landlord Waiver and Consent” shall mean a waiver/consent in form and substance reasonably satisfactory to Lender from the owner/lessor of 1565 North Central Expressway, Suite 200, Richardson, TX 75080, and any other premises not owned by a Borrower at which billing operations are conducted or Books and Records are maintained or, at the request of Lender, any of the Collateral is now or hereafter located, for the purpose of providing Lender access to such Collateral, in each case as such may be modified, amended or supplemented from time to time and subordinating in favor of Lender any claims that the owner/lessor may have against such Borrower or against any of the Collateral.

“Laws” shall mean any and all federal, state, provincial, territorial, municipal, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, injunctions, permits, and governmental agreements, whether now or hereafter in effect, which are applicable to any Credit Party in any particular circumstance. “Laws” includes Environmental Laws and Healthcare Laws.

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Exhibit 10.1

“Leases” shall have the meaning assigned to the term in Section 6.1(h)(i).

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, restriction, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof), or any other arrangement pursuant to which title to the property is retained by or vested in some other Person for security purposes. For the purposes of this Agreement and the other Loan Documents, any Credit Party or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.

“Loan” or “Loans” shall mean, individually and collectively, all Advances under the Revolving Facility.

“Loan Documents” shall mean, collectively and each individually, this Agreement, any documents that provide, as security for all or any portion of the Obligations, a Lien on any assets in favor of Lender, the Guaranties and any documents evidencing a security interest in assets as collateral for the Guaranties, the Control Agreements, the Uniform Commercial Code Financing Statements and all other documents or instruments necessary to create or perfect the Liens in the Collateral, the Subordination Agreements, the Landlord Waiver and Consents, the Borrowing Certificates, and all other agreements, documents, instruments and certificates heretofore or hereafter executed or delivered to Lender in connection with any of the foregoing or the Loans, as the same may be amended, restated, modified or supplemented from time to time; all of which shall be in form and substance acceptable to Lender in its sole discretion.

“Material Adverse Effect” or “Material Adverse Change” shall mean any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, which results, directly or indirectly in (a) a material adverse change in, or a material adverse effect upon, any of (i) the condition (financial or otherwise), operations, business, or properties of the Credit Parties taken as a whole, (ii) the rights and remedies of Lender under any Loan Document, or the ability of any Credit Party to perform any of its obligations under any Loan Document to which it is a party, (iii) the legality, validity or enforceability of any Loan Document,

(iv)	the existence, perfection or priority of any security interest granted in any Loan Document,

(v)the value of any material Collateral; or (vi) the use or scope of any Healthcare Permits; (b) an impairment to the likelihood that Eligible Receivables in general will be collected and paid in the ordinary course of business of any Borrower and upon substantially the same schedule and with substantially same frequency as such Borrower’s recent collections history; or (c) the imposition of a fine against or the creation of any liability of any Credit Party to any Governmental Authority in excess of $50,000.

“Material Contracts” shall have the meaning set forth in Section 5.22.

“Net Collectible Value” shall mean the amount that Lender reasonably expects from time to time to be collected with respect to Eligible Receivables from third-party payors within 150 days of the Billing Date taking into account historical and recent collection rates for each payor

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Exhibit 10.1

class, entitled reimbursement pursuant to any contract or arrangement between a Borrower and the applicable Account Debtor(s), offsets, historical returns, rebates, discounts, credits and allowances, and other factors that affect the collectability of Eligible Receivables.

“Net Orderly Liquidation Value” means the net amount (after all costs of sale), expressed in terms of money, which Lender, in its good faith discretion, estimates can be realized from a sale, as of a specific date, given a reasonable period to find a purchaser(s), with the seller being compelled to sell on an as-is/where-is basis.

“Obligations” shall mean all present and future obligations, Indebtedness and liabilities of any Credit Party to Lender at any time and from time to time of every kind, nature and description, direct or indirect, secured or unsecured, joint and several, absolute and contingent, due or to become due, matured or unmatured, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, under any of the Loan Documents or under applicable Law including all applicable fees, charges, expenses and all amounts paid or advanced by Lender on behalf of or for the benefit of any Credit Party for any reason at any time, including in each case obligations of performance as well as obligations of payment and interest that accrue after the commencement of any proceeding under any Debtor Relief Law by or against any such Person.

“Operating Account” shall mean a deposit account established and maintained in a Borrower’s name, which (i) is used to receive Advances or for such Borrower’s operating disbursements, and (ii) does not receive Account collections or any other Collateral proceeds.

“Organizational Documents” shall mean, with respect to any Person other than a natural person, the documents by which such Person was organized (such as a certificate of incorporation, certificate of limited partnership or articles of organization, and including any certificates of designation for preferred Equity Interests) and which relate to the internal governance of such Person (such as bylaws, a partnership agreement or an operating, limited liability company or members agreement), including any and all shareholder agreements or voting agreements relating to the Equity Interests of such Person.

“Permit” shall mean all governmental licenses, authorizations, provider numbers, supplier numbers, registrations, permits, drug or device authorizations and approvals, certificates, franchises, qualifications, accreditations, consents and approvals of a Credit Party required under all applicable Laws and required for such Credit Party in order to carry on its business as now conducted, including Healthcare Permits.

“Permitted Affiliates” shall mean the entities set forth on Schedule 7.6.

“Permitted Contest” shall mean, with respect to any tax obligation or other obligation allegedly or potentially owing from any Borrower or its Subsidiary to any governmental tax authority or other third party, a contest maintained in good faith by appropriate proceedings promptly instituted and diligently conducted and with respect to which such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made on the books and records and financial statements of the applicable Credit Party(ies); provided, however, that (a) compliance with the obligation that is the subject of such contest is effectively stayed during such challenge; (b) Borrowers’ and their Subsidiaries’ title to, and its right to use,

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Exhibit 10.1

the Collateral is not adversely affected thereby and Lender’s Lien and priority on the Collateral are not adversely affected, altered or impaired thereby; (c) Borrowers have given prior written notice to Lender of a Borrower’s or its Subsidiary’s intent to so contest the obligation; (d) the Collateral or any part thereof or any interest therein shall not be in any danger of being sold, forfeited or lost by reason of such contest by Borrowers or its Subsidiaries; (e) Borrowers have given Lender notice of the commencement of such contest and upon request by Lender, from time to time, notice of the status of such contest by Borrowers and confirmation of the continuing satisfaction of this definition; (f) a final determination of such contest could not result in Lender’s Lien and its priority on the Collateral being adversely affected, altered or impaired; and (g) upon a final determination of such contest, Borrowers and its Subsidiaries shall promptly comply with the requirements thereof.

“Permitted Contingent Obligations” means (a) Contingent Obligations under or permitted by the Loan Documents; (b) Contingent Obligations resulting from endorsements for collection or deposit in the ordinary course of business; (c) Contingent Obligations incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds and other similar obligations; (d) Contingent Obligations arising with respect to indemnification obligations in the ordinary course of business, (e) Contingent Obligations existing or arising in connection with any security deposit for the sole purpose of securing a lease of real property; (f) the Earn-Out,

(g) Contingent Obligations listed on Schedule 7.2(b), (h) customary indemnifications agreements in favor of officers and directors, and (i) other Contingent Obligations not permitted by clauses (a) through (h) above, not to exceed $25,000 in the aggregate at any time outstanding.

“Permitted Discretion” shall mean a determination made by Lender in good faith and in the exercise of reasonable business judgment.

“Permitted Indebtedness” shall mean: (i) Indebtedness under the Loan Documents, (ii) Capitalized Lease Obligations and secured only by the Equipment being leased pursuant to such Capitalized Lease Obligations and accessions and attachments thereto and products and proceeds thereof; (iii) a purchase-money obligations, as defined in Section 9-103(a) of the UCC, provided that the aggregate amount thereof outstanding at any time shall not exceed $10,000, (iv) Indebtedness in connection with advances made by any direct or indirect holder of an Equity Interest in any Borrower in order to cure any Default of the financial and loan covenants set forth on Annex I; provided, however, that such Indebtedness shall be on an unsecured basis, subordinated in right of repayment and remedies to all of the Obligations and to all of Lender’s rights and in form and substance reasonably satisfactory to Lender; (v) accounts payable to trade creditors, other than CoreLink, LLC, not more than 120 days past due or that are subject to a Permitted Contest; (vi) accounts payable to CoreLink, LLC not more than 90 days past due or that are subject to a Permitted Contest, (vii) borrowings incurred in the ordinary course of business and not exceeding $10,000 individually or in the aggregate outstanding at any one time; provided, however, that such Indebtedness shall be on an unsecured basis, subordinated in right of repayment and remedies to all of the Obligations and to all of Lender’s rights and in form and substance satisfactory to Lender; (viii) Indebtedness in the form of insurance premiums financed through the applicable insurance company; (ix) Indebtedness outstanding on the date of this Agreement and set forth on Schedule 7.2(a) (but not including any refinancings, extensions, increases or amendments to such Indebtedness other than extensions to the maturity thereof without any other

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Exhibit 10.1

change in terms); (x) Indebtedness of Borrowers under corporate credit cards through and including December 15, 2021, (xi) Subordinated Debt, and (xii) any other Indebtedness to which Lender may expressly consent in writing prior to its incurrence, which consent shall be in the sole discretion of Lender. Notwithstanding the foregoing, Borrower shall incur no Indebtedness if the incurrence of such Indebtedness will, directly or indirectly, cause a Default or an Event of Default under this Agreement. Borrowers shall not make prepayments on an existing or future Indebtedness to any Person other than to Lender or to the extent specifically permitted by this Agreement or any subsequent agreement between Borrower and Lender.

“Permitted Liens” shall mean: (a) deposits or pledges of cash to secure obligations under worker’s compensation, social security or similar laws, or under unemployment insurance (but excluding Liens arising under ERISA, or, with respect to any Pension Plan or Multiemployer Plan, the Code) pertaining to a Borrower’s or its Subsidiary’s employees, if any; (b) deposits or pledges of cash to secure bids, tenders, contracts (other than Indebtedness for borrowed money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of business; (c) carrier’s, warehousemen’s, mechanic’s, workmen’s, materialmen’s or other like Liens on Collateral, other than any Collateral which is part of the Borrowing Base, arising in the ordinary course of business with respect to obligations which are not overdue by more than 30 days, or which are being contested pursuant to a Permitted Contest;

(d)Liens on Collateral, other than Accounts, for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or the subject of a Permitted Contest; (e) attachments, appeal bonds, judgments and other similar Liens on Collateral other than Accounts, for sums not exceeding $100,000 (to the extent not paid or covered by insurance as to which the relevant insurance company has not denied coverage) in the aggregate arising in connection with court proceedings; provided, however, that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are the subject of a Permitted Contest; (f) Liens and encumbrances in favor of Lender under the Loan Documents; (g) Liens on Collateral, other than Collateral which is part of the Borrowing Base, existing on the date hereof and set forth on Schedule 7.3; (h) Liens on Borrowers’ accounts derived from Inventory consigned or sold by CoreLink, LLC to CPM, (i) any Lien on any Equipment (and accessions and attachments thereto and products and proceeds thereof) securing Indebtedness permitted under subpart (i) or (iii) of the definition of Permitted Indebtedness, provided, however, that such Lien attaches concurrently with or within thirty (30) days after the acquisition thereof, (j) easements, rights of way, restrictions (including zoning restrictions), covenants, encroachments, and other similar real estate charges or encumbrances, minor defects or irregularities in title and other similar real estate Liens, in each case solely affecting real property, none of which, individually or collectively, (a) interfere in any material respect with the ordinary conduct of the business of Borrower or any Subsidiary thereof or (b) materially or adversely affect the value of the real property; (k) leases, subleases, licenses or sublicenses of the assets or properties of Borrower or Subsidiary, in each case entered into in the ordinary course of Borrower or Subsidiary and not interfering in any material respect with the business of Borrower or any Subsidiary thereof; (l) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and cash equivalents on deposit in one or more accounts maintained by any Borrower or Subsidiary, in each case in the ordinary course of business in favor of any bank or other financial institutions with which such accounts are maintained, securing solely customary amounts owing to such bank or financial institution with respect to cash management and operating account arrangements; (m) Liens consisting of precautionary filings of

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Exhibit 10.1

UCC financing statements filed with respect to operating leases permitted hereunder and any interest of title of a lessor under any operating lease permitted hereunder; and (n) non-exclusive licenses of Intellectual Property granted in the ordinary course of business, (o) any interest or title of a lessor or sublessor under any lease not prohibited by this Agreement, (p) Liens on insurance policies and the proceeds thereof securing insurance premium financings permitted under this Agreement, and (q) any other Liens to which Lender may expressly consent in writing, which consent shall be in the sole discretion of Lender.

“Permitted Modifications” shall mean (a) such amendments or other modifications to a Borrower’s or Subsidiary’s Organizational Documents as are required under this Agreement or by applicable Law and fully disclosed to Lender within thirty (30) days after such amendments or modifications have become effective, and (b) such amendments or modifications to a Borrower’s or Subsidiary’s Organizational Documents (other than those involving a change in the name of a Borrower or Subsidiary or involving a reorganization of a Borrower or Subsidiary under the laws of a different jurisdiction) that would not adversely affect the rights and interests of Lender and fully disclosed to Lender within thirty (30) days after such amendments or modifications have become effective.

“Person” shall mean any natural person, corporation, limited liability company, professional association, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any Governmental Authority or any other entity of whatever nature.

“Primary Warehouse” means that certain warehouse located at 1565 North Central Expressway, Suite 200, Richardson, TX 75080.

“Prime Rate” shall mean a fluctuating interest rate per annum equal at all times to the rate of interest announced, from time to time, within Wells Fargo Bank at its principal office in San Francisco as its “prime rate,” with the understanding that the “prime rate” is one of Wells Fargo Bank’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo Bank may designate; provided that Lender may, upon prior written notice to Borrowers, choose a reasonably comparable index or source to use as the basis for the Prime Rate, and further provided, that in no event shall the Prime Rate be lower than such rate as in effect as of the Closing Date, and further provided, that each change in the fluctuating interest rate shall take effect simultaneously with the corresponding change in the Prime Rate.

“Related Property” shall mean, with respect to each Account, the following: (i) all records of any nature evidencing or related to the Account, including contracts, invoices, charges slips, credit memoranda, notes and other instruments and other documents, books, records and other information (including computer data) (ii) all security interests or liens and property subject thereto from time to time purporting to secure payment of such Account, whether pursuant to the contract related to such Account or otherwise, including all rights of stoppage in transit, replevin, reclamation, Supporting Obligations and Letter of Credit Rights, and all claims of lien filed or held by Borrowers on personal property; (iii) all rights to any Goods whose sale gave rise to such

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Exhibit 10.1

Account, including returned or repossessed Goods; (iv) all Instruments, Documents, Chattel Paper and General Intangibles arising from, related to or evidencing such Account; (v) all UCC financing statements covering any collateral securing payment of such Account; (vi) all guaranties and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Account whether pursuant to the contract related to such Account or otherwise; and (vii) all proceeds and amounts received or receivable arising from any of the foregoing.

“Revolving Facility Termination” shall mean any of the following:

a.	a termination of the Revolving Facility by any Borrower under Section 11.1;

b.any other voluntary or involuntary prepayment in full of the Obligations by any Borrower or any other Person occurs (other than reductions to zero of the outstanding balance of the Revolving Facility resulting from the ordinary course operation of the provisions of Section 2.5), whether by virtue of Lender’s exercising its right of set-off or otherwise;

c.Lender demands or Borrowers are otherwise required to make payment in full of the Obligations upon the occurrence of an Event of Default in accordance with this Agreement;

d.Lender terminates its obligations to make Advances hereunder upon the occurrence of an Event of Default in accordance with this Agreement; or

e.any payment reduction or reduction of the outstanding balance of the Revolving Facility is made during a bankruptcy, reorganization or other proceeding or is made pursuant to any plan of reorganization or liquidation or any Debtor Relief Law.

“Revolving Loan” shall mean the aggregate of the loans made pursuant to Section 2.1(a).

“Revolving Loan Limit” shall mean, at any time, the lesser of (a) the Facility Cap and (b) eighty-five percent (85%) the Borrowing Base.

“Software Interface Fee” shall have the meaning assigned to the term in Section 3.5.

“Subordination Agreement” shall mean each agreement between Lender and another creditor of a Borrower, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof, pursuant to which Indebtedness or other obligations owing from a Borrower or the Liens securing such Indebtedness granted by a Borrower to such creditor are subordinated in any way to the Obligations and the Liens created under the Loan Documents, the terms and provisions of such Subordination Agreements to have been agreed to by and be acceptable to Lender in the exercise of its sole discretion, which may include requirements that the Subordinated Debt (i) not mature prior to the end of the Term, and (ii) not require any payment other than interest during the Term, and (iii) will receive no payments following an Event of Default.

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Exhibit 10.1

“Subordinated Debt” means the Subordinated Notes, the Earn-Out and any other Indebtedness of Borrowers that is subordinated to the Obligations pursuant to a Subordination Agreement and that otherwise contains terms and conditions satisfactory to Lender.

“Subordinated Notes” means the collective reference to (a) the Promissory Note dated May 6, 2020, executed by Fuse and payable to the order of NC 143 Family Holdings, LP in the original principal amount of $180,000, (b) the Promissory Note dated May 6, 2020, executed by Fuse and payable to the order of Reeg Medical Industries, Inc. in the original principal amount of

$20,000, (c) the Promissory Note dated October 19, 2016, executed by Fuse and payable to the order of NC 143 Family Holdings, LP in the original principal amount of $50,000, (d) the Amended and Restated Promissory Note dated October 19, 2016, executed by Fuse and payable to the order of NC 143 Family Holdings, LP in the original principal amount of $50,000, and (e) the Amended and Restated Promissory Note dated October 19, 2016, executed by Fuse and payable to the order of Reeg Medical Industries, Inc. in the original principal amount of $50,000.

“Subsidiary” shall mean (i) as to a Borrower, any Person in which more than fifty percent (50%) of all Equity Interests is owned directly or indirectly by such Borrower through one or more of its Subsidiaries, and (ii) as to any other Person, any Person in which more than fifty percent (50%) of all Equity Interests is owned directly or indirectly by such Person through one or more of such Person’s Subsidiaries. Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of a Borrower.

“Test Period” shall have the meaning assigned to that term in Annex I.

“Term” shall mean the period commencing on the date set forth on the first page hereof and ending on January 1, 2025.

“Termination Date” shall mean the earlier to occur of (a) the end of the Term, (b) any date on which Lender accelerates the maturity of the Loans pursuant to Article VIII, or (c) the termination date stated in any notice of termination of this Agreement provided by Borrowers in accordance with Section 11.1.

“Termination Fee” shall mean one percent (1.0%) of the Facility Cap if a Revolving Facility Termination occurs before the end of the Term. The Termination Fee is an “Obligation,” as that term is defined herein.

“UCC” and “Uniform Commercial Code” shall mean the Uniform Commercial Code of the State of New York or of any other state the laws of which are required to be applied in connection with the perfection of security interests in any Collateral.

“United States” and “U.S.” shall mean the United States of America.

“Unused Line Fee” shall have the meaning assigned to the term in Section 3.2.

“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election

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Exhibit 10.1

of directors (or persons performing similar functions) of such Person, even though the right to so vote has been suspended by the happening of such contingency.

1.3	Other Definitional and Interpretative Provisions

References in this Agreement to “Articles”, “Sections”, “Annexes”, “Exhibits”, or “Schedules” shall be to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement unless otherwise specifically provided. Any term defined herein may be used in the singular or plural. “Include”, “includes” and “including” shall be deemed to be followed by “without limitation”. Except as otherwise specified or limited herein, references to any Person include the successors and assigns of such Person. References “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including”, respectively. Unless otherwise specified herein, the settlement of all payments and fundings hereunder between or among the parties hereto shall be made in lawful money of the United States and in immediately available funds. Unless otherwise specified herein, all amounts (including, for the avoidance of doubt, for purposes of calculating the Borrowing Base) shall be calculated in Dollars. References to any statute or act shall include all related current regulations and all amendments and any successor statutes, acts and regulations. All amounts used for purposes of financial calculations required to be made herein shall be without duplication. References to any statute or act, without additional reference, shall be deemed to refer to federal statutes and acts of the United States. References to any agreement, instrument or document shall include all schedules, exhibits, annexes and other attachments thereto. As used in this Agreement, the meaning of the term “material” or the phrase “in all material respects” is intended to refer to an act, omission, violation or condition which reflects or could reasonably be expected to result in a Material Adverse Effect. All references herein to times of day shall be references to daylight or standard time, as applicable, in New York City. Unless the context requires otherwise, any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein),

1.4	Time is of the Essence

Time is of the essence in Borrowers’ and each other Credit Party’s performance under this Agreement and all other Loan Documents.

II.	ADVANCES, PAYMENT AND INTEREST

2.1	Advances

(a)Subject to the provisions of this Agreement, Lender shall make Advances to Borrowers under the Revolving Facility from time to time during the Term, and not more than once per each week unless agreed to by Lender and subject to the processing fees set forth in Section 2.4; provided that, notwithstanding any other provision of this Agreement (but subject to the provisions of this Section 2.1(a)), the principal amount at any one time outstanding under the Revolving Facility shall not exceed the Revolving Loan Limit. The Revolving Facility is a revolving credit facility, which may be drawn, repaid and redrawn, from time to time as permitted under this Agreement. Any determination as to whether there is availability within the Borrowing

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Exhibit 10.1

Base for Advances shall be made by Lender in its Permitted Discretion and is final and binding upon Borrowers. Unless otherwise permitted by Lender, each Advance requested by Borrowers shall be in an amount of at least $25,000. Subject to the provisions of this Agreement, Borrowers may request Advances under the Revolving Facility up to and including the Availability. Lender may, in Lender’s sole discretion, withhold from Advances made to Borrowers such amounts as may be necessary to pay interest on the Revolving Facility and other Obligations hereunder, and Lender shall identify any such withholds on the applicable Borrowing Certificate prior to its execution by Borrowers. In addition, Advances under the Revolving Facility automatically may, in the discretion of Lender, be made for the payment of interest on the Revolving Facility and other Obligations on the date when due to the extent of Availability and as provided for herein. Lender shall identify any such Advances on the monthly interest statements provided to Borrowers under Section 2.2(b).

(b)Lender has established the eighty-five percent (85%) advance rate for purposes of determining the Revolving Loan Limit. Lender shall have the right to establish and readjust from time to time, in its Permitted Discretion, reserves (without duplication of other reserves) against the Borrowing Base, which reserves shall have the effect of reducing the amounts otherwise eligible to be disbursed to Borrowers under the Revolving Facility pursuant to this Agreement.

(c)The Facility Cap may, at Borrowers’ request and with the consent of Lender, which consent shall be in the Lender’s sole discretion, be increased in increments of

$250,000. In the event that the Facility Cap is increased, Borrowers shall pay to Lender a Facility Fee in an amount equal to one percent (1.0%) of the amount by which the Facility Cap is increased.

(d)Lender may in its sole discretion make one or more Advances in excess of Availability. The making of any Advance(s) in excess of Availability shall not be deemed an acknowledgement that any additional such Advance(s) will be made or may be required to be made; nor shall any such Advance(s) be deemed to establish any course of conduct, waiver, or estoppel that would obligate Lender to make any further such Advance or prevent Lender from treating Borrowers’ failure to repay such Advance(s) as a Default or an Event of Default. Each time an Advance causes the principal balance under the Revolving Facility to exceed the Availability (whether because of an intentional Advance in excess of Availability or a reduction in the Borrowing Base or otherwise), Lender may charge an over-advance fee of ten percent (10%) of the amount by which the principal balance exceeds the Availability as a result of such Advance such excess is not paid in accordance with Section 2.7. Such over-advance fee shall be in addition to any other fees, charges or other provisions that may increase the Applicable Rate of interest hereunder and the assessment or collection of such over-advance fee shall not, unless Lender specifically agrees in writing to the contrary, prevent Lender from considering any such over- advance arising from a reduction in the Borrowing Base, or the circumstances giving rise to any over advance, from being a Default or an Event of Default. The over-advance fee shall be paid on the first Business Day of each week if the amount outstanding hereunder is in excess of the Availability at any time during the immediately preceding week.

(e)Borrowers may request from time to time certain otherwise non-Eligible Receivables to be included as Eligible Receivables for purposes of calculating Availability. If after underwriting such non-Eligible Receivables, Lender determines in its sole discretion to include

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Exhibit 10.1

them as Eligible Receivables, Borrowers shall pay to Lender an additional underwriting fee in an amount equal to two percent (2%) of the Borrowing Base attributable to such non-Eligible Receivables at such time as such Accounts are included in the Borrowing Base. Payment of such additional underwriting fee shall be made, at the discretion of Lender: (i) by application of available funds in the Concentration Account pursuant to Section 2.5, (ii) by application of Advances under the Revolving Facility pursuant to this Section 2.1, or (iii) upon two Business Days’ notice, directly by Borrowers. In addition, Lender may, in its sole discretion require an amendment to this Agreement including additional representations, warranties or covenants, as a condition for including such non-Eligible Receivables as Eligible Receivables.

2.2	Evidence of Obligations; Maturity

(a)Lender shall maintain, in accordance with its usual practice, electronic or written records evidencing the outstanding Obligations to Lender, including the amounts of principal, interest, fees and other amounts payable and paid to Lender from time to time under this Agreement.

(b)The entries made in the electronic or written records maintained pursuant to subsection (a) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Lender to maintain such records or any error therein shall not in any manner affect Borrowers’ obligation to repay the Obligations in accordance with their terms. Subject to the foregoing, Advances under the Revolving Facility may also be evidenced by a promissory note, payable to the order of Lender, duly executed and delivered by Borrowers and dated as of the date hereof, evidencing Borrowers’ aggregate indebtedness to Lender resulting from Advances under the Revolving Facility, from time to time. Lender hereby is authorized, but is not obligated, to enter the amount of each Advance under the Revolving Facility and the amount of each payment or prepayment principal or interest thereon in the appropriate spaces on the reverse of or on an attachment to the promissory note. Lender shall account to Borrowers on a monthly basis with a statement of Advances under the Revolving Facility, the amounts outstanding hereunder, and charges and payments made pursuant to this Agreement, and in the absence of manifest and demonstrable error, such accounting rendered by Lender shall be deemed final, binding and conclusive unless Lender is notified by Borrowers in writing to the contrary within thirty (30) days of Borrowers’ receipt of each accounting, which notice shall be deemed an objection only to items specifically objected to therein.

(c)All amounts outstanding hereunder and other Obligations shall be due and payable in full, if not earlier in accordance with this Agreement, on the Termination Date.

2.3	Interest

Interest shall accrue daily on the principal amount outstanding from time to time hereunder at a rate per annum equal to the Prime Rate plus the Applicable Margin calculated on the basis of a 360-day year and adjusted for the actual number of days elapsed in each interest calculation period. Interest shall be payable by Borrowers monthly in arrears but in no event later than the first day of each calendar month, commencing January 1, 2022. Interest payments shall, at the discretion of the Lender, be made (i) by application of funds in the Concentration Account as set forth in Section 2.5, (ii) by an Advance on the Revolving Facility, as set forth in Section 2.1,

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Exhibit 10.1

without any further action by Borrowers, or (iii) upon two Business Days’ notice, directly by Borrowers. Interest shall continue to accrue on the principal amount outstanding from time to time until the payment in full in cash of the Obligations and termination of this Agreement. Any accrued but unpaid interest shall be added to the Obligations and increase the principal amount outstanding hereunder on the first Business Day of each month.

2.4Revolving Facility Disbursements; Requirement to Deliver Borrowing Certificate

So long as no Default or Event of Default shall have occurred and be continuing, Borrowers may give Lender written notice requesting an Advance under the Revolving Facility by delivering to Lender not later than 11:00 a.m. (New York City time) at least two but not more than four Business Days before the proposed borrowing date of such requested Advance (the “Borrowing Date”), a completed Borrowing Certificate and relevant supporting documentation satisfactory to Lender in its Permitted Discretion, which shall (i) specify the proposed Borrowing Date of such Advance which shall be a Business Day, (ii) specify the principal amount of such requested Advance, and (iii) certify the matters specified therein. In the event that Borrowers do not request an Advance during any two consecutive calendar weeks, Borrowers shall, on the last Business Day of the second such week (and more frequently if Lender shall so request) and thereafter every five (5) Business Days until the Obligations are paid in cash in full and this Agreement is terminated, deliver to Lender a completed Borrowing Certificate. On each Borrowing Date, Borrowers authorize Lender to disburse the proceeds of the requested Advance to the account(s) as set forth on Schedule 2.4 (or to such other account as to which Borrowers shall expressly instruct Lender in writing), in all cases for credit by the recipient of such proceeds to the appropriate Borrower, via Federal funds wire transfer no later than 4:00 p.m. (New York City time); provided, however, if any amounts are then due to Lender on account of any interest, fees or expense reimbursements pursuant to the Loan Documents at the time such Advance is requested, Lender is authorized (but not required) to identify such liabilities on the Borrowing Certificate prior to Borrowers’ execution thereof and to reduce the proceeds to Borrowers with respect to such Advance by the amount of such interest, fees or expense reimbursements and to retain such amounts as payment of such interest, fees or expense reimbursements. It is understood and agreed that Lender shall have no responsibility for the application of proceeds disbursed pursuant to Schedule 2.4 and such proceeds so disbursed shall be deemed to have been disbursed to the Borrower entitled thereto. Lender shall charge a processing fee of $150.00 for the first Advance each calendar week and $450.00 for each additional Advance during such calendar week. In the event that the written notice by Borrowers requesting an Advance under the Revolving Facility does not comply with the foregoing requirements within the timing parameters set forth above, Lender is under no obligation to provide the requested Advance. If, however, Lender nonetheless determines to provide the requested Advance, Lender may charge Borrowers an irregular Advance fee of one percent (1%) of the amount of such requested Advance. Such irregular Advance fee shall be paid, at the discretion of Lender: (i) by application of available funds in the Concentration Account pursuant to Section 2.5, (ii) by application of Advances under the Revolving Facility pursuant to Section 2.1, or (iii) upon two Business Days’ notice, directly by Borrowers.

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Exhibit 10.1

2.5Revolving Facility Collections; Repayment; Borrowing Availability and Controlled Deposit Accounts

(a)Each Borrower shall establish and maintain at a Collection Bank and at Borrowers’ expense:

(i)a Commercial Deposit Account, which shall be subject to a blocked deposit account control agreement between such Borrower, Lender and a Collection Bank; and

(ii)an Operating Account, which shall be subject to a springing deposit account control agreement between such Borrower, Lender and a Collection Bank.

(b)The Control Agreements on each Commercial Deposit Account shall instruct the Collection Bank to transfer, on each Business Day, all funds on deposit therein to (i) a deposit account established and maintained by Lender or an Affiliate of Lender at such bank as Lender may communicate to the Collection Bank from time to time (the “Concentration Account”), or

(ii)a master collections account established and maintained in the name of a Borrower, which is subject to a blocked deposit account control agreement between such Borrower, Lender and a Collection Bank, which causes all funds on deposit in such master collections account to be transferred to the Concentration Account on each Business Day.

(c)Each Borrower hereby agrees to direct and cause each payor of such Borrower’s other Accounts and Collateral to remit all payments with respect thereto to its Commercial Deposit Account. Borrowers further agree not to (A) change such directives to payors without the prior written consent of Lender, (B) terminate any Controlled Deposit Account or Control Agreement, and (C) terminate or modify, or attempt to terminate or modify, the standing transfer order in any Controlled Deposit Agreement.

(d)Borrowers hereby acknowledge and agree that any violation of this Section 2.5 would be an Event of Default hereunder, would cause irreparable harm to the Lender for which there would be no adequate remedy at law, and agree and consent to entry of an order by a court of competent jurisdiction granting the Lender specific performance of the terms and provisions of this Agreement as to Borrowers. At the request of Lender, Borrowers shall also enter into a lockbox agreement with the Collection Bank providing for the receipt of deposits at an address specified in such lockbox agreement and the deposit of funds received at such address to the applicable Controlled Deposit Account.

(e)To the extent that any Account collections or any other cash payments received by a Borrower or an Affiliate of a Borrower are not sent directly to the appropriate Controlled Deposit Account, such collections and proceeds shall be held in trust for the benefit of the Lender and immediately remitted (and in any event within one (1) Business Day), in the form received (or, with respect to cash, by check or wire transfer), to the appropriate Controlled Deposit Account for immediate transfer to the Concentration Account. Borrowers acknowledge and agree that compliance with the terms of this Section 2.5 is an essential term of this Agreement, and that, in addition to and notwithstanding any other rights Lender may have hereunder under any other Loan Document, under applicable Law or equity, upon each and every failure by any Borrower or any Affiliates of any Borrower to cause collections with respect to Accounts to be deposited into the

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Exhibit 10.1

appropriate Controlled Deposit Account as set forth in this Section 2.5, Lender shall be entitled to assess Borrowers with a non-compliance fee in an amount equal to ten percent (10%) of the amount of such collections; provided that such non-compliance fee shall be in addition to any other fees, charges or other provisions that may increase the Applicable Rate of interest hereunder and the assessment or collection of such non-compliance fee shall not, unless Lender specifically agrees in writing to the contrary, prevent Lender from considering any such non-compliance to be a Default or an Event of Default.

(f)For purposes of calculating interest, all funds transferred to the Lender’s Concentration Account shall be subject to a three (3) Business Day clearance period and all interest accruing on such funds during such clearance period shall accrue for the benefit of Lender. All funds transferred to the Concentration Account shall be applied to reduce the Obligations hereunder in the following order of priority: (i) payment of any fees and expense reimbursements due to Lender under the Loan Documents, (ii) any of Borrowers’ Obligations not included in items

(iii)and (iv) below, (iii) to any interest then due and owing hereunder, and (iv) to the principal amount outstanding hereunder. For purposes of determining Availability, all funds transferred to the Concentration Account in accordance with this Section shall be applied in accordance with the foregoing sentence as of the date of the transfer.

(g)If there is a positive balance in favor of Borrowers in the Concentration Account, such positive balance shall not accrue interest in favor of Borrowers, but shall be available to Borrowers in accordance with the terms of this Agreement.

(h)At all times, Borrowers and their Affiliates shall direct all collections or proceeds it receives on Accounts or from other Collateral to the account(s) and in the manner specified by Lender in its Permitted Discretion so long as any amounts are outstanding under the Revolving Facility.

(i)Borrowers shall provide Lender with all information (including user identifications and passwords) necessary for Lender to have online view-only access to all information regarding each Borrower’s deposit accounts.

(j)As of the date of this Agreement, Schedule 2.5 identifies each Borrower’s deposit accounts, the depository bank at which such accounts are maintained, the type of Control Agreements on such accounts (if any), and the second lien secured party to such Control Agreements (if any).

2.6	Promise to Pay; Manner of Payment

Borrowers promise to pay principal, interest and all other amounts payable hereunder, or under any other Loan Document, without any right of rescission and without any deduction whatsoever, including any deduction for any setoff, counterclaim or recoupments, and notwithstanding any damage to, defects in or destruction of the Collateral or any other event, including obsolescence of any property or improvements. Unless paid in accordance with Section 2.5, all payments made by Borrowers (other than payments automatically paid through Advances under the Revolving Facility as provided herein), shall be made only by wire transfer on the date when due, without offset or deduction for counterclaim, in Dollars, in immediately available funds

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Exhibit 10.1

to such account as may be indicated in writing by Lender to Borrowers from time to time. Any such payment received after 4:00 p.m. (New York City time) on the date when due shall be deemed received on the following Business Day. Whenever any payment hereunder shall be stated to be due or shall become due and payable on a day other than a Business Day, the due date thereof shall be extended to, and such payment shall be made on, the next succeeding Business Day, and such extension of time in such case shall be included in the computation of payment of any interest (at the interest rate then in effect during such extension) or fees, as the case may be.

2.7	Repayment of Excess Advances

Subject to the following sentence, any balance of Advances under the Revolving Facility outstanding at any time in excess of the Revolving Loan Limit shall be immediately due and payable by Borrowers upon demand (or, if such overadvance was created as a result of Lender’s adjustment of the advance rates for Availability or eligibility criteria, then within five (5) Business Days, unless such adjustment by Lender was the result of any misrepresentation or fraud of a Borrower, in which case there shall be no grace period and any such overadvance shall be immediately due and payable), whether or not a Default or Event of Default has occurred or is continuing and shall be paid in the manner specified in Section 2.6. Notwithstanding the foregoing, if Lender intentionally makes an Advance that is in excess of Availability, such Advance shall be repaid within five (5) Business Days of a demand for repayment or when it is otherwise required to be repaid pursuant to other Sections of this Agreement.

2.8	Payments by Lender

Should any amount, interest or other Obligation required to be paid under any Loan Document remain unpaid after it is due and payable and after the expiration of any cure period, if applicable, such amount may be paid by Lender, which payment shall be deemed a request for an Advance under the Revolving Facility as of the date such payment is due, and Borrowers irrevocably authorize disbursements of any such funds to Lender by way of direct payment of the relevant amount, interest or other Obligations. No payment or prepayment of any amount by Lender or any other Person shall entitle any Person to be subrogated to the rights of Lender under any Loan Document unless and until the Obligations have been fully performed and paid in cash and this Agreement has been terminated. Any sums expended by Lender as a result of any Borrower’s or any Guarantor’s failure to pay, perform or comply with any Loan Document or any of the Obligations may be charged to Borrowers’ account as an Advance under the Revolving Facility and added to the Obligations and thereby increase the principal amount outstanding hereunder. Lender shall provide Borrowers with prompt written notice of any disbursements or expenditures by Lender pursuant to this Section.

2.9	Grant of Security Interest; Collateral

(a)To secure the payment and performance of the Obligations, and without limiting any grant of any Lien and security interest in any other Loan Document, each Borrower hereby grants to Lender a continuing security interest in and Lien upon, and pledges to Lender, all of its right, title and interest in and to the following, whether now owned or hereafter created, acquired or arising and wherever located (collectively and each individually, the “Collateral”):

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Exhibit 10.1

(i)	all Accounts and Related Property;

(ii)	all of Borrower’s deposit accounts;

(iii)	all Books and Records, whether or not related to any Collateral;

(iv)all of Borrower’s other personal property and fixtures, including all Goods, Inventory, Equipment, furniture, General Intangibles (including payment intangibles and software), Chattel Paper (whether tangible or electronic), Supporting Obligations, Investment Property, Financial Assets, Documents, Instruments (including any Promissory Notes), Securities, Securities Accounts, contract rights or rights to payment of money, leases, Permits, license agreements, franchise agreements, Commercial Tort Claims, Equity Interests in direct and indirect subsidiaries, machinery, cash, Letter-of-Credit Rights (whether or not the letter of credit is evidenced by a writing), Intellectual Property, copyrights, trademarks, patents, and tradestyles; and

(v)any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, Proceeds and insurance proceeds of any or all of the foregoing.

(b)Each Borrower authorizes the Lender to file or record financing statements and other filing or recording documents or instruments with respect to the Collateral in such form and in such offices as the Lender determines appropriate to perfect the security interests of the Lender under this Agreement. Each Borrower authorizes the Lender to use collateral descriptions such as “all personal property” or “all assets” in each case “whether now owned or hereafter acquired”, or using words of similar import.

(c)Upon the execution and delivery of this Agreement, and upon the proper filing of the necessary financing statements without any further action, Lender will have a good, valid and perfected first priority Lien and security interest in all Collateral which may be perfected by the filing of financing statements, subject to no transfer or other restrictions or Liens of any kind in favor of any other Person except for Permitted Liens. No financing statement relating to any of the Collateral is on file in any public office except those (i) on behalf of Lender, or (ii) in connection with Permitted Liens.

2.10	Collateral Administration

(a)All Collateral (except funds required to be deposited in the Controlled Deposit Accounts) will at all times be kept by Borrowers at the locations set forth on Schedule 5.17B (including warehouses) hereto and shall not, without concurrent written notice to Lender, be moved therefrom and in any case shall not be moved outside the continental United States.

(b)Borrowers shall in all material respects keep accurate and complete records of their Accounts and all payments and collections thereon and shall submit such records to Lender on such periodic basis as Lender may request. After the occurrence and during the continuance of an Event of Default, and upon Lender’s request, Borrowers shall execute and deliver to Lender formal written assignments of all of their Accounts weekly or daily as Lender may request, including all

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Exhibit 10.1

Accounts created since the date of the last assignment, together with copies of claims, invoices or other information related thereto. To the extent that collections from such assigned Accounts exceed the amount of the Obligations, such excess amount shall not accrue interest in favor of Borrowers, but shall be available to Borrowers upon Borrowers’ written request.

(c)Any of Lender’s officers, employees, representatives or agents shall have the right, at any time during normal business hours upon reasonable prior notice to Borrowers, to verify the validity, amount or any other matter relating to any Accounts. Borrowers shall cooperate fully with Lender in an effort to facilitate and promptly conclude such verification.

(d)Lender shall have the right at all times after the occurrence and during the continuance of an Event of Default to notify Account Debtors owing Accounts to Borrowers that their Accounts have been assigned to Lender and to collect such Accounts directly in its own name and to charge collection costs and expenses, including reasonable attorneys’ fees, to Borrowers.

(e)As and when determined by Lender in its Permitted Discretion, Lender shall have the right to perform the searches described in clauses (i) and (ii) below against Borrowers and Guarantors (the results of which are to be consistent with Borrowers’ representations and warranties under this Agreement), at Borrowers’ reasonable expense: (i) UCC searches with the Secretary of State or local filing offices of the state where each Borrower is organized; and (ii) bankruptcy, judgment, federal, state and local tax lien and litigation searches, in each jurisdiction in which such actions, or Liens may be recorded.

(f)Borrowers (i) shall provide prompt written notice to their current bank to transfer all items, collections and remittances to the Concentration Account, (ii) shall direct each Account Debtor to make payments to the appropriate Controlled Deposit Account as set forth in Section 2.5, and Borrowers hereby authorize Lender, upon any failure to send such notices and directions within ten (10) days after the date of this Agreement (or ten (10) days after the Person becomes an Account Debtor), to send any and all similar notices and directions to such Account Debtors, and

(iii) shall do anything further that may be lawfully required by Lender to secure Lender and effectuate the intentions of the Loan Documents.

(g)As of the date of this Agreement, no Borrower has any ownership interest in any Chattel Paper (as defined in Article 9 of the UCC), letter of credit rights, commercial tort claims, Instruments, documents or Investment Property (other than Equity Interests in any Subsidiaries of such Borrower disclosed on Schedule 5.3) and Borrowers shall give notice to Lender promptly (but in any event not later than the delivery by Borrowers of the next Borrowing Certificate required pursuant to Section 2.4 above) upon the acquisition by any Borrower of any such Chattel Paper, letter of credit rights, commercial tort claims, Instruments (other than checks received in the ordinary course of business which shall be deposited in CPM’s Commercial Deposit Account in accordance with Section 2.5), documents, or Investment Property, in each case having a value in excess of $25,000. No Person other than any Lender has “control” (as defined in Article 9 of the UCC) over any deposit account, Investment Property (including Securities Accounts and Commodities Accounts), Letter of Credit Rights or electronic Chattel Paper in which any Borrower has any interest (except for such control arising by operation of law in favor of any bank or securities intermediary or commodities intermediary with whom any deposit account, Securities Account or Commodities Account of Borrowers is maintained).

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Exhibit 10.1

(h)Borrowers will conduct a physical count of the Inventory at least once per year and at such other times as Lender requests, and Borrower shall provide to Lender a written accounting of such physical count in form and substance satisfactory to Lender. Borrowers will use commercially reasonable efforts to at all times keep their Inventory in good and marketable condition. In addition to the foregoing, from time to time, Lender may require Borrowers to obtain and deliver to Lender appraisal reports in form and substance and from appraisers reasonably satisfactory to Lender stating the then current fair market values and the Net Orderly Liquidation Value of all or any portion of Inventory owned by Borrower or any Subsidiaries.

(i)Borrowers shall deliver to Lender all tangible Chattel Paper and all Instruments (other than checks received in the ordinary course of business which shall be deposited in CPM’s Commercial Deposit Account in accordance with Section 2.5) and Documents, in each case having a value in excess of $25,000, owned by any Borrower and constituting part of the Collateral duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to Lender. Borrowers shall provide Lender with “control” (as defined in Article 9 of the UCC) of all electronic Chattel Paper owned by any Borrower and constituting part of the Collateral by having Lender identified as the assignee on the records pertaining to the single authoritative copy thereof and otherwise complying with the applicable elements of control set forth in the UCC. Borrowers also shall deliver to Lender all security agreements securing any such Chattel Paper and securing any such Instruments. Borrowers will mark conspicuously all such Chattel Paper and all such Instruments and Documents with a legend, in form and substance reasonably satisfactory to Lender, indicating that such Chattel Paper and such Instruments and Documents are subject to the security interests and Liens in favor of Lender created pursuant to this Agreement and the Loan Documents.

(j)Borrowers shall deliver to Lender all letters of credit on which any Borrower is the beneficiary and which give rise to letter of credit rights owned by such Borrower which constitute part of the Collateral in each case duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance reasonably satisfactory to Lender. Borrowers shall take any and all actions as may be necessary or desirable, or that Lender may request, from time to time, to cause Lender to obtain exclusive “control” (as defined in Article 9 of the UCC) of any such letter of credit rights in a manner reasonably acceptable to Lender.

(k)Borrowers shall promptly advise Lender upon any Borrower becoming aware that it has any interests in any commercial tort claim having a value in excess of $25,000 that constitutes part of the Collateral, which such notice shall include descriptions of the events and circumstances giving rise to such commercial tort claim and the dates such events and circumstances occurred, the potential defendants with respect such commercial tort claim and any court proceedings that have been instituted with respect to such commercial tort claims, and Borrowers shall, with respect to any such commercial tort claim, execute and deliver to Lender such documents as Lender shall request to perfect, preserve or protect the Liens, rights and remedies of Lender with respect to any such commercial tort claim.

(l)No Inventory or other material Collateral shall at any time be in the possession or control of any warehouse, consignee (other than hospitals), bailee or any of Borrowers’ agents or processors without prior written notice to Lender and the receipt by Lender of a Collateral Access Agreement, except for Inventory in transit. Borrowers have notified Lender that Inventory is

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Exhibit 10.1

currently located at the locations set forth on Schedule 5.17B. Except with respect to hospitals that are in the possession of consigned Inventory of Borrowers, Borrowers shall, upon the request of Lender, notify any such warehouse, consignee, bailee, agent or processor of the security interests and Liens in favor of Lender created pursuant to this Agreement and the Loan Documents, instruct such Person to hold all such Collateral for Lender’s account subject to Lender’s instructions and shall obtain an acknowledgement from such Person that such Person holds the Collateral for Lender’s benefit.

(m)Borrower shall cause all equipment and other tangible Personal Property other than Inventory to be maintained and preserved in the same conditions, repair, and working order as when new, ordinary wear and tear excepted, and shall promptly make or cause to

(n)After the occurrence and during the continuance of an Event of Default, (a) Lender may elect to exercise any and all of the rights and remedies of each Borrower under the Permits, without any interference from any Borrower, and Borrowers shall cooperate in causing the Governmental Authorities, contractors, or purchasers and lessees to comply with all the terms and conditions of the Permits, and, (b) if and to the extent permitted by applicable Law and the terms of the Permits, Lender may, at its option, take over and enjoy the benefits of the Permits, exercise Borrowers’ rights under the Permits, and perform all acts in the same manner and to the same extent as Borrowers might do.

(o)Upon request of Lender, Borrowers shall promptly deliver to Lender any and all certificates of title, applications for title or similar evidence of ownership of all such tangible personal property (unless such certificate of title, application, similar evince of ownership or tangible personal property is subject to a Permitted Lien) and shall cause Lender to be named as lienholder on any such certificate of title or other evidence of ownership. Borrowers shall not permit any such tangible personal property to become fixtures to real estate unless such real estate is subject to a Lien in favor of Lender.

(p)Borrowers shall furnish to Lender from time to time any statements and schedules further identifying or describing the Collateral and any other information, reports or evidence concerning the Collateral as Lender may reasonably request from time to time.

2.11	Power of Attorney

Each Borrower hereby appoints Lender as its attorney-in-fact, with power (a) to perfect Lender’s security interest or lien in any Collateral, including filing financing statements, without Borrower’s signature, covering part or all of the Collateral in such jurisdictions as Lender shall determine to be advisable and (b) sign IRS Forms W-9 on behalf of Borrowers reflecting Borrowers’ address as the address of a Controlled Deposit Account established pursuant to Section

2.5 (or, at Lender’s option, the address set forth on the signature page hereof) and deliver such forms to Third-Party Payors on Accounts. The appointment of Lender as attorney-in-fact for a Borrower is coupled with an interest and is irrevocable prior to full payment in cash of all Obligations.

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Exhibit 10.1

2.12Setoff Rights

During the continuance of any Event of Default, Lender is hereby authorized by Borrowers at any time or from time to time, with reasonably prompt subsequent notice to Borrowers (any prior or contemporaneous notice being hereby expressly waived) to set off and to appropriate and to apply any and all (a) balances held by Lender or any of Lender’s Affiliates for the account of Borrowers or any of their Subsidiaries (regardless of whether such balances are then due to Borrowers or their Subsidiaries), and (b) other property at any time held or owing by Lender to or for the credit or for the account of Borrowers or any of their Subsidiaries, against and on account of any of the Obligations.

III.	FEES AND OTHER CHARGES

3.1	Facility Fee

On or before the Closing Date, Borrowers shall pay to Lender one percent (1.0%) of the Facility Cap as a nonrefundable fee. The fee payable pursuant to this Section 3.1 and the fee payable pursuant to the last sentence of Section 2.1(c) are herein collectively referred to as the “Facility Fee”.

3.2	Unused Line Fee

Borrowers shall pay to Lender monthly an unused line fee (the “Unused Line Fee”) in an amount equal to four and one-fifth basis points (i.e., 0.042%) per month of the difference derived by subtracting (i) the average daily balance under the Revolving Facility outstanding during the preceding month, from (ii) the Facility Cap. The Unused Line Fee shall be payable monthly in arrears but in no event later than the first day of each successive calendar month (starting with January 1, 2022). Payment of the Unused Line Fee shall be made, at the discretion of Lender: (i) by application of available funds in the Concentration Account pursuant to Section 2.5, (ii) by application of Advances under the Revolving Facility pursuant to Section 2.1, or (iii) upon two Business Days’ notice, directly by Borrowers. The final payment shall be prorated to the date of payment in full and shall be paid on that date as part of the Obligations.

3.3	Collateral Management Fee

Borrowers shall pay Lender as additional interest a monthly collateral management fee (the “Collateral Management Fee”) for monitoring and servicing the Revolving Facility, equal to one-fifth of one percent (0.20%) per month calculated on the basis of the average daily balance under the Revolving Facility outstanding during the preceding month. The Collateral Management Fee shall be payable monthly in arrears but in no event later than the first day of each successive calendar month (starting with January 1, 2022). Payment of the Collateral Management Fee shall be made, at the discretion of Lender: (i) by application of available funds in the Concentration Account pursuant to Section 2.5, (ii) by application of Advances under the Revolving Facility pursuant to Section 2.1, or (iii) upon two Business Days’ notice, directly by Borrowers. The final payment shall be prorated to the date of payment in full and shall be paid on that date as part of the Obligations.

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Exhibit 10.1

3.4	Early Termination Fees

Upon a Revolving Facility Termination, Borrowers shall pay Lender (in addition to the then outstanding principal, accrued interest and other Obligations (other than indemnity reimbursement obligations with respect to which no claim has been made) relating to the Revolving Facility pursuant to the terms of this Agreement and any other Loan Documents), as yield maintenance for the loss of bargain and not as a penalty, an amount equal to the applicable Termination Fee. Notwithstanding any other provision of any Loan Document, no Termination Fee as described above shall be due and payable if (i) Borrowers refinance the Obligations (in whole or in part) with Lender (which, for purposes of this Section 3.4, shall include CNH Finance Fund I, L.P. and any of its parents, subsidiaries or Affiliates), (ii) this Agreement terminates in accordance with its terms at the end of its Term, or (iii) Borrowers terminate this Agreement within 10 days after Borrowers provide written notice to Lender of a default by Lender hereunder, and such default by Lender remains uncured as of the date of such termination.

3.5	Software Interface Fee

Upon the first occurrence of an Event of Default, upon written request by Lender, Borrowers shall pay to Lender a nonrefundable fee of $5,000 for the setup and implementation of the software interface used by Lender to calculate the Borrowing Base. Payment of the setup fee shall be made, at the discretion of Lender: (i) by application of available funds in the Concentration Account pursuant to Section 2.5, (ii) by application of Advances under the Revolving Facility pursuant to Section 2.1, or (iii) upon two Business Days’ notice, directly by Borrowers.

Commencing with the first calendar month in which an Event of Default occurs, upon the written request of Lender, Borrowers shall pay Lender a monthly software interface fee (the “Software Interface Fee”) for maintaining and servicing the software interface used by Lender to calculate the Borrowing Base, equal to $1,000 per month. The Software Interface Fee shall be payable monthly in arrears but in no event later than the first day of each successive calendar month. Payment of the Software Interface Fee shall be made, at the discretion of Lender:

(i) by application of available funds in the Concentration Account pursuant to Section 2.5, (ii) by application of Advances under the Revolving Facility pursuant to Section 2.1, or (iii) upon two Business Days’ notice, directly by Borrowers. The final payment shall be prorated to the date of payment in full and shall be paid on that date as part of the Obligations.

3.6	Computation of Fees; Lawful Limits

All fees hereunder shall be computed on the basis of a year of 360 days and for the actual number of days elapsed in each calculation period, as applicable. In no contingency or event whatsoever, whether by reason of acceleration or otherwise, shall the interest and other charges paid or agreed to be paid to Lender for the use, forbearance or detention of money hereunder exceed the maximum rate permissible under applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. If, due to any circumstance whatsoever, fulfillment of any provision hereof, at the time performance of such provision shall be due, shall exceed any such limit, then, the obligation to be so fulfilled shall be reduced to such lawful limit, and, if Lender shall have received interest or any other charges of any kind which might be deemed to be interest under applicable Law in excess of the maximum lawful rate, then

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Exhibit 10.1

such excess shall be applied first to any unpaid fees and charges hereunder, then to unpaid principal balance owed by Borrowers hereunder, and if the then remaining excess interest is greater than the previously unpaid principal balance, Lender shall promptly refund such excess amount to Borrowers and the provisions hereof shall be deemed amended to provide for such permissible rate. The terms and provisions of this Section shall control to the extent any other provision of any Loan Document is inconsistent herewith.

3.7	Default Rate of Interest

Upon the occurrence and during the continuation of an Event of Default, upon written notice by Lender to Borrower, the Applicable Rate of interest in effect at such time with respect to the Obligations shall be increased by five percent (5%) per annum (the “Default Rate”). Such increase shall be in addition to any other specific charges provided for herein for noncompliance with specific provisions of this Agreement.

3.8	Acknowledgement of Joint and Several Liability

(a)Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lender under this Agreement, for the mutual benefit, directly and indirectly, of Borrowers and in consideration of the undertakings of each other Borrower to accept joint and several liability for the Obligations.

(b)Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the performance of all of the Obligations (including any Obligations arising under this Section 3.8), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of Borrowers without preference or distinction among them and that all of the representations, warranties, covenants, obligations, conditions, agreements and other terms contained in the Loan Documents shall be applicable to and be binding upon each Borrower.

(c)If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event each other Borrower will make such payment with respect to, or perform, such Obligation.

(d)The Obligations of Borrowers under the provisions of this Section 3.8 constitute the full recourse Obligations of Borrowers enforceable against each Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or the other Loan Documents or any other circumstance whatsoever as to any other Borrower.

(e)Except as otherwise expressly provided herein, each Borrower hereby waives promptness, diligence, presentment, demand, protest, notice of acceptance of its joint and several liability, notice of any and all Advances under the Revolving Facility, notice of occurrence of any Default or Event of Default (except to the extent notice is expressly required to be given pursuant to the terms of this Agreement or any of the Loan Documents), or of any demand for any payment

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Exhibit 10.1

under this Agreement, notice of any action at any time taken or omitted by Lender or under or in respect of any of the Obligations hereunder, any requirement of diligence and, generally, all demands, notices and other formalities of every kind in connection with this Agreement and other Loan Documents. Each Borrower hereby waives all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar Law now or hereafter in effect, any right to require the marshaling of Borrowers’ assets and any other entity or Person primarily or secondarily liable with respect to any of the Obligations, and all suretyship defenses generally. Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment, or place or manner for payment, compromise, refinancing, consolidation or renewals of any of the Obligations hereunder, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Lender at any time or times in respect of any default by Borrowers in the performance or satisfaction of any term, covenant, condition or provision of this Agreement and the other Loan Documents, any and all other indulgences whatsoever by Lender in respect of any of the Obligations hereunder, and the taking, addition, substitution or release, in whole or in part, of Borrowers or any other entity or Person primarily or secondarily liable for any Obligation. Each Borrower further agrees that its Obligations shall not be released or discharged, in whole or in part, or otherwise affected by the adequacy of any rights which the Lender may have against any collateral security or other means of obtaining repayment of any of the Obligations, the impairment of any collateral security securing the Obligations, including the failure to protect or preserve any rights which Lender may have in such collateral security or the substitution, exchange, surrender, release, loss or destruction of any such collateral security, any other act or omission which might in any manner or to any extent vary the risk of any Borrower, or otherwise operate as a release or discharge of any Borrower, all of which may be done without notice to Borrowers; provided, however, that the foregoing shall in no way be deemed to create commercially unreasonable standards as to Lender’s duties as secured party under the Loan Documents (as such rights and duties are set forth therein). If for any reason a Borrower has no legal existence or is under no legal obligation to discharge any of the Obligations, or if any of the Obligations have become irrecoverable from a Borrower by reason of any insolvency, bankruptcy or reorganization or by other operation of law or for any reason, this Agreement and the other Loan Documents to which it is a party shall nevertheless be binding on each other Borrower to the same extent as if such Borrower at all times had been the sole obligor on such Obligations. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of Lender, including any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable Laws thereunder which might, but for the provisions of this Section 3.8, afford grounds for terminating, discharging or relieving such Borrower, in whole or in part, from any of its obligations under this Section 3.8, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the obligations of each Borrower under this Section 3.8 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of any Borrower under this Section 3.8 shall not be diminished or rendered unenforceable by any winding up, reorganization, amalgamation, arrangement, liquidation, reconstruction or similar proceeding with respect to any other Borrower or the Lender. The joint and several liability of Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, ownership, membership, constitution or place of formation of Borrowers or the Lender. Each Borrower acknowledges and confirms that it has established its own adequate means of obtaining from each other Borrower on a continuing basis

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Exhibit 10.1

all information desired by such Borrower concerning the financial condition of each other Borrower and that each Borrower will look to each other Borrower and not to Lender for each Borrower to keep adequately informed of changes in each of the other Borrowers’ respective financial conditions.

(f)Borrowers acknowledge that all or any portion of the Obligations may now or hereafter be secured by a Lien or Liens upon Borrowers’ property. Subject to the terms of this Agreement, Lender may foreclose under all or any portion of one or more said Liens by means of judicial or nonjudicial sale or sales. Borrowers agree that Lender may exercise whatever rights and remedies it may have in respect to said security, all without affecting the liability of any Borrower hereunder, except to the extent Lender realizes payment by such action or proceeding. No election to proceed in one form of action or against any party, or on any obligation shall constitute a waiver of Lender’s right to proceed in any other form of action or against one Borrower or any other Borrower or other person, or diminish the liability of any Borrower, or affect the right of Lender to proceed against any Borrower for any deficiency, except to the extent Lender realizes payment by such action, notwithstanding the effect of such action upon a Borrower’s rights of subrogation, reimbursement or indemnity, if any, against any other Borrower or any other person.

(g)The provisions of this Section 3.8 are made for the benefit of the Lender and its permitted successors and assigns, and may be enforced by it from time to time against any or all of the Borrowers as often as occasion may arise without requirement on the part of Lender or such successor or assign first to marshal any of its claims or to exercise any of its rights against any other Borrower or to exhaust any remedies available to it against any other Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 3.8 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied (other than indemnity obligations with respect to which no claim has been made). If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 3.8 will forthwith be reinstated in effect, as though such payment had not been made.

(h)Each Borrower hereby agrees that it will not enforce any of its rights of reimbursement, contribution, subrogation or the like against any other Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to Lender with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been satisfied (other than indemnity reimbursement obligations with respect to which no claim has been made). Any claim which any Borrower may have against any other Borrower with respect to any payments to Lender hereunder or under other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to a Borrower, its debts, or its assets, whether voluntary or involuntary, all such Obligations (other than indemnity and reimbursement obligations with respect to which no claim has been made)

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Exhibit 10.1

shall be paid in full before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.

(i)Each Borrower hereby agrees that the payment of any amounts due with respect to the indebtedness owing by any Borrower to any other Borrower is hereby subordinated to the prior payment in full in cash of the Obligations (other than indemnity obligations with respect to which no claim has been made). Each Borrower hereby agrees that after the occurrence and during the continuance of any Default or Event of Default, upon the written request of Lender, no Borrower will demand, sue for or otherwise attempt to collect any indebtedness of any other Borrower owing to a Borrower until the Obligations (other than indemnity and reimbursement obligations with respect to which no claim has been made) shall have been paid in full in cash. If, notwithstanding the foregoing sentence, a Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Borrower as trustee for Lender and be paid over to Lender to be applied to repay the Obligations.

IV.	CONDITIONS PRECEDENT

4.1	Conditions to Closing and Advances

The obligations of Lender to consummate the transactions contemplated herein and to make any Advance under the Revolving Facility are subject to the satisfaction, in the sole judgment of Lender, of the following:

(a)	Borrowers shall have executed and delivered to Lender this Agreement;

(b)Each Borrower shall have executed and delivered to Lender a Closing Certificate certifying to the Organizational Documents of such Borrower, the good standing of such Borrower in its jurisdiction of organization, the adoption of resolutions approving the Revolving Facility and the incumbency of its authorized officers;

(c)Each Guarantor shall have duly executed and delivered to Lender a Guaranty Agreement;

(d)Legal counsel to Borrowers and each Guarantor shall have delivered to Lender a written legal opinion, in form and substance satisfactory to Lender and its counsel, addressing the following: (i) the organization of each Borrower and any entities that are Guarantors; (ii) the due authorization and execution of the Loan Documents; (iii) the absence of conflicts between the Loan Documents and the Organizational Documents of each Borrower and any entities that are Guarantors; and (iv) the legal, valid and binding effect of the Loan Documents;

(e)The applicable Borrower(s) shall have delivered to Lender all applicable Collateral Access Agreements and any Landlord Waivers and Consents;

(f)Borrowers shall have established Controlled Deposit Accounts and Lender shall have received fully executed Control Agreements, all in accordance with Section 2.5;

(g)Borrowers shall have delivered to Lender a Borrowing Certificate in the form of Exhibit A executed by Borrowers’ authorized signatory;

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Exhibit 10.1

(h)Borrowers shall have executed and delivered to Lender an IRS Form 8821 in form acceptable to Lender naming Tax Guard as appointee;

(i)Lender shall have received (i) copies of all insurance policies required by Section 6.5, (ii) a copy of the declarations page for such insurance policies and (iii) certificates of insurance confirming that the Lender has been named as sole beneficiary, loss payable, or additional insured, as appropriate;

(j)Borrowers shall have provided Lender with all information (including user identifications and passwords) necessary for Lender to have online access to view all information regarding all of Borrowers’ bank accounts;

(k)Borrowers shall have provided Lender with any information necessary, and taken any action necessary, for Lender to setup and implement the software interface used by Lender to calculate the Borrowing Base;

(l)Lender shall have received, in form and substance satisfactory to Lender, payoff letters or evidence of the repayment in full of all existing indebtedness secured by the Collateral and termination of any and all Liens, security interests and Uniform Commercial Code financing statements relating thereto that is not subject to an intercreditor agreement or a Subordination Agreement;

(m)Lender shall have received each document (including any Uniform Commercial Code financing statement) required by any Loan Documents or under applicable Law or requested by Lender to be filed, registered or recorded to create in favor of Lender, a perfected first priority security interest upon the Collateral (subject only to Permitted Liens);

(n)	Lender shall have:

(i)completed its examinations, the results of which shall be satisfactory in form and substance to Lender, of the Collateral, the financial statements and the books, records, business, obligations, financial condition and operational state of each Borrower and Guarantor, and each such Person shall have demonstrated to Lender’s satisfaction (as evidenced by Lender’s execution of the Loan Documents) that (i) its operations comply, in all material respects, with all applicable Law, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect (ii) its operations are not the subject of any governmental investigation, evaluation or any remedial action which could reasonably be expected to result in any Material Adverse Effect, and (iii) it has no liability (whether contingent or otherwise) that could reasonably be expected to have a Material Adverse Effect;

(ii)completed its legal due diligence examinations of Borrowers, the results of which shall be satisfactory in form and substance to Lender, as evidenced by Lender’s execution of the Loan Documents;

(iii)completed a background check of Borrowers’ principals and all Guarantors and the results of such background checks are satisfactory to Lender in its sole discretion,

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Exhibit 10.1

as evidenced by Lender’s execution of the Loan Documents;

(iv)obtained, at Borrowers’ expense, (a) UCC lien searches as deemed necessary or appropriate by Lender, certified by the Secretary of State of the State in which Borrowers are organized, or issued by a reputable UCC lien search company acceptable to Lender in its sole discretion, which state that there are no liens or encumbrances affecting the Collateral (or, if there are liens or encumbrances affecting the Collateral, Lender shall have approved of the same), and (b) litigation and bankruptcy searches in such jurisdictions as deemed necessary or appropriate by Lender, issued by a reputable litigation search company acceptable to Lender in its sole discretion, which state that the Borrowers are not subject to any material adverse litigation or other legal proceeding; and

(v)received all fees, charges and expenses payable to Lender on or prior to the date of the Advance pursuant to the Loan Documents;

(o)All corporate and other proceedings, documents, instruments and other legal matters in connection with the transactions contemplated by the Loan Documents shall be satisfactory to Lender;

(p)Each of the representations and warranties made by Borrowers in or pursuant to this Agreement shall be accurate in all material respects on and as of the date the Advance is requested as if made on and as of such date, before and after giving effect to such Advance (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date); and no Default or Event of Default shall have occurred and be continuing or would exist after giving effect to the Advance under the Revolving Facility on such date;

(q)(i) No default shall exist pursuant to any of Borrowers’ obligations under any Material Contract and Borrowers shall be in compliance with all applicable Laws in all material respects, in each case except to the extent such default or failure would not reasonably be expected to have a Material Adverse Effect, (ii) Borrowers have no material accounts payable or taxes payable that are more than 120 days past due (other than accounts payable and taxes subject to Permitted Contests), or to the extent that such accounts payable or taxes payable exist, Borrowers shall provide to Lender written evidence (satisfactory to Lender in its sole discretion) from such account creditors, and if applicable, taxing authorities of payment plans with respect thereto, and

(iii) Borrowers have no material accounts payable to CoreLink, LLC that are more than 90 days past due (other than accounts payable subject to Permitted Contests);

(r)Immediately after giving effect to the requested Advance, the aggregate outstanding principal amount of Advances under the Revolving Facility shall not exceed the Revolving Loan Limit, less any reserves against the Revolving Loan Limit imposed by Lender in its Permitted Discretion;

(s)No event shall have occurred which has had or could reasonably be expected to have a Material Adverse Effect; and

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Exhibit 10.1

(t)Lender shall have received such other documents, certificates, information or legal opinions as Lender may reasonably request, all in form and substance reasonably satisfactory to Lender.

4.2	Waivers of Conditions to Advances

No waiver of any of the foregoing conditions to an Advance, or the making of an Advance by Lender notwithstanding the failure of any of the foregoing conditions to be met as of the date of such Advance, shall be deemed to constitute a waiver by Lender of any such conditions with respect to any future requested Advance.

4.3	Post-Closing Document Delivery Requirements

Borrowers shall take the actions identified below by the dates indicated. In the event any of the below post-closing conditions under this Section 4.3 are not timely performed by Borrowers, Borrowers shall pay Lender a late fee equal to $250 per day until such post-closing conditions have been completed in full. Such late fee shall be in addition to any other fees, charges or other provisions that may increase the Applicable Rate of interest hereunder and the assessment or collection of such late fee shall not, unless Lender specifically agrees in writing to the contrary, prevent Lender from considering any such non-timely completion to be a Default or an Event of Default.

(a)No later than one (1) Business Day following Closing (and two (2) Business Days with respect to UCC financing statement filings made with the Texas Secretary of State), Borrowers shall have delivered to Lender evidence that any and all UCC financing statements filed against either Borrower by ZB, NA., Amegy Bank National Association, and ZB, N.A. dba Amegy Bank have been properly terminated.

(b)No later than thirty (30) calendar days following Closing, Borrowers shall have delivered to Lender evidence that any and all UCC financing statements filed against either Borrower by the U.S. Small Business Administration have been properly terminated.

(c)No later than thirty (30) Business Days following Closing, Borrowers shall have delivered to Lender all applicable insurance endorsements confirming that the Lender has been named as sole beneficiary, loss payable, or additional insured as appropriate.

V.	REPRESENTATIONS AND WARRANTIES

In order to induce Lender to enter into this Agreement and to advance funds to Borrowers, Borrowers, jointly and severally, represent and warrant as of the date hereof, the Closing Date, and each Borrowing Date as follows:

5.1	Organization and Authority

Each Credit Party is an entity of the type specified on Schedule 5.3, is duly organized, validly existing and in good standing under the laws of the jurisdiction specified on Schedule 5.3 and no other jurisdiction. Each Credit Party (i) has all requisite corporate or other organizational power and authority to own its properties and assets and to carry on its business as

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now being conducted and as contemplated in the Loan Documents, (ii) is duly qualified to do business in every jurisdiction in which failure so to qualify could reasonably be expected to have a Material Adverse Effect, and (iii) has requisite power and authority (A) to execute, deliver and perform the Loan Documents to which it is a party and all amendments thereto, (B) to borrow hereunder, (C) to consummate the transactions contemplated under the Loan Documents, and (D) to grant the Liens with regard to the Collateral pursuant to the Loan Documents to which it is a party. No Credit Party is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, nor is any Credit Party controlled by or a subsidiary of such an “investment company.”

5.2	Loan Documents

The execution, delivery and performance by each Credit Party of the Loan Documents to which it is a party, and the consummation of the transactions contemplated thereby, including the grants of Liens and security interests in the Collateral, (i) have been duly authorized by all requisite action of the appropriate Credit Party and have been duly executed and delivered by or on behalf of such Credit Party; (ii) do not violate any provisions of (A) applicable Law, statute, rule, regulation, ordinance or tariff the effect of which could reasonably be expected to have a Material Adverse Effect, (B) any order of any Governmental Authority binding on any Credit Party or any of the Credit Parties’ respective properties the effect of which could reasonably be expected to have a Material Adverse Effect, or (C) the certificate of incorporation or bylaws (or any other equivalent governing agreement or document) of each Credit Party, or any agreement between any Credit Party and its shareholders, members, partners or equity owners or among any such shareholders, members, partners or equity owners; (iii) are not in conflict with, and do not result in a breach or default of or constitute an Event of Default, or an event, fact, condition, breach, Default or Event of Default under, any indenture, agreement or other instrument to which any Credit Party is a party, or by which the properties or assets of any Credit Party are bound, the effect of which could reasonably be expected to have a Material Adverse Effect; (iv) except as set forth therein, will not result in the creation or imposition of any Lien of any nature upon any of the properties or assets of any Credit Party, and (v) do not require the consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority or Credit Party unless otherwise obtained, except (A) filings required in order to perfect, record or maintain the security interests granted under the Security Documents and (B) those that, if not obtained or made, could not reasonably be expected to have a Material Adverse Effect. When executed and delivered, each of the Loan Documents to which each Credit Party is a party will constitute the legal, valid and binding obligation of the respective Credit Party, enforceable against such Credit Party in accordance with its terms, except as the same may be limited by insolvency, bankruptcy or other laws of general application affecting the enforcement of creditors’ rights and by general equitable principles.

5.3	Subsidiaries, Capitalization and Ownership Interests

Each Borrower has no Subsidiaries other than those Persons listed as Subsidiaries on Schedule 5.3, each of which is a Borrower. Schedule 5.3 also states the authorized and issued capitalization of each Credit Party and each subsidiary, the number and class of Equity Interests issued and outstanding of each Borrower and the record and beneficial owners owning 10% or more of the Equity Interests of each Borrower (including options, warrants and other rights to

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acquire any of the foregoing). The Equity Interests of each Credit Party that is a limited partnership or a limited liability company are not certificated, the documents relating to such interests do not expressly state that the interests are governed by Article 8 of the Uniform Commercial Code, and the interests are not held in a Securities Account. The outstanding Equity Interests of each Credit Party have been duly authorized and validly issued and, to the extent such concept is applicable, are fully paid and nonassessable, and each Person listed on Schedule 5.3 owns beneficially and of record all of the Equity Interests it is listed as owning free and clear of any Liens other than Permitted Liens. Except as listed on Schedule 5.3, no Credit Party owns an interest in or participates or engages in any joint venture, partnership or similar arrangements with any Persons.

5.4	Properties

Each Borrower (i) is the sole owner and has good, valid and marketable title to, or a valid leasehold interest in, all of its material properties and assets, including the Collateral, whether personal or real, subject to no transfer restrictions or Liens of any kind except for (a) Permitted Liens, (b) transfer restrictions imposed by applicable Law, and (c) customary restrictions in agreements that restrict the assignment thereof, and (ii) is in compliance in all material respects with each lease to which it is a party or otherwise bound except for such noncompliance as would not reasonably be expected to have a Material Adverse Effect. As of the date of this Agreement, Schedule 5.4 lists all real properties (and their locations) owned or leased by or to Borrowers. Borrowers enjoy peaceful and undisturbed possession under all such leases and such leases are all the leases necessary for the operation of such properties and assets, are valid and subsisting and are in full force and effect.

5.5	Other Agreements

No Credit Party is (i) a party to any judgment, order or decree or any agreement, document or instrument, or subject to any restriction, which would materially adversely affect its ability to execute and deliver, or perform under, any Loan Document or to pay the Obligations, or

(ii) in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any agreement, document or instrument to which it is a party or to which any of its properties or assets are subject, which default, if not remedied within any applicable grace or cure period could reasonably be expected to have a Material Adverse Effect, nor is there any event, fact, condition or circumstance which, with notice or passage of time or both; would constitute or result in a conflict, breach, default or event of default under, any of the foregoing which, if not remedied within any applicable grace or cure period could reasonably be expected to have a Material Adverse Effect.

5.6	Litigation

Except as disclosed on Schedule 5.6, there is no action, suit, proceeding or investigation pending or, to any Credit Party’s knowledge, threatened against a Credit Party that

(i) could reasonably be expected to affect the validity of any of the Loan Documents or the right of a Borrower to enter into any Loan Document or to consummate the transactions contemplated thereby or (ii) could reasonably be expected to be or have, either individually or in the aggregate, any Material Adverse Change or Material Adverse Effect. No Credit Party is a party or subject to

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any order, writ, injunction, judgment or decree of any Governmental Authority that could reasonably be expected to have a Material Adverse Effect, except as so identified in Schedule 5.6.

5.7	Labor Matters

There are no strikes, slowdowns, work stoppages, lockouts, grievances, other collective bargaining or labor related disputes pending or, to any Borrower’s knowledge, threatened against any Credit Party. Hours worked and payments made to the employees of the Credit Parties have not been in violation of the Fair Labor Standards Act or any other applicable Law dealing with such matters, except for violations that could not reasonably be expected to have a Material Adverse Effect. No Credit Party is engaged in unfair labor practice, and there is no unfair labor practice, complaint or complaint of employment discrimination pending against any Credit Party or threatened against any Credit Party that could reasonably be expected to have a Material Adverse Effect. All payments due from the Credit Parties, or for which any claim may be made against any of them, on account of wages and employee and retiree health and welfare insurance and other benefits have been paid or accrued as a liability on their books, as the case may be. Except for instances of non-compliance that could not reasonably be expected to have a Material Adverse Effect, each Credit Party has complied and is in compliance with all Laws pertaining to any terms or conditions of employment, including Laws governing or regarding employment standards, labor relations, application and employee background checking, immigration, the payment of wages or other compensation, including overtime compensation, employee leave, employee benefits, the classification of workers as employees and independent contractors, employment discrimination and harassment and retaliation, pay equity, occupational safety and health, workers’ compensation, and any and all other Laws governing or pertaining to the terms and conditions of employment. The provisions of any collective agreement are consistent with applicable industry standards respecting wage rates, benefits and working rules. No Borrower is in breach of any provision of any collective agreement to which it is a party. The consummation of the transactions contemplated by the Loan Documents will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which it is a party or by which it is bound.

5.8	Tax Returns, Governmental Reports

Each Credit Party (i) has filed all material federal, state, foreign (if applicable) and local tax returns and other reports which are required by applicable Law to be filed by such Credit Party, and (ii) has paid (or caused to be paid) all taxes, assessments, fees and other governmental charges, including payroll and other employment related taxes, in each case that are due and payable, except for taxes, assessments, fees and other governmental charges that are subject to Permitted Contests.

5.9	Financial Statements and Reports

All financial information and statements relating to any Credit Party that have been or may hereafter be delivered to Lender by any Credit Party are accurate and complete in all material respects and, except as disclosed therein, have been prepared in accordance with GAAP consistently applied with prior periods. No Credit Party has any material obligations or liabilities of any kind not disclosed in such financial information or statements, and since the date of the

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most recent financial statements submitted to Lender, there has not occurred any Material Adverse Change, Material Adverse Effect, to Borrowers’ knowledge, any other event or condition that could reasonably be expected to have a Material Adverse Effect.

5.10	Compliance with Law

Each Borrower (i) is in substantial compliance with all Laws applicable to Borrowers and Borrowers’ business, assets or operations, including ERISA, and (ii) is not in violation of any order of any Governmental Authority or other board or tribunal, except where noncompliance or violation would not reasonably be expected to have a Material Adverse Effect. There is no event, fact, condition or circumstance which, with notice or passage of time, or both, would constitute or result in any noncompliance with, or any violation of, any of the foregoing, in each case except where noncompliance or violation would not reasonably be expected to have a Material Adverse Effect. No Borrower has received any written notice that a Borrower is not in compliance in any respect with any of the requirements of any of the foregoing. No Credit Party has (a) engaged in any Prohibited Transactions as defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, (b) failed to meet any applicable minimum funding requirements under Section 302 of ERISA in respect of its plans and no such funding requirements have been postponed or delayed, (c) any knowledge of any event or occurrence which would cause the Pension Benefit Guaranty Corporation to institute proceedings under Title IV of ERISA to terminate any of the employee benefit plans, (d) any fiduciary responsibility under ERISA for investments with respect to any plan existing for the benefit of Persons other than its employees or former employees, or (e) withdrawn, completely or partially, from any multi-employer pension plans so as to incur liability under the Multiemployer Pension Plan Amendments of 1980. With respect to each Credit Party, there exists no event described in Section 4043 of ERISA, excluding Subsections 4043(b)(2) and 4043(b)(3) thereof, for which the thirty (30) day notice period contained in 12 C.F.R. § 26153 has not been waived. Each ERISA Plan (and the related trusts and funding agreements) complies in form and in operation with, has been administered in compliance with, and the terms of each ERISA Plan satisfy, the applicable requirements of ERISA and the Code in all material respects. Each ERISA Plan which is intended to be qualified under Section 401(a) of the Code is so qualified, and the United States Internal Revenue Service has issued a favorable determination letter with respect to each such ERISA Plan which may be relied on currently. No Credit Party has incurred liability for any material excise tax under any of Sections 4971 through 5000 of the Code.

5.11	Intellectual Property

Each Credit Party owns, is licensed to use or otherwise has the right to use, all Intellectual Property that is material to the condition (financial or other), business or operations of such Credit Party. All Intellectual Property existing as of the Closing Date which is owned by a Credit Party and issued, registered or pending with any United States or foreign Governmental Authority (including any and all applications for the registration of any Intellectual Property with any such United States or foreign Governmental Authority) and all licenses under which Borrower is the licensee of any such registered Intellectual Property (or any such application for the registration of Intellectual Property) owned by another Person are set forth on Schedule 5.11. Schedule 5.11 indicates in each case whether such registered Intellectual Property (or application

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therefor) is owned or licensed by such Credit Party, and in the case of any such licensed registered Intellectual Property (or application therefor), lists the name and address of the licensor and the name and date of the agreement pursuant to which such item of Intellectual Property is licensed and whether or not such license is an exclusive license and indicates whether there are any purported restrictions in such license on the ability to such Credit Party to grant a security interest in and/or to transfer any of its rights as a licensee under such license. Except as indicated on Schedule 5.11, the applicable Credit Party is the sole and exclusive owner of the entire and unencumbered right, title and interest in and to each such registered Intellectual Property (or application therefor) purported to be owned by such Credit Party, free and clear of any Liens (except for Permitted Liens) or licenses in favor of third parties or agreements or covenants not to sue such third parties for infringement. All registered Intellectual Property of each Credit Party is duly and properly registered, filed or issued in the appropriate office and jurisdictions for such registrations, filings or issuances, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect. No Credit Party is party to, nor bound by, any material license or other agreement with respect to which any Credit Party is the licensee that prohibits or otherwise restricts such Credit Party from granting a security interest in such Borrower’s interest in such license or agreement or other property. To such Borrower’s knowledge, each Credit Party conducts its business without infringement or claim of infringement of any Intellectual Property rights of others and there is no infringement or claim of infringement by others of any Intellectual Property rights of any Credit Party, which infringement or claim of infringement could reasonably be expected to have a Material Adverse Effect.

5.12	Licenses and Permits

Without limitation of anything contained in Section 5.19: Each Credit Party is in substantial compliance with and has all Permits necessary or required by applicable Law or Governmental Authority for the operation of its businesses except where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect. All of the foregoing are in full force and effect and not in known conflict with the rights of others except where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect. No Borrower is (i) in breach of or default under the provisions of any of the foregoing, nor is there any event, fact, condition or circumstance which, with notice or passage of time or both, would constitute or result in a conflict, breach, Default or Event of Default under, any of the foregoing which, if not remedied within any applicable grace or cure period could reasonably be expected to have a Material Adverse Effect, (ii) a party to or subject to any agreement, instrument or restriction that is so unusual or burdensome that it could reasonably be expected to have a Material Adverse Effect.

5.13	Disclosure

No information in any application for the Revolving Facility, Loan Document or any other agreement, document, certificate, or statement furnished to Lender by or on behalf of any Credit Party in connection with the transactions contemplated by the Loan Documents, when taken as a whole contains any untrue statement of material fact or omits to state any fact necessary to make the statements therein not materially misleading in light of current circumstances. There has been no Material Adverse Change in any fact or circumstance that would make any such information incomplete or inaccurate as of the Closing Date. All financial projections delivered to

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Lender by any Credit Party (or their agents) have been prepared on the basis of the assumptions stated therein. Such projections represent each Credit Party’s best estimate of such Credit Party’s future financial performance and such assumptions are believed by such Credit Party to be fair and reasonable in light of current business conditions; provided, however, that no Credit Party can give any assurance that such projections will be attained.

5.14	Existing Indebtedness; Investments, Guarantees and Certain Contracts

Except as permitted by the Loan Documents, Borrowers (i) have no outstanding Indebtedness other than (a) Permitted Indebtedness, and (b) the Indebtedness under the Existing Amegy Loan Agreement and the Existing SBA Loan Agreement which will be paid in full on or before the Closing Date, (ii) are not subject or party to any mortgage, note, indenture, indemnity or guarantee of, with respect to or evidencing any Indebtedness of any other Person other than in connection with a Permitted Lien, or (iii) except for Permitted Indebtedness and Permitted Investments, do not own or hold any Equity Interests or long-term debt investments in, and do not have any outstanding advances to or any outstanding guarantees for the obligations of, or any outstanding borrowings from, any Person. Borrowers have performed all material obligations required to be performed by Borrowers pursuant to or connection with their outstanding Indebtedness and the items permitted by the Loan Documents and there has occurred no breach, default or event of default under any document evidencing any such items or any fact, circumstance, condition or event which, with the giving of notice or passage of time or both, would constitute or result in a breach, default or event of default thereunder. Borrowers have not agreed to pay any other Indebtedness in priority to the Obligations.

5.15	Agreements with Affiliates

Except for transactions permitted under Section 7.6, there are no existing material agreements, arrangements, understandings or transactions between any Credit Party and any of its officers, members, managers, directors, stockholders, partners, other interest holders, employees or Affiliates or any members of their respective immediate families.

5.16	Insurance

Borrowers have in full force and effect such insurance policies as are customary in its industry and as may be required pursuant to Section 6.5. All such insurance policies as in force on the date of this Agreement are listed and described on Schedule 5.16.

5.17	Names, Location of Offices, Records and Collateral

During the preceding five years, Borrowers have not conducted business under or used any name (whether corporate, partnership or assumed) other than as shown on Schedule 5.17A. Borrowers are the sole owners of all of their names listed on Schedule 5.17A, and any and all business done and invoices issued in such names are Borrowers’ sales, business and invoices. As of the date of this Agreement, Borrowers maintain their places of business and chief executive offices only at the locations set forth on Schedule 5.17B and Schedule 5.17B also identifies all of the addresses (including warehouses) at which any of the Collateral is located or Borrowers’ Books and Records regarding any Collateral are kept and identifying which Collateral

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and which Books and Records are kept at each location, the nature of such location (e.g., leased business location operated by Borrower(s), third party warehouse, consignment location, processor location, etc.) and the name and address of the third party owning or operating such location. Borrowers may change any of the information set forth in Schedule 5.17B with no less than ten

(10) Business Days’ notice to Lender. No Collateral and no Books and Records in connection therewith or in any way relating thereto or that evidence the Collateral are located at any other location. All of the Collateral is and shall remain located (as that term is used in Section 9-301(2) of the UCC) only in the continental United States.

5.18	Accounts

In determining which Accounts are Eligible Receivables, Lender may rely on all statements and representations made by Borrowers with respect to any Account. Unless otherwise indicated in writing to Lender, (i) each Account of a Borrower that is included on a Borrowing Certificate as an Eligible Receivable (A) is genuine and in all respects what it purports to be and is not evidenced by a judgment, and (B) meets the criteria for an Eligible Receivable as set forth in the definition of that term, and (ii) there are no facts, events or occurrences which in any way impair the validity or enforceability thereof or materially reduce the amount payable thereunder from the face amount of the claim or invoice and statements delivered to Lender with respect thereto, except to the extent the same is reflected in the calculation of Net Collectible Value.

5.19	Healthcare Permits

Borrowers have (i) each Healthcare Permit and other rights from, and have made all declarations and filings with, all applicable Governmental Authorities, all self-regulatory authorities and all courts and other tribunals necessary to engage in the ownership, management and operation of the Borrowers’ business and assets, and (ii) no knowledge that any Governmental Authority is considering limiting, suspending or revoking any such Healthcare Permit. All such Healthcare Permits are valid and in full force and effect and Borrowers are in compliance with the terms and conditions of all such Healthcare Permits.

5.20	Reliance on Representations; Survival

Borrowers make the representations and warranties contained herein with the knowledge and intention that Lender is relying and will rely thereon. All such representations and warranties will survive the execution and delivery of this Agreement and the making of the Advances under the Revolving Facility. No investigation or inquiry made by or on behalf of Lender nor knowledge by Lender which is in any fashion inconsistent with the representations and warranties contained herein, shall in any way (i) affect or lessen the representations and warranties made and entered into by Borrowers hereunder, or (ii) reduce or in any way affect Lender’s rights with respect to a breach of such representations and warranties.

5.21	Compliance with Environmental Requirements; No Hazardous Substances

Except in each case as set forth on Schedule 5.21:

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(a)No investigation, proceeding, directive, notice, notification, demand, request for information, citation, summons, complaint or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending, or to any Borrower’s knowledge, threatened by any Governmental Authority or other Person with respect to any

(i) alleged violation by any Credit Party of any Environmental Law, (ii) alleged failure by any Credit Party to have any Permits required in connection with the conduct of its business or to comply with the terms and conditions thereof, (iii) any generation, treatment, storage, recycling, transportation or disposal of any Hazardous Substances, or (iv) release of Hazardous Substances;

(b)No property now owned or leased by any Credit Party and, to the knowledge of each Borrower, no such property previously owned or leased by any Credit Party, to which any Credit Party has, directly or indirectly, transported or arranged for the transportation of any Hazardous Substances, is listed or, to such Borrower’s knowledge, proposed for listing, on the National Priorities List promulgated pursuant to CERCLA, or CERCLIS (as defined in CERCLA) or any similar state list or is the subject of federal, state or local enforcement actions or, to the knowledge of such Borrower, other investigations which may lead to claims against any Credit Party for clean-up costs, remedial work, damage to natural resources or personal injury claims, including claims under CERCLA;

(c)Each Credit Party and its business, operations, assets, Equipment, property, leaseholds and other facilities is in compliance in all material respects with all Environmental Laws, specifically including all Environmental Laws concerning the storage and handling of Hazardous Substances; and

(d)There has been no material emission, spill, release, or discharge into or upon (i) the air; (ii) soils, or any improvements located thereon; (iii) surface water or groundwater; or (iv) the sewer, septic system or waste treatment, storage or disposal system servicing the premises, of any Hazardous Substances at or from any of the real property listed on Schedule 5.4.

For purposes of this Section 5.21, each Credit Party shall be deemed to include any business or business entity (including a corporation) that is, in whole or in part, a predecessor of such Credit Party.

5.22	Material Contracts

Except for the Organizational Documents and the other agreements set forth on Schedule 5.22 (collectively with the Organizational Documents, the “Material Contracts”), there are no (a) employment agreements covering the management of any Credit Party, (b) collective bargaining agreements or other similar labor agreements covering any employees of any Credit Party, (c) agreements for managerial, consulting or similar services to which any Credit Party is a party or by which it is bound, (d) agreements regarding any Credit Party, its assets or operations or any investment therein to which any of its equity holders is a party or by which it is bound,

(e)real estate leases, Intellectual Property licenses or other lease or license agreements to which any Credit Party is a party, either as lessor or lessee, or as licensor or licensee (other than licenses arising from the purchase of “off the shelf” products), (f) customer, distribution, marketing or supply agreements to which any Credit Party is a party, in each case with respect to the preceding clauses (a) through (f) requiring payment of more than $200,000 in any year, (g) partnership

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agreements to which any Credit Party is a general partner or joint venture agreements to which any Credit Party is a party, or (h) any other agreements or instruments to which any Credit Party is a party, and the breach, nonperformance or cancellation of which, or the failure of which to renew, could reasonably be expected to have a Material Adverse Effect. Schedule 5.22 sets forth, with respect to each real estate lease agreement to which any Borrower is a party (as a lessee), the address of the subject property and the annual rental (or, where applicable, a general description of the method of computing the annual rental). The consummation of the transactions contemplated by the Loan Documents will not give rise to a right of termination in favor of any party to any Material Contract (other than any Credit Party), except for such Material Contracts the noncompliance with which would not reasonably be expected to have a Material Adverse Effect.

VI.	AFFIRMATIVE COVENANTS

Borrowers covenant and agree that, until full performance and satisfaction, and payment in full in cash, of all the Obligations (other than indemnity and reimbursement obligations with respect to which no claim has been made) and termination of this Agreement:

6.1	Financial Statements, Reports and Other Information

(a)Financial Reports. Borrowers shall furnish to Lender (i) as soon as available and in any event within one hundred twenty (120) days after the end of each of Borrowers’ fiscal year of Borrowers, Borrowers’ annual consolidated financial statements, including the notes and any management letters related thereto, consisting of a consolidated balance sheet at the end of such completed fiscal year and the related consolidated statements of operations, cash flows and stockholders’ equity for such completed fiscal year, audited by Armanino LLP or another accounting firm reasonably acceptable to Lender, and (ii) within thirty (30) days after the end of each calendar month, Borrowers’ unaudited consolidated financial statements consisting of a balance sheet and statements of operations, cash flows and stockholders’ equity as of the end of such calendar month. All such financial statements shall be prepared in accordance with GAAP consistently applied with prior periods subject to, in the case of monthly financial statements, normal year-end audit adjustments and the absence of footnotes. With each such financial statement, Borrowers shall also deliver a compliance certificate of their chief executive officer or chief financial officer in the form set forth in Exhibit B (a “Compliance Certificate”) showing compliance with all financial and loan covenants set forth in Annex I. In addition to the above financial reports, Borrowers shall furnish to Lender as soon as available and in any event within ten (10) days after the end of each calendar month, statements from Borrowers’ bank showing all account activity for the preceding calendar month.

(b)Accounts Receivable Aging Schedules. Borrowers shall furnish to Lender as soon as available, and in any event within ten (10) days after the end of each calendar month, detailed accounts receivable and accounts payable aging schedules as of the end of such month, in a form satisfactory to Lender.

(c)	[Reserved]

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(d)Other Materials. Borrowers shall furnish to Lender as soon as available, and in any event within fifteen (15) days after the preparation or issuance thereof or at such other time as set forth below:

(i)Communications with Equity Owners. Any reports, returns, information, notices and other materials that Borrowers shall send or be required to send to all their stockholders, members, partners or other equity owners at any time;

(ii)Monthly Reports. Within ten (10) days after the end of each calendar month for such month, a sales and collection report (including credits issued) in a form satisfactory to Lender, all such reports showing a reconciliation to the amounts reported in the monthly financial statements;

(iii)Insurance Renewals. Prior to the expiration date of each of the insurance policies required to be maintained pursuant to Section 6.5, proof of the renewal of each such insurance policy together with copies of the declarations page for each such renewed policy;

(iv)Accountants Communications. Promptly upon receipt thereof, copies of any material reports submitted to Borrowers by their independent accountants in connection with any interim audit of the books of any Borrower and copies of each management control letter provided by such independent accountants; and

(v)Documents Requested by Lender. Such additional information, documents, statements, reports and other materials as Lender may reasonably request from a credit or security perspective or otherwise from time to time, including, but not limited to, periodic receivable and payable aging reports, payroll tax information, dilution analyses, origination reports and default/charge off reports (but excluding documents and information that may not be disclosed under applicable Law, including HIPAA).

(e)Notices. Borrowers shall promptly, and in any event within five (5) Business Days after any Borrower or any officer of any Borrower obtains knowledge thereof, notify Lender in writing of (i) any pending litigation, suit, investigation, arbitration, formal dispute resolution proceeding or administrative proceeding brought against or initiated by any Borrower or otherwise affecting or involving or relating to any Borrower or any of its property or assets to the extent (A) the amount in controversy exceeds $100,000, or (B) to the extent any of the foregoing seeks injunctive relief, (ii) any Default or Event of Default, which notice shall specify the nature and status thereof, the period of existence thereof and what action is proposed to be taken with respect thereto, (iii) any other development, event, fact, circumstance or condition that could reasonably be expected to have a Material Adverse Effect, in each case describing the nature and status thereof and the action proposed to be taken with respect thereto, (iv) any notice received by a Borrower from any payor of an Account to the effect that such payor has one or more claims against a Borrower involving aggregate amounts in excess of $100,000, (v) any matter(s) affecting the value, enforceability or collectability of any of the Collateral, including claims or disputes in the amount of $100,000 or more, singly or in the aggregate, in existence at any one time, (vi) any material notice given by a Borrower to any other lender of a Borrower and shall furnish to Lender a copy of such notice, (vii) receipt of any written notice or request from any Governmental

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Authority or governmental payor regarding any liability or claim of liability outside the ordinary course of business, (viii) termination of any executive manager of any facility owned, operated or leased by any Borrower, or (ix) if any Account becomes evidenced or secured by an Instrument or Chattel Paper.

(f)Consents. Borrowers shall obtain and deliver from time to time all required consents, approvals and agreements from such third parties as Lender shall determine are necessary or desirable in its Permitted Discretion (as communicated to Borrowers by written notice) for the protection of its Collateral and that are reasonably satisfactory to Lender with respect to the Loan Documents and the transactions contemplated thereby or any of the Collateral, including the Collateral Access Agreements with respect to the Primary Warehouse, and any Landlord Waivers and Consents with respect to leases entered into after the Closing Date.

(g)Operating Budget. If requested by Lender, Borrowers shall furnish to Lender on or prior to the Closing Date and for each fiscal year of Borrowers (or such other twelve-month period as Lender may specify) thereafter not less than fifteen (15) days preceding the commencement of such fiscal year or other period, consolidated month by month projected operating budgets, annual projections, balance sheets and cash flow reports of and for Borrowers for such upcoming fiscal year or other period (including an income statement for each month), in each case prepared in accordance with GAAP consistently applied with prior periods.

(h)	Reserved.

(i)Notices with Respect to Lease. In connection with leases described on Schedule 5.4 (the “Leases”), Borrowers shall:

(i)notify Lender within one (1) Business Day of any default, event of default, or alleged default or event of default in connection with any Lease;

(ii)	notify Lender within one (1) Business Day of any termination of any Lease; and

(iii)at Lender’s request, provide Lender with evidence satisfactory to Lender of Borrowers’ payment of all rent due under each Lease on a monthly basis within one (1) Business Day of such payment.

(j)Late Fee. Notwithstanding any other provision of this Agreement, in the event any of the financial statements or other reports or documents due by Borrowers under this Section 6.1 are not timely delivered to Lender, Borrowers shall pay Lender a late fee equal to $250 per day until such statements or reports are delivered to Lender. Such late fee shall be in addition to any other fees, charges or other provisions that may increase the Applicable Rate of interest hereunder and the assessment or collection of such late fee shall not, unless Lender specifically agrees in writing to the contrary, prevent Lender from considering any such non-timely delivery to be a Default or an Event of Default.

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Exhibit 10.1

6.2	Payment of Obligation

Borrowers shall make full and timely payment in cash of the principal of and interest on the Loans, Advances and all other Obligations when due and payable. Borrowers will maintain, and cause each Subsidiary to maintain, in accordance with GAAP, appropriate reserves for the accrual of all of their respective obligations and liabilities.

6.3	Conduct of Business and Maintenance of Existence and Assets

Borrowers shall (i) engage principally in the same or similar lines of business substantially as heretofore conducted, (ii) collect their Accounts in the ordinary course of business,

(iii) maintain all of their material properties, assets and Equipment used or useful in their business in good repair, working order and condition (normal wear and tear excepted and except as may be disposed of in the ordinary course of business and in accordance with the terms of the Loan Documents and otherwise as determined by Borrowers using commercially reasonable business judgment), and shall promptly make or cause to be made all repairs, replacements and other improvements in connection therewith that are necessary or desirable to such end, (iv) from time to time make all necessary or desirable repairs, renewals and replacements thereof, as determined by Borrowers using commercially reasonable business judgment, (v) maintain and keep in full force and effect their existence, (vi) maintain and keep in full force and effect, in good standing, and free from restrictions, probations, conditions or known conflicts which would materially impair Borrowers’ business, all qualifications to do business in each jurisdiction in which the ownership or lease of property or the nature of their business makes such qualification necessary.

6.4	Compliance with Legal, Tax and Other Obligations

Borrowers shall (i) substantially comply with all Laws applicable to it or its business, assets or operations, (ii) file their tax returns (including any informational returns) and pay (or cause to be paid) all taxes, assessments, fees, governmental charges, claims for labor, supplies, rent and all other obligations or liabilities of any kind, as and when due and payable, except liabilities being contested in a Permitted Contest; and (iii) perform in accordance with its terms each contract, agreement or other arrangement to which it is a party or by which it or any of the Collateral is bound, in each case, except where the failure to comply with any of the foregoing provisions of this Section 6.4 could reasonably be expected not to have a Material Adverse Effect.

6.5	Insurance

(a)Borrowers shall (i) keep all of its insurable properties and assets adequately insured in all material respects against losses, damages and hazards as are customarily insured against by businesses engaging in similar activities or owning similar assets or properties and at least the minimum amount required by applicable Law, including product liability insurance; (ii) maintain business interruption insurance, (iii) maintain general public liability insurance at all times against liability on account of damage to persons and property having such limits, deductibles, exclusions and co-insurance and other provisions as are customary for a business engaged in activities similar to those of Borrowers; and (iv) maintain insurance under all applicable workers’ compensation Laws. All of the insurance policies referenced above shall be (x) satisfactory in form and substance to Lender in its Permitted Discretion and (y) placed with insurers having an A.M. Best policyholder

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Exhibit 10.1

rating acceptable to Lender in its Permitted Discretion. Borrowers agree that they shall not alter, amend, modify or cancel their insurance policies without thirty (30) Business Days prior written notice to Lender unless such alteration, amendment, modification or cancellation, shall be in compliance with the requirements set forth above. The insurance policies referenced in clauses (i) and (ii) shall name Lender as a loss payable thereunder. The insurance policies referenced in clause

(iii) shall name Lender as an additional insured thereunder.

(b)Warning. In the event any Borrower fails to provide Lender with evidence of the insurance coverage required by this Agreement, Lender may purchase insurance at Borrowers’ expense to protect Lender’s interests in the Collateral. This insurance may, but need not, protect such Borrower’s interests. The coverage purchased by Lender may not pay any claim made by such Borrower or any claim that is made against such Borrower in connection with the Collateral. Such Borrower may later cancel any insurance purchased by Lender, but only after providing Lender with evidence that such Borrower has obtained insurance as required by this Agreement. If Lender purchases insurance for the Collateral, Borrowers will be responsible for the costs of that insurance to the fullest extent provided by applicable Law, including interest and other charges imposed by Lender in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to the Obligations. The costs of the insurance may be more than the cost of insurance such Borrower is able to obtain on its own.

6.6	True Books

Borrowers shall (i) keep true, complete and accurate books of record and accounts in accordance with commercially reasonable business practices in which true and correct entries are made of all of their dealings and transactions in all material respects; (ii) set up and maintain on their books such reserves as may be required by GAAP with respect to doubtful accounts and all taxes, assessments, charges, levies and claims and with respect to their business, and include such reserves in their quarterly as well as year-end financial statements; and (iii) maintain their Books and Records separate from the books and records of their members, managers, shareholders, Affiliates and any other Person.

6.7	Inspection; Period Audits

Borrowers shall permit the representatives of Lender, from time to time during normal business hours, upon reasonable notice but not more than two times in any twelve-month period, to (i) visit and inspect any of their offices or properties or any other place where Collateral is located to inspect the Collateral or to examine or audit all of Borrowers’ books of account, records, reports and other papers (excluding documents that may not be disclosed under applicable Law, including HIPAA), (ii) make copies and extracts therefrom, and (iii) discuss Borrowers’ business, operations, prospects, properties, assets, liabilities, condition or Accounts with Borrowers’ officers, managers, and independent public accountants (the performance of the foregoing activities is referred to herein as a “site audit”), representatives of Borrowers may be present and participate in any such discussion with such accountants. In addition, Lender may conduct “desk audits” of Borrowers at Lender’s offices no more frequently than monthly by (i) reviewing and inspecting such Borrowers’ books and records as Lender may require Borrowers to transmit to Lender, and (ii) discussing Borrowers’ business, operations, prospects, properties,

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assets, liabilities, condition or Accounts with Borrowers’ officers, managers and independent public accountants. Each of Borrowers’ officers, managers and accountants are authorized to discuss any matter relating to the foregoing with Lender at any time. At the completion of each site audit, Borrowers shall pay Lender an audit fee of $1,200.00 per auditor per day (provided, however, Lender shall utilize the services of only one auditor per day for its site audits) and Borrowers shall reimburse Lender for all site audit-related out-of-pocket expenses. At the completion of each desk audit, Borrowers shall pay Lender an audit fee of $1,240.00 and Borrowers   shall   reimburse   Lender   for   all   desk   audit-related   out-of-pocket expenses. Notwithstanding the foregoing, upon the occurrence and during the continuance of an Event of Default, there shall be no restrictions on the number of auditors that Lender may use or number of times that Lender may perform the activities described in this Section 6.7 nor shall Lender be required to give prior notice to Borrowers of any visit to inspect Borrowers’ books and records or to discuss any matter with Borrowers’ officers, managers or independent public accountants.

6.8	Further Assurances; Post Closing

At Borrowers’ cost and expense, Borrowers shall (i) within five (5) Business Days after Lender’s reasonable request, take such further actions, and duly execute and deliver such further agreements, assignments, instructions or documents and do such further acts and things as may be necessary or proper in the reasonable opinion of Lender to carry out more effectively the provisions and purposes of this Agreement and the Loan Documents, and (ii) upon the exercise by Lender or any of its Affiliates of any power, right, privilege or remedy pursuant to any Loan Documents or under applicable Law or at equity which requires any consent, approval, registration, qualification or authorization of any Person, including a Governmental Authority, execute and deliver, or cause the execution and delivery of, all applications, certificates, instruments and other documents that Lender or its Affiliate may be required to obtain for such consent, approval, registration, qualification or authorization. Without limiting the generality of the foregoing, (x) Borrowers shall, at the time of the delivery of any Compliance Certificate disclosing the acquisition by an Credit Party of any registered Intellectual Property or application for the registration of Intellectual Property, deliver to Lender a duly completed and executed supplement to the applicable Credit Party’s patent security agreement or trademark security agreement in the form of the respective Exhibit thereto, and (y) at the request of Lender, following the disclosure by Borrowers on any Compliance Certificate of the acquisition by any Credit Party of any rights under a license as a licensee with respect to any registered Intellectual Property or application for the registration of any Intellectual Property owned by another Person, Borrowers shall execute any documents requested by Lender to establish, create, preserve, protect and perfect a first priority lien in favor of Lender, to the extent legally possible, in such Borrower’s rights under such license and shall use their commercially reasonable best efforts to obtain the written consent of the licensor which such license to the granting in favor of Lender of a Lien on such Borrower’s rights as licensee under such license.

6.9	Payment of Indebtedness

Except as otherwise prescribed in the Loan Documents, Borrowers shall pay, discharge or otherwise satisfy at or before maturity (subject to applicable grace periods and, in the

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case of trade payables, to ordinary course payment practices) all of their material Indebtedness, except when the amount or validity thereof is being contested in a Permitted Contest.

6.10	Lien Terminations

If Liens other than Permitted Liens exist, Borrowers immediately shall take, execute and deliver all actions, documents and instruments necessary to release and terminate such Liens.

6.11	Use of Proceeds

Borrowers shall use the proceeds of Loans solely for (a) payment in full of Indebtedness under the Existing Amegy Loan Agreement and the Existing SBA Loan Agreement,

(b)	for payment of fees, costs and expenses incurred in connection with the Loan Documents, and

(c)for Borrowers’ and their Subsidiaries’ working capital needs. No portion of the proceeds of the Loans will be used for family, personal, agricultural or household use.

6.12	Collateral Documents; Security Interest in Collateral

Borrowers hereby acknowledge that Lender is authorized to file UCC-1 Financing Statements with respect to the Collateral, and any amendments or continuations relating thereto, without the signature of any Borrower in such jurisdictions as Lender, from time to time determines appropriate. Borrowers hereby ratify, confirm and consent to any such filings made by Lender prior to the date hereof. Borrowers hereby agree to execute any additional documents or financing statements which Lender deems necessary in its reasonable discretion in order to evidence Lender’s security interest in the Collateral. Borrowers shall not allow any financing statement (other than that filed by or on behalf of Lender and other than with respect to Permitted Liens) to be on file in any public office covering any Collateral or the proceeds thereof. Pursuant to Section 2.11, Lender has full power of attorney to execute, deliver, file, register and record in the name of any or all Borrowers any financing statements, schedules, assignments, instruments, and documents necessary to perfect Lender’s security interest in or lien on any Collateral. If necessary or advisable beyond that power of attorney, and at the reasonable request of Lender upon reasonable notice, Borrowers shall (i) execute, obtain, deliver, file, register and record any and all financing statements, continuation statements, stock powers, instruments and other documents, or cause the execution, filing, registration, recording or delivery of any and all of the foregoing, that are necessary or required under applicable Law or otherwise or reasonably requested by Lender to be executed, filed, registered, obtained, delivered or recorded to create, maintain, perfect, preserve, validate or otherwise protect the pledge of the Collateral to Lender and Lender’s perfected first priority Lien (except for Permitted Liens) on the Collateral (and Borrowers irrevocably grant Lender the right, at Lender’s option, to file any or all of the foregoing) and (ii) defend the Collateral and Lender’s perfected first priority Lien thereon against all claims and demands of all Persons (other than holders of Permitted Liens) at any time claiming the same or any interest therein adverse to Lender, and pay all reasonable costs and expenses (including reasonable in-house documentation and diligence fees and reasonable legal expenses and reasonable attorneys’ fees and expenses) in connection with such defense, which may at Lender’s discretion be added to the Obligations and increase the principal amount outstanding hereunder.

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Exhibit 10.1

6.13	Taxes and Other Charges

All payments and reimbursements to Lender made under any Loan Document shall be free and clear of and without deduction for all taxes, levies, imposts, deductions, assessments, charges or withholdings, and all liabilities with respect thereto of any nature whatsoever, excluding taxes to the extent imposed on Lender’s net income and franchise taxes (imposed in lieu of net income taxes). If any Borrower shall be required by applicable Law to deduct any such amounts from or in respect of any sum payable under any Loan Document to Lender, then the sum payable to Lender shall be increased as may be necessary so that, after making all required deductions, Lender receives an amount equal to the sum it would have received had no such deductions been made. Notwithstanding any other provision of any Loan Document, if at any time after the Closing

(i)	any change in any existing Law or in the interpretation or application thereof, (ii) any new Law

(A)subjects Lender to any tax, levy, impost, deduction, assessment, charge or withholding of any kind whatsoever with respect to any Loan Document, or changes the basis of taxation of payments to Lender of any amount payable thereunder (except for net income taxes, or franchise taxes imposed in lieu of net income taxes, imposed generally by federal, state or local taxing authorities with respect to interest or facility fees or other fees payable hereunder or changes in the rate of tax on the overall net income of Lender), or (B) imposes on Lender any other condition or increased cost in connection with the transactions contemplated thereby or participations therein; and the result of any of the foregoing is to increase the cost to Lender of making or continuing any Loan hereunder or to reduce any amount receivable hereunder, then, in any such case, Borrowers shall promptly pay to Lender any additional amounts necessary to compensate Lender, on an after-tax basis, for such additional cost or reduced amount as determined by Lender. If Lender becomes entitled to claim any additional amounts pursuant to this Section 6.13 it shall promptly notify Borrowers of the event by reason of which Lender has become so entitled, and each such notice of additional amounts payable pursuant to this Section 6.13 submitted by Lender to Borrowers shall demonstrate in reasonable detail the amounts owing and shall, absent manifest error, be final, conclusive and binding for all purposes. For purposes of this Section, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “change in any law”, regardless of the date enacted, adopted or issued.

6.14	Payroll Agent

In the event any payroll taxes owed by Borrowers are not paid on a timely basis by AmBio pursuant to the Client Service Agreements, Borrowers shall either (a) be enrolled in the Electronic Federal Payment Tax Service on line at www.eftps.com and provide such information and authorizations to Lender as may be required for Lender to monitor payment of periodic payroll taxes or (b) utilize a professional employer service organization to lease employees, provided that such organization provides to Borrowers adequate insurance against the failure of such organization to make required tax payments with respect to the leased employees. If Borrowers use a payroll agent, the payroll agent shall be AmBio pursuant to the Client Service Agreements or another payroll agent reasonably acceptable to Lender. Borrowers shall instruct the payroll

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agent to provide such reports directly to Lender as Lender may request from time to time reflecting payment of applicable payroll taxes and, in any event, such payroll agent shall deliver to Lender within ten (10) days after the end of each calendar month a report of Borrowers’ payroll taxes for the immediately preceding calendar month and evidence of payment thereof.

6.15	Hazardous Substances

(a)If any release or disposal of Hazardous Substances shall occur or shall have occurred on any real property or any other assets of any Borrower or any other Credit Party, such Borrower will cause, or direct the applicable Credit Party to cause, the prompt containment and removal of such Hazardous Substances and the remediation of such real property or other assets as is necessary to comply with all Environmental Laws and to preserve the value of such real property or other assets. Without limiting the generality of the foregoing, each Borrower shall, and shall cause each other Credit Party to, comply with each Environmental Law requiring the performance at any real property by any Borrower or any other Credit Party of activities in response to the release or threatened release of a Hazardous Substances.

(b)Borrowers will provide Lender within thirty (30) days after written demand therefor with a bond, letter of credit or similar financial assurance evidencing to the reasonable satisfaction of Lender that sufficient funds are available to pay the cost of removing, treating and disposing of any Hazardous Substances or Hazardous Substances Contamination and discharging any assessment which may be established on any property as a result thereof, such demand to be made, if at all, upon Lender’s reasonable business determination that the failure to remove, treat or dispose of any Hazardous Substances or Hazardous Substances Contamination, or the failure to discharge any such assessment could reasonably be expected to have a Material Adverse Effect.

6.16	Reserved

6.17	Healthcare Permits

Borrowers will maintain all Healthcare Permits necessary to carry on Borrowers’ business as it is conducted on the Closing Date. Any such Healthcare Permits will be kept free from restrictions, probations, conditions or known conflicts which would materially impair the operation of Borrowers’ business.

VII.	NEGATIVE COVENANTS

Borrowers, jointly and severally, covenant and agree that, until full performance and satisfaction, and payment in full in cash, of all the Obligations (other than indemnity and reimbursement obligations with respect to which no claim has been made) and termination of this Agreement:

7.1	Financial Covenants

Borrowers shall not violate the financial and loan covenants set forth on Annex I to this Agreement, which is incorporated herein and made a part hereof.

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7.2No Indebtedness Other Than Permitted Indebtedness; Contingent Obligations

(a)No Borrower will, or will permit any Subsidiary to, directly or indirectly, create, incur, assume, guarantee or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except for Permitted Indebtedness.

(b)No Borrower will, or will permit any Subsidiary to, directly or indirectly, create, assume, incur or suffer to exist any Contingent Obligations, except for Permitted Contingent Obligations.

7.3	No Liens Other Than Permitted Liens

No Borrower shall create, incur, assume or suffer to exist any Lien upon, in or against, or pledge of, any of the Collateral or any of its properties or assets or any of its Equity Interests, whether now owned or hereafter acquired, except Permitted Liens.

7.4	Investments, New Facilities or Collateral; Subsidiaries

No Borrower, directly or indirectly, shall (i) purchase, own, hold, invest in or otherwise acquire obligations or any Equity Interests in, or all or substantially all of the assets of, any Person or any joint venture whether by merger, consolidation, outright purchase or otherwise,

(ii)make or permit to exist any loans, advances or guarantees to or for the benefit of any Person or assume, guarantee, endorse, contingently agree to purchase or otherwise become liable for or upon or incur any obligation of any Person (other than those created by the Loan Documents, Permitted Indebtedness and Permitted Contingent Obligations and other than (A) trade credit extended in the ordinary course of business, (B) advances for business travel and similar temporary advances made in the ordinary course of business to officers, directors and employees, (C) deposits to landlords, (D) the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, and (E) Fuse’s ownership of all of the issued and outstanding Equity Interests of CPM (collectively, “Permitted Investments”)), or (iii) purchase, own, operate, hold, invest in or otherwise acquire any facility, property or assets or any Collateral that is not located at the locations set forth on Schedule 5.17B unless Borrowers shall provide to Lender at least thirty (30) Business Days prior written notice. Borrowers shall have no Subsidiaries other than such Subsidiaries existing at Closing.

7.5	Prohibited Payments

(a)So long as Borrowers are in Default or an Event of Default exists under this Agreement, Borrowers shall not make any (i) Distribution or (ii) payment of management fees or Subordinated Debt in violation of the applicable Subordination Agreement.

(b)Borrowers shall not pay any Distribution, management fees or Subordinated Debt payments described in subsection (a) above, if such payment would cause an Event of Default. For purposes of this Section, a Distribution, payment of a management fee or payment of Subordinated Debt described in subsection (a) above will be deemed to cause an Event of Default only if such payment, if included in the most recently completed calculation of (A) the Fixed Charge Coverage

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Ratio (as defined in Annex I), would have caused such Fixed Charge Coverage Ratio to be less than 1.0 to 1.0, or (B) the Current Ratio (as defined in Annex I), would have caused such Current Ratio to be less than 1.0 to 1.0.

7.6	Transactions with Affiliates

No Borrower shall enter into or consummate any transactions of any kind with any of its Affiliates other than: (i) salary, bonus, incentive plan, employee stock option and other compensation to and employment arrangements with directors, officers or employees in the ordinary course of business, provided, that no payment of any bonus shall be permitted if an Event of Default has occurred and is continuing or would be caused by or result from such payment, (ii) payments permitted pursuant to Section 7.5, (iii) transactions that Lender or its Affiliates are a party to, (iv) payments (other than those referenced in cause (i) above) permitted under and pursuant to written agreements entered into by and between a Borrower and one or more of its Affiliates that (A) both reflect and constitute transactions on overall terms at least as favorable to a Borrower as would be the case in an arm’s-length transaction with a Person is not an Affiliate,

(B)do not grant a security interest in the Collateral to any Affiliate of a Borrower, , and (C) do not involve a loan to any Affiliate of any Borrower, (v) loans by Borrower to any Affiliate of any Borrower, which do not exceed $50,000 in the aggregate, and (v) loans or instruments payable by any Borrower to any Affiliate that are not Permitted Indebtedness, provided, that notwithstanding the foregoing no Borrower shall enter into, consummate, or perform with respect to any transactions or agreement pursuant to which it becomes a party to any mortgage, note, indenture or guarantee evidencing any Indebtedness of any of its Affiliates or otherwise to become responsible or liable, as a guarantor, surety or otherwise, pursuant to an agreement for any Indebtedness of any such Affiliate other than Permitted Indebtedness and Permitted Contingent Obligations. Notwithstanding the foregoing, the prohibitions set forth above shall not apply to transaction with Permitted Affiliates.. No Borrower shall comingle its funds or other assets with any funds or assets of any of its Affiliates, or any other Person, in such a manner that it will be costly or difficult to segregate, ascertain or identify such Borrower’s individual assets from those of any of its members, shareholders, or partners (as applicable), its Affiliates, the Affiliates of any of its members, shareholders, or partners (as applicable), or any other Person.

7.7	Organizational Documents; Fiscal Year; Dissolution; Use of Proceeds

No Borrower shall (i) change its name, state of formation, or amend, modify, restate or change any of its Organizational Documents in a manner that would be materially adverse to Lender and, in any event, without five (5) days prior written notice to Lender, (ii) change its fiscal year, unless Borrowers demonstrate to Lender’s satisfaction compliance with the covenants contained herein for both the fiscal year in effect prior to any change and the new fiscal year period by delivery to Lender of appropriate interim and annual pro forma, historical and current compliance certificates for such periods and such other information as Lender may reasonably request, (iii) amend, alter or suspend or terminate or make provisional in any material way, any Permit without the prior written consent of Lender, which consent shall not be unreasonably withheld, (iv) wind up, liquidate or dissolve (voluntarily or involuntarily) or commence or suffer any proceedings seeking to wind up, liquidate or dissolve or that would result in any of the foregoing, (v) use any proceeds of any Advance for “purchasing” or “carrying” “margin stock” as defined in Regulations U, T or X of the Board of Governors of the Federal Reserve System, or (vi)

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fail either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business in its own name or its registered trade name, in order not (a) to mislead others as to the identity with which such other party is transacting business, or (b) suggest that it is responsible for the debts of any third party (including any of its members, managers, partners and shareholders or Affiliates, or any general partner, principal or Affiliate thereof).

7.8	Asset Sales

No Borrower shall, without the prior written approval of Lender, directly or indirectly sell, convey, transfer, assign, license, lease (that has the effect of a disposition) or otherwise dispose of (including any merger or consolidation or upon any condemnation, eminent domain or similar proceedings) to any Person, in one transaction or a series of related transactions, any assets of a Borrower which constitute all or substantially all of an operating unit of a Borrower or any other assets of a Borrower outside of the ordinary course of business other than (i) the grant of licenses and sublicenses (including licenses and sublicenses of intellectual property), leases and subleases in the ordinary course of business, (ii) the abandonment of intellectual property rights or allowing of intellectual property rights to lapse, in each case, in the ordinary course of business and which are not collectively material to the conduct of the business of such Borrower, (iii) the disposition or transfer of obsolete, worn-out or surplus inventory or equipment that is not material in the conduct of such Borrower’s business in the ordinary course of business, (iv) the disposition or transfer of cash or cash equivalent investments in the ordinary course of business, and (v) the disposition or transfer of any leasehold interest at the natural expiration of such or upon the earlier termination of the lease as provided therein.

7.9	Management

No Borrower shall pay any compensation or other amounts to senior management of any Borrower in excess of such amounts as are usual and customary for companies in similar businesses and of a similar size.

7.10	Restrictive Agreements

No Borrower will, or will permit any Subsidiary to, directly or indirectly (a) enter into or assume any agreement (other than the Loan Documents and any agreements for Capitalized Lease Obligations or purchase money debt permitted under clauses (ii) and (iii) of the definition of Permitted Indebtedness) prohibiting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired (other than a Permitted Lien), or (b) create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind (except as provided by the Loan Documents) on the ability of any Subsidiary to: (i) pay or make Distributions to any Borrower or any Subsidiary; (ii) pay any Indebtedness owed to any Borrower or any Subsidiary; (iii) make loans or advances to any Borrower or any Subsidiary; or

(iv) transfer any of its property or assets to any Borrower or any Subsidiary; provided, that, any agreements for purchase money debt shall not prohibit (x) the creation or assumption of any Lien upon any assets or properties to secure the Obligations or (y) the repayment of the Obligations.

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7.11	Modifications of Certain Agreements

Other than with respect to Permitted Modifications, no Borrower will, or will permit any Subsidiary to, directly or indirectly, amend, terminate or otherwise modify any Material Contract or any the Lease, without Lender’s prior written consent (which Lender may give or withhold in Lender’s sole discretion), which amendment, termination or modification in any case:

(a) is contrary to the terms of this Agreement or any other Loan Document; (b) could reasonably be expected to be adverse in any material respect to the rights, interests or privileges of the Lender or its ability to enforce the same; (c) results in the imposition or expansion in any material respect of any obligation of or restriction or burden on any Borrower or any Subsidiary; or (d) reduces in any material respect any rights or benefits of any Borrower or any Subsidiaries (it being understood and agreed that any such determination shall be in the discretion of the Lender). Each Borrower shall, prior to entering into any amendment, termination or other modification of any of the foregoing documents, deliver to Lender reasonably in advance of the execution thereof, any final or execution copy of amendments, terminations or other modifications to such documents, and such Borrower agrees not to take, nor permit any of its Subsidiaries to take, any such action with respect to any such documents without obtaining such approval from Lender.

7.12	Payments and Modifications of Subordinated Debt

No Borrower will, or will permit any Subsidiary to, directly or indirectly

(a) declare, pay, make or set aside any amount for payment in respect of Subordinated Debt, except for payments made in full compliance with and expressly permitted under the Subordination Agreement, (b) amend or otherwise modify the terms of any Subordinated Debt, except for amendments or modifications made in full compliance with the Subordination Agreement,

(c) declare, pay, make or set aside any amount for payment in respect of any Indebtedness hereinafter incurred that, by its terms, or by separate agreement, is subordinated to the Obligations, except for payments made in full compliance with and expressly permitted under the subordination provisions applicable thereto, or (d) amend or otherwise modify the terms of any such Indebtedness if the effect of such amendment or modification is to (i) increase the interest rate or fees on, or change the manner or timing of payment of, such Indebtedness, (ii) accelerate or shorten the dates upon which payments of principal or interest are due on, or the principal amount of, such Indebtedness, (iii) change in a manner adverse to any Credit Party or Lender any event of default or add or make more restrictive any covenant with respect to such Indebtedness, (iv) change the prepayment provisions of such Indebtedness or any of the defined terms related thereto, (v) change the subordination provisions thereof (or the subordination terms of any guaranty thereof), or

(vi) change or amend any other term if such change or amendment would materially increase the obligations of the obligor or confer additional material rights on the holder of such Indebtedness in a manner adverse to Borrowers, any Subsidiaries, or Lender. Borrowers shall, prior to entering into any such amendment or modification, deliver to Lender  reasonably in advance of the execution thereof, any final or execution form copy thereof.

7.13	Deposit Accounts

Borrowers shall not make any changes to their deposit accounts, including the Controlled Deposit Accounts, or establish new deposit accounts or change the passwords or user identification information with respect thereto in such a fashion as would result in Lender not

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having (i) online view-only access to each Borrower’s Controlled Deposit Accounts and any other deposit account established by or in the name of a Borrower, or (ii) control of each Borrower’s Commercial Deposit Account and Operating Account.

7.14	Truth of Statements

Borrowers shall not furnish to Lender any certificate or other document that contains any untrue statement of a material fact or that omits to state a material fact necessary to make it not misleading in light of the circumstances under which it was furnished.

7.15	IRS Form 8821

Borrowers shall not materially alter, amend, restate, or otherwise modify, or withdraw, terminate or re-file any IRS Form 8821 that has named Tax Guard as an appointee.

7.16	Cash Advance Loans

Borrowers shall not, directly or indirectly, create, assume or permit, or suffer to exist or to be created, any Cash Advance Loan.

VIII.	EVENTS OF DEFAULT

8.1	Events of Default

The occurrence of any one or more of the following shall constitute an “Event of

Default:”

(a)Borrowers shall fail to pay any amount on the Obligations or provided for in any Loan Document when due (whether on any payment date, at maturity, by reason or acceleration, by notice of intention to prepay, by required prepayment or otherwise);

(b)Any representation, statement or warranty made or deemed made by any Credit Party in any Loan Document or in any other certificate, document, report or opinion delivered in conjunction with any Loan Document to which it is a party, (i) shall not be true and correct in all material respects, or (ii) shall have been false or misleading in any material respect on the date when made or deemed to have been made (except to the extent already qualified by materiality, in which case it shall be true and correct in all respects and shall not be false or misleading in any respect);

(c)Any Borrower or any Guarantor or other party thereto other than Lender shall be in violation, breach or default of, or shall fail to perform, observe or comply with any covenant, obligation or agreement set forth in any Loan Document and such violation, breach, default or failure shall not be cured within the applicable period set forth in the applicable Loan Documents; provided that, with respect to the affirmative covenants set forth in Article VI (other than Sections 6.2, 6.3 (i) and (ii), 6.9, and 6.11 for which there shall be no cure period), there shall be a fifteen (15) calendar day cure period commencing from the earlier of (i) receipt by such Person of written notice of such breach, default, violation or failure, and (ii) the time at which such Person

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Exhibit 10.1

or any officer thereof knew or became aware, or should have known or been aware, of such failure, violation, breach or default;

(d)Except as a result of any action or failure to act on the party of Lender (i) any of the Loan Documents ceases to be in full force and effect (other than as expressly permitted hereunder or thereunder), or (ii) any Lien created thereunder ceases to constitute a valid perfected first priority Lien on the Collateral (except for Permitted Liens) in accordance with the terms thereof, or Lender ceases to have a valid perfected first priority security interest in any material portion of the Collateral;

(e)One or more judgments or decrees (not paid or fully covered by insurance as to which the relevant insurance company has not denied coverage in writing) is rendered against any Borrower or Guarantor in an amount in excess of $75,000 individually or $150,000 in the aggregate at one time outstanding, which is/are not satisfied, stayed, bonded, vacated or discharged of record within thirty (30) days of being rendered;

(f)(i) Any default occurs, which is not cured within any applicable grace period or cure period or waived, (x) in the payment of any amount with respect to any Indebtedness (other than the Obligations) of any Borrower or Guarantor in excess of $75,000, (y) in the performance, observance or fulfillment of any provision contained in any agreement, contract, document or instrument to which any Credit Party is a party or to which any of their properties or assets are subject or bound under or pursuant to which any such Indebtedness was issued, created, assumed, guaranteed or secured and such Default continues for more than any applicable grace period or permits the holder of any Indebtedness to accelerate the maturity thereof, or (z) in the performance, observance or fulfillment of any provision contained in any agreement, contract, document or instrument between any Credit Party and Lender or Affiliate of Lender (other than the Loan Documents), or (ii) any Indebtedness of any Credit Party having an outstanding principal balance in excess of $75,000 is declared to be due and payable or is required to be prepaid (other than by a regularly scheduled payment) prior to the stated maturity thereof, or any obligation of such Person for the payment of Indebtedness (other than the Obligations) is not paid when due or within any applicable grace period, or any such obligation becomes or is declared to be due and payable before the expressed maturity thereof, or there occurs an event which, with the giving of notice or lapse of time, or both, would cause any such obligation to become, or allow any such obligation to be declared to be, due and payable;

(g)	Any Credit Party shall (i) be unable to pay its debts generally as they become due,

(ii) file a petition under any insolvency statute, (iii) make a general assignment for the benefits of its creditors, (iv) commence a proceeding for the appointment of a receiver, trustee, liquidator or conservator of itself or of the whole or any substantial part of its property, or (v) file a petition seeking reorganization or liquidation or similar relief under any Debtor Relief Law or any other applicable Law or statute;

(h)A court of competent jurisdiction (i) shall enter an order, judgment or decree appointing a custodian, receiver, trustee, liquidator or conservator of any Credit Party or the whole or any substantial part of any such Person’s properties and, if such order, judgment or decree is issued without notice to the Credit Party and a hearing, such order, judgment or decree remains unstayed and in effect for a period of sixty (60) calendar days, or (ii) shall approve a petition filed

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Exhibit 10.1

against any Credit Party seeking reorganization, liquidation or similar relief under any Debtor Relief Law;

(i)A court of competent jurisdiction shall approve a petition filed against any Credit Party seeking reorganization, liquidation or similar relief under any Debtor Relief Law or any other applicable Law or statute, which (x) has the effect of Lender not receiving collections with respect to Accounts as and when contemplated by Section 2.5, (y) has the effect of delaying the billing or collection of Accounts beyond Borrowers’ normal or historical billing and collection periods, or

(z)	is not dismissed within sixty (60) days;

(j)A court of competent jurisdiction shall assume custody or control of any Credit Party or of the whole or any substantial part of any such Person’s properties, which (x) has the effect of Lender not receiving collections with respect to Accounts as and when contemplated by Section 2.5, (y) has the effect of delaying the billing or collection of Accounts beyond Borrowers’ normal or historical billing and collection periods, or (z) is not irrevocably relinquished within sixty (60) days;

(k)There is commenced against any Credit Party any proceeding or petition seeking reorganization, liquidation or similar relief under any Debtor Relief Law or any other applicable Law or statute, (A) which (x) has the effect of Lender not receiving collections with respect to Accounts as and when contemplated by Section 2.5, (y) has the effect of delaying the billing or collection of Accounts beyond Borrowers’ normal or historical billing and collection periods, or

(z)is not unconditionally dismissed within sixty (60) days after the date of commencement, or (B) with respect to which such Credit Party takes any action to indicate its approval or consent;

(l)(i) Any Change of Control occurs or any agreement or commitment to cause or that may result in any such Change of Control is entered into, (ii) any Material Adverse Effect or Material Adverse Change occurs, or (iii) any Credit Party ceases any material portion of its business operations as currently conducted;

(m)Lender receives any indication or evidence that any Credit Party may have directly or indirectly been engaged in any type of activity which, in Lender’s judgment, might result in forfeiture of any property to a Governmental Authority which shall have continued unremedied for a period of ten (10) days after written notice from Lender;

(n)Any Credit Party or any of their respective directors or senior officers is criminally indicted or convicted under any Law that could lead to a forfeiture of any material portion of their respective assets; or

(o)The issuance of any process for levy, attachment or garnishment or execution upon or prior to any judgment for in any one instance or in the aggregate an amount of $25,000 or more against any Credit Party or any of their respective property or assets.

8.2	Acceleration and Suspension or Termination of Commitments

Upon the occurrence and during the continuance of an Event of Default, notwithstanding any other provision of any Loan Documents, Lender may by notice to Borrowers

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Exhibit 10.1

(i) terminate the obligations of the Lender to make Advances under this Agreement or (ii) by notice to Borrowers declare all or any portion of the Obligations to be due and payable immediately (except in the case of an Event of Default under Section 8.1(g) or (h), in which event all of the foregoing shall automatically and without further act by Lender be due and payable).

IX.	RIGHTS AND REMEDIES AFTER DEFAULT

9.1	Rights and Remedies

(a)In addition to the acceleration provisions set forth in Article VIII above, upon the occurrence and continuation of an Event of Default, Lender shall have the right to exercise any and all rights, options and remedies provided for in any Loan Document, under the UCC or at law or in equity, including the right to (i) apply any property of any Borrower received or held by Lender to reduce the Obligations in such manner as Lender may deem advisable, (ii) foreclose the Liens created under the Loan Documents, (iii) realize upon, take possession of or sell any Collateral or securities pledged with or without judicial process, (iv) exercise all rights and powers with respect to the Collateral as any Borrower might exercise, (v) collect and send notices regarding the Collateral with or without judicial process, (vi) at Borrowers’ expense, require that all or any part of the Collateral be assembled and made available to Lender at any reasonable place designated by Lender, (vii) reduce or otherwise change the Facility Cap, (viii) engage, on behalf of any or all Borrowers, a third party to service and collect Borrowers’ receivables, or (ix) relinquish or abandon any Collateral or securities pledged or any Lien thereon. Notwithstanding any provision of any Loan Document, Lender, in its Permitted Discretion, shall have the right, at any time that Borrowers fail to do so, and from time to time, without prior notice, to: (i) obtain insurance covering any of the Collateral to the extent required hereunder; (ii) pay for the performance of any Obligations; (iii) discharge taxes or liens on any of the Collateral that are in violation of any Loan Document unless Borrowers are in good faith with due diligence by appropriate proceedings contesting those items; and (iv) pay for the maintenance and preservation of the Collateral. Such expenses and advances shall be added to the Obligations and increase the principal amount outstanding hereunder, until reimbursed to Lender and shall be secured by the Collateral, and such payments by Lender shall not be construed as a waiver by Lender of any Event of Default or any other rights or remedies of Lender.

(b)Borrowers agree that notice received by them at least ten (10) days before the time of any intended public sale, or the time after which any private sale or other disposition of Collateral is to be made, shall be deemed to be reasonable notice of such sale or other disposition. If permitted by applicable Law, any perishable Collateral which threatens to speedily decline in value or which is sold on a recognized market may be sold immediately by Lender without prior notice to Borrowers. At any sale or disposition of Collateral or securities pledged, Lender may (to the extent permitted by applicable Law) purchase all or any part thereof free from any right of redemption by any Borrower which right is hereby waived and released. Borrowers covenant and agree not to, and not to permit or cause any of their respective Subsidiaries to, interfere with or impose any obstacle to Lender’s exercise of its rights and remedies with respect to the Collateral. Lender, in dealing with or disposing of the Collateral or any part thereof, shall not be required to give priority or preference to any item of Collateral or otherwise to marshal assets or to take possession or sell any Collateral with judicial process.

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Exhibit 10.1

9.2	Application of Proceeds

In addition to any other rights, options and remedies Lender has under the Loan Documents, the UCC, at law or in equity, all dividends, interest, rents, issues, profits, fees, revenues, income and other proceeds collected or received from collecting, holding, managing, renting, selling, or otherwise disposing of all or any part of the Collateral or any proceeds thereof upon exercise of its remedies hereunder shall be applied in the following order of priority: (i) first, to the payment of all reasonable and documented out-of-pocket costs and expenses of such collection, storage, lease, holding, operation, management, sale, disposition or delivery and of conducting Borrowers’ business and of maintenance, repairs, replacements, alterations, additions and improvements of or to the Collateral, and to the payment of all sums which Lender may be required or may elect to pay, if any, for taxes, assessments, insurance and other charges upon the Collateral or part thereof, and all other payments that Lender may be required or authorized to make under any provision of this Agreement (including in each such case, in-house documentation and diligence fees and legal expenses, search, audit, recording, professional and filing fees and expenses and reasonable attorneys’ fees and all expenses, expert witness fees, liabilities and advances made or incurred in connection therewith, whether litigation is commenced or not); (ii) second, to the payment of all Obligations as provided herein, (iii) third, to the satisfaction of Indebtedness secured by any subordinate security interest of record in the Collateral if written notification of demand therefor is received before distribution of the proceeds is completed, provided, that, if requested by Lender, the holder of a subordinate security interest shall furnish reasonable proof of its interest, and unless it does so, Lender need not address its claims; and (iv) fourth, to the payment of any surplus then remaining to Borrowers, unless otherwise provided by applicable Law or directed by a court of competent jurisdiction, provided that Borrowers shall be liable for any deficiency if such proceeds are insufficient to satisfy the Obligations or any of the other items referred to in this Section.

9.3	Rights of Lender to Appoint Receiver

Without limiting and in addition to any other rights, options and remedies Lender has under the Loan Documents, the UCC, at law or in equity, upon the occurrence and continuation of an Event of Default, Lender shall have the right to apply for and have a receiver appointed by a court of competent jurisdiction in any action taken by Lender to enforce its rights and remedies in order to manage, protect and preserve the Collateral and continue the operation of Borrowers’ business to the extent necessary to collect all revenues and profits thereof and apply the same to the payment of all expenses and other charges of such receivership including the compensation of the receiver and to the payments as aforesaid until a sale or other disposition of such Collateral shall be finally made and consummated. Borrowers hereby consent to the appointment of a receiver selected by Lender upon the occurrence and during the continuance of an Event of Default and agree not to oppose the appointment of such receiver or the rights and powers granted, or proposed by Lender to be granted, to such receiver so long as such rights and powers are consistent with applicable Law. Borrowers waive any right to require a bond to be posted by or on behalf of any such receiver.

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Exhibit 10.1

9.4	Application of Payments Following Default

Following the occurrence and continuance of an Event of Default, Lender may, notwithstanding Section 9.2, apply any and all payments received by Lender in respect of the Obligations, and any and all proceeds of Collateral received by Lender, in such order as Lender may from time to time elect.

9.5	Power of Attorney Following Default

Until full payment in cash of all Obligations, each Borrower hereby irrevocably designates, makes, constitutes, and appoints Lender (and all Persons designated by Lender from time to time) as such Borrower’s true and lawful attorney and agent in fact to act in the name of such Borrower to effectuate any term in this Agreement after the occurrence and during the continuation of any Event of Default. Without limiting the generality of the foregoing, each Borrower’s power of attorney to Lender provided above authorizes Lender to:

(a)demand payment of the Accounts, enforce payment thereof by legal proceedings or otherwise, settle, adjust, compromise, extend, or renew any or all of the Accounts or any legal proceedings brought to collect the Accounts, discharge and release the Accounts or any of them, and exercise all of such Borrower’s rights and remedies with respect to the collection of Accounts;

(b)prepare, file, and sign the name of such Borrower on any proof of claim in bankruptcy or any similar document against any Account Debtor or any notice of Lien, assignment, or satisfaction of Lien or similar document in connection with any of the Collateral;

(c)use the stationery of such Borrower, open such Borrower’s mail, notify the post office authorities to change the address for delivery of such Borrower’s mail to an address designated by Lender, and sign the name of such Borrower to verifications of the Accounts and on any notice to the Account Debtors; and

(d)use the information recorded on or contained in any data processing equipment and computer hardware and software relating to the Accounts, inventory, or other Collateral.

In addition to the foregoing, if any Borrower breaches its obligation hereunder to direct payments of Accounts or the proceeds of any other Collateral to the appropriate Controlled Deposit Account, Lender, as the irrevocably made, constituted and appointed true and lawful attorney for such Borrower pursuant to this Section, may by the signature or other act of any of Lender’s officers or authorized signatories (without requiring any of them to do so), direct any federal, state or private payor or fiscal intermediary to pay proceeds of Accounts or any other Collateral to the appropriate Controlled Deposit Account.

The appointment of Lender as attorney-in-fact for each Borrower is coupled with an interest and is irrevocable until full payment in cash of all Obligations.

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Exhibit 10.1

9.6	Rights and Remedies not Exclusive

Lender shall have the right in accordance with the terms hereof, in its Permitted Discretion to determine which rights, Liens or remedies Lender may at any time pursue, relinquish, subordinate or modify, and such determination will not in any way modify or affect any of Lender’s rights, Liens or remedies under any Loan Document, applicable Law or equity. The enumeration of any rights and remedies in any Loan Document is not intended to be exhaustive, and all rights and remedies of Lender described in any Loan Document are cumulative and are not alternative to or exclusive of any other rights or remedies which Lender otherwise may have. The partial or complete exercise of any right or remedy shall not preclude any other further exercise of such or any other right or remedy.

X.	WAIVERS AND JUDICIAL PROCEEDINGS

10.1	Waivers

Except as expressly provided for herein, Borrowers hereby waive setoff, counterclaim, demand, presentment, protest, all defenses with respect to any and all instruments and all notices and demands of any description, and the pleading of any statute of limitations as a defense to any demand under any Loan Document. Borrowers hereby waive any and all defenses and counterclaims they may have or could interpose in any action or procedure brought by Lender to obtain an order of court recognizing the assignment of, or Lien of Lender in and to, any Collateral. With respect to any action hereunder, Lender conclusively may rely upon, and shall incur no liability to Borrowers in acting upon, any request or other communication that Lender reasonably believes to have been given or made by a person authorized on Borrowers’ behalf, whether or not such person is listed on the incumbency certificate delivered pursuant to Section 4.1. In each such case, Borrowers hereby waive the right to dispute Lender’s action based upon such request or other communication, absent manifest error.

10.2	Delay; No Waiver of Defaults

No course of action or dealing, renewal, release or extension of any provisions of any Loan Document, or single or partial exercise of any such provision, or delay, failure or omission on Lender’s part in enforcing any such provision shall affect the liability of any Borrower or Guarantor or operate as a waiver of such provision or affect the liability of any Borrower or Guarantor or preclude any other or further exercise of such provision. No waiver by any party to any Loan Document of any one or more defaults by any other party in the performance of any of the provisions of any Loan Document shall operate or be construed as a waiver of any future default, whether of a like or different nature, and each such waiver shall be limited solely to the express terms and provisions of such waiver. Notwithstanding any other provision of any Loan Document, by completing the Closing under this Agreement or by making Advances, Lender does not waive any breach of any representation or warranty of under any Loan Document, and all of Lender’s claims and rights resulting from any such breach or misrepresentation are specifically reserved.

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Exhibit 10.1

10.3	Jury Waiver

EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION ARISING UNDER THE LOAN DOCUMENTS OR IN ANY WAY CONNECTED WITH OR INCIDENTAL TO THE DEALINGS OF THE PARTIES WITH RESPECT TO THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES TO THE WAIVER OF THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY.

10.4	Cooperation in Discovery and Litigation

In any litigation, arbitration or other dispute resolution proceeding relating to any Loan Document, Borrowers waive any and all defenses, objections and counterclaims they may have or could interpose with respect to (i) any of their directors, officers, employees or agents being deemed to be employees or managing agents of any Borrower for purposes of all applicable Law or court rules regarding the production of witnesses by notice for testimony (whether in a deposition, at trial or otherwise), (ii) Lender’s counsel examining any such individuals as if under cross-examination and using any discovery deposition of any of them as if it were an evidence deposition, and (iii) using all commercially reasonable efforts to produce in any such dispute resolution proceeding, at the time and in the manner requested by Lender, all Persons, documents (whether in tangible, electronic or other form) or other things under their control and relating to the dispute.

XI.	EFFECTIVE DATE AND TERMINATION

11.1	Effectiveness and Termination

(a)Termination by Lender. Subject to Lender’s right to terminate and cease making Advances upon the occurrence and during the continuance of an Event of Default, this Agreement shall continue in full force and effect until the full performance and payment in cash of all Obligations (other than indemnity reimbursement obligations with respect to which no claim has been made), unless terminated sooner as provided in this Section 11.1.

(b)Termination by Borrowers. Borrowers may terminate this Agreement at any time upon not less than ten (10) days’ prior written notice to Lender and upon full performance and payment in full in cash of all Obligations (other than indemnity and reimbursement obligations with respect to which no claim has been made) on or prior to the 10th calendar day after receipt by Lender of such written notice. Borrowers may elect to terminate this Agreement in its entirety only. No section of this Agreement or type of Loan available hereunder may be terminated singly.

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Exhibit 10.1

(c)Effectiveness of Termination. All of the Obligations (other than indemnity and reimbursement obligations with respect to which no claim has been made) shall be immediately due and payable upon the Termination Date. All undertakings, agreements, covenants, warranties and representations of Borrowers contained in the Loan Documents shall survive any such termination and Lender shall retain its Liens in the Collateral and Lender shall retain all of its rights and remedies under the Loan Documents notwithstanding such termination until all Obligations have been discharged or paid, in full, in immediately available funds, including all Obligations under Section 3.4 and the terms of any fee letter resulting from such termination. Notwithstanding the foregoing or the payment in full of the Obligations, Lender shall not be required to terminate its Liens in the Collateral unless, with respect to any loss or damage Lender may incur as a result of dishonored checks or other items of payment received by Lender from any Borrower or any Account Debtor and applied to the Obligations, Lender shall, at its option, (i) have received a written agreement satisfactory to Lender, executed by Borrowers and, if Borrowers’ financial condition at that time is weaker than it is as of the date hereof, by any Person whose loans or other advances to Borrowers are used in whole or in part to satisfy the Obligations, indemnifying Lender from any such loss or damage or (ii) have retained cash Collateral or other Collateral for such period of time as Lender, in its discretion, may deem necessary to protect Lender from any such loss or damage.

11.2	Survival

All obligations, covenants, agreements, representations, warranties, waivers and indemnities made by Borrowers in any Loan Document shall survive the execution and delivery of the Loan Documents, the Closing, the making of the Advances and any termination of this Agreement until all Obligations (other than indemnity obligations with respect to which no claim has been made) are fully performed and paid in full in cash. Notwithstanding the foregoing sentence of this Section 11.2, the obligations and provisions of Sections 10.1, 10.4, 13.1, 13.3, 13.4, 13.7 and 13.12 shall survive termination of the Loan Documents and any payment, in full or in part, of the then-outstanding Obligations.

XII.	ASSIGNMENTS AND PARTICIPATIONS

12.1	Assignments

Lender may at any time assign the Lender’s rights and obligations hereunder and under all other Loan Documents to one or more Eligible Assignees. Upon receipt of notice of such assignment, Borrowers shall treat the assignee as the Lender for all purposes hereunder and under the other Loan Documents. Each Eligible Assignee shall have all of the rights and benefits with respect to the Obligations, Collateral and Loan Documents held by it as fully as if the original holder thereof; provided that, Borrowers shall not be obligated to pay under this Agreement to any Eligible Assignee any sum in excess of the sum which Borrowers would have been obligated to pay to Lender had such assignment not been effected. Notwithstanding any other provision of a Loan Document, Lender may disclose to any Eligible Assignee on a confidential basis all information, reports, financial statements, certificates and documents obtained under any provision of any Loan Document. Borrowers may not offset any amounts owing to any Borrower by an Eligible Assignee from any amounts owed by Borrowers to such Eligible Assignee pursuant to this Agreement.

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Exhibit 10.1

12.2	Participations

Lender may at any time, without the consent of, or notice to, Borrowers, sell to one or more Persons participating interests in its Loan, commitments or other interests hereunder (any such Person, a “Participant”). Notwithstanding any other provision of a Loan Document, Lender may disclose to any Participant on a confidential basis all information, reports, financial statements, certificates and documents obtained under any provision of any Loan Document. Subject to Section 12.3, in the event of a sale by Lender of a participating interest to a Participant,

(i) Borrowers shall continue to deal solely and directly with Lender in connection with Lender’s rights and obligations hereunder, and (ii) all amounts payable by Borrowers shall be determined as if Lender had not sold such participation and shall be paid directly to Lender. Borrowers agree that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. Lender shall, acting solely for this purpose as a non-fiduciary agent of Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant ’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that Lender shall not have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant 's interest in any commitments, loans, or its other obligations under any Loan Document ) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

12.3	Defaulting Participants

Lender may from time to time notify Borrowers of the participations sold by Lender hereunder and the share of each Participant’s interest in the Loan (such notification, as it may be amended from time to time, is referred to herein as a “Participation Notice”). Following receipt by Borrowers of a Participation Notice, (i) it shall be the responsibility of the Participant identified in the Participation Notice to fund each Advance in an amount equal to such Participant’s share of each Advance as set forth in the Participation Notice, (ii) Borrowers will look solely to Participant identified in the Participation Notice for the funding of such portion of each Advance as is equal to the Participant’s share of such Advance as set forth in the Participation Notice, and (iii) notwithstanding any other provision of this Agreement or any other Loan Document, Lender shall not be obligated to fund any portion of an Advance which is the responsibility of a Participant as set forth in a Participation Notice. Following receipt by Borrowers of a Participation Notice, any Participant which shall fail to make any Advance or other credit accommodation, disbursement, settlement or reimbursement required pursuant to the terms of any Loan Document, for so long as such failure shall remain in existence and uncured, shall be deemed to be a “Defaulting Participant.” After a Participant becomes a Defaulting Participant, and the circumstances causing such status shall not have been cured or waived, each of Borrowers and Lender may, at their

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Exhibit 10.1

respective option, notify such Defaulting Participant of such Person’s intention to obtain a replacement Participant (“Replacement Participant”) for the Defaulting Participant, which Replacement Participant shall be an Eligible Assignee. In the event Borrowers or Lender, as applicable, obtains a Replacement Participant, Borrowers shall look to the Replacement Participant rather than the Defaulting Participant for the funding of future Advances in an amount equal to the Defaulting Participant’s share of each Advance set forth in the Participation Notice and such Replacement Participant, by purchasing its Participation, shall be deemed to have agreed directly with Borrowers to fund such Advances in accordance with (and otherwise comply with) this Agreement. Any Replacement Participant shall not be responsible for, and such Replacement Participant’s interest in the Loan shall not be subject to, any liabilities of the Defaulting Participant to Borrowers accruing prior to the date of the transfer of the participation interest. Borrowers may not offset any amounts owing to any Borrower by the Defaulting Participant from any amounts owed by Borrowers to Lender pursuant to this Agreement.

12.4	Definitions

For purposes of this Article XII, the following terms shall have the following meanings:

“Approved Fund” means any (a) investment company, finance company, fund,

trust, securitization vehicle or conduit that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business or (b) any Person (other than a natural person) which temporarily warehouses loans for Lender or any entity described in the preceding clause (a) and that, with respect to each of the preceding clauses (a) and (b), is administered or managed by (i) Lender, (ii) an Affiliate of Lender, or (iii) a Person (other than a natural person) or an Affiliate of a Person (other than a natural person) that administers or manages Lender.

“Eligible Assignee” shall mean (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person or a holding company for a natural person) approved by Lender; provided, however, that notwithstanding the foregoing, “Eligible Assignee” shall not include any direct competitor of any Borrower.

XIII.	MISCELLANEOUS

13.1	Governing Law; Jurisdiction; Service of Process; Venue

The Loan Documents shall be governed by and construed in accordance with the internal substantive laws of the State of New York without giving effect to its choice of law provisions; provided, however, if any provision(s) of any Loan Document would violate or have the effect of violating the laws of the State of New York but not the laws of the State of Delaware then, with respect to such provision(s), the laws of the State of Delaware shall apply. Any judicial proceeding against any Borrower with respect to the Obligations, any Loan Documents or any related agreement may be brought in any federal or state court of competent jurisdiction located in the State of New York. By execution and delivery of each Loan Document to which it is a party, each Borrower and Lender (i) accepts the non-exclusive jurisdiction of the aforesaid courts and irrevocably agrees to be bound by any judgment rendered thereby, (ii) waives personal service of

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Exhibit 10.1

process, (iii) agrees that service of process upon it may be made by certified or registered mail, return receipt requested, pursuant to Section 13.5, (iv) waives any objection to jurisdiction and venue of any action instituted hereunder and agrees not to assert any defense based on lack of jurisdiction, venue or convenience, and (v) agrees that this loan was made in New York, that Lender has accepted in New York the Loan Documents executed by Borrowers and has disbursed Advances under the Loan Documents in New York. Nothing shall affect the right of Lender to serve process in any manner permitted by applicable Law or shall limit the right of Lender to bring proceedings against any Borrower in the courts of any other jurisdiction having jurisdiction. Any judicial proceedings against Lender involving, directly or indirectly, the Obligations, any Loan Document or any related agreement shall be brought only in a federal or state court located in the State of New York. All parties acknowledge that they participated in the negotiation and drafting of this Agreement and that, accordingly, no party shall move or petition a court construing this Agreement to construe it more stringently against one party than against any other.

13.2	Binding Effect of Loan Documents

The Loan Documents shall inure to the benefit of Lender, its assignees, Participants and all future holders of the Obligations or any of the Collateral, and each of their respective successors and assigns. Each Loan Document shall be binding upon the Persons other than Lender that are parties thereto and their respective successors and assigns, and no such Person may assign, delegate or transfer any Loan Document or any of its rights or obligations thereunder without the prior written consent of Lender. No rights are intended to be created under any Loan Document for the benefit of any Person who is not a party to such Loan Document. Nothing contained in any Loan Document shall be construed as a delegation to Lender of any other Person’s duty of performance. BORROWERS ACKNOWLEDGE AND AGREE THAT LENDER AT ANY TIME AND FROM TIME TO TIME MAY (I) DIVIDE AND RESTATE ANY NOTE, OR (II) SELL, ASSIGN OR GRANT PARTICIPATING INTERESTS IN OR TRANSFER ALL OR ANY PART OF ITS RIGHTS OR OBLIGATIONS UNDER ANY LOAN DOCUMENT, THE OBLIGATIONS OR THE COLLATERAL TO AN ELIGIBLE ASSIGNEE.

13.3	Revival of Obligations

To the extent that any payment made or received with respect to the Obligations is subsequently invalidated, determined to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other Person under any Debtor Relief Law, common law or equitable cause or any other applicable Law, then the Obligations intended to be satisfied by such payment (whether or not previously terminated) shall be revived and shall continue as if such payment had not been received by Lender. Any payments received with respect to such revived Obligations shall be credited and applied in such manner and order, as Lender shall decide in its Permitted Discretion.

13.4	Indemnity

Borrowers shall indemnify Lender, its Affiliates and its and their respective managers, members, officers, employees, Affiliates, agents, representatives, successors, assigns, accountants and attorneys (collectively, the “Indemnified Persons”) from and against any and all liability, obligations, losses, damages, penalties, actions, judgments, suits, reasonable out-of-

Credit and Security Agreement, Page 73

Exhibit 10.1

pocket costs, expenses and disbursements of any kind of nature whatsoever (including reasonable fees and disbursements of counsel, expert witness fees, and reasonable in-house documentation and diligence fees and reasonable legal expenses) which may be imposed on, incurred by or asserted against any Indemnified Person with respect to or arising out of, or in any way relating to any litigation, proceeding or investigation instituted or conducted by any Person with respect to any aspect of, or any transaction contemplated by or referred to in, or any matter related to, any Loan Document or any agreement, document or transaction contemplated thereby, whether or not such Indemnified Person is a party thereto, except to the extent that any of the foregoing (i) arises out of the gross negligence or willful misconduct of, or breach of this Agreement by, any Indemnified Person or (ii) arises out of a dispute between or among any Indemnified Persons. If any Indemnified Person uses in-house counsel for any purpose for which any Borrower is responsible to pay or indemnify, Borrowers expressly agree that their indemnification obligations include reasonable charges for such work commensurate with the fees that would otherwise be charged by outside legal counsel selected by Indemnified Person in its Permitted Discretion for the work performed. Lender agrees to give Borrowers reasonable notice of any event of which Lender becomes aware for which indemnification may be required under this Section 13.4, and Lender may elect (but is not obligated) to direct the defense thereof, provided that the selection of counsel shall be subject to Borrowers’ consent which consent shall not be unreasonably withheld or delayed. Any Indemnified Person may in its reasonable discretion, take such actions, as it deems necessary and appropriate to investigate, defend or settle any event or take other remedial or corrective actions with respect thereto as may be necessary for the protection of such Indemnified Person or the Collateral. Notwithstanding the foregoing, if any insurer agrees to undertake the defense of an event (an “Insured Event”), Lender agrees not to exercise its right to select counsel to defend the event if that would cause any Borrower’s insurer to deny coverage; provided, however, that Lender reserves the right to retain counsel to represent any Indemnified Person with respect to an Insured Event at its sole cost and expense. To the extent that Lender obtains recovery from a third party other than an Indemnified Person of any of the amounts that any Borrower has paid to Lender pursuant to the indemnity set forth in this Section 13.4, then Lender shall promptly pay to such Borrower the amount of such recovery.

13.5	Notice

Any notice or request under any Loan Document shall be given to any party to this Agreement at such party’s address set forth beneath its signature on the signature page to this Agreement, or at such other address as such party may hereafter specify in a notice given in the manner required under this Section 13.5. Any notice or request hereunder shall be given only by, and shall be deemed to have been received upon: (i) registered or certified mail, return receipt requested, on the date on which such received as indicated in such return receipt, (ii) delivery by a nationally recognized overnight courier, one (1) Business Day after deposit with such courier, or

(iii) facsimile, pdf or other electronic transmission, in each case upon telephone or further electronic communication from the recipient acknowledging receipt (whether automatic or manual from recipient), as applicable. Any notice or request under any Loan Document or otherwise pursuant to any applicable Law which is given to one Borrower will be deemed to be notice (or, if applicable, a request) to each Borrower.

Credit and Security Agreement, Page 74

Exhibit 10.1

13.6	Severability; Captions; Counterparts; Facsimile Signatures

If any provision of any Loan Document is adjudicated to be invalid under applicable Laws, such provision shall be inapplicable to the extent of such invalidity without affecting the validity or enforceability of the remainder of the Loan Documents which shall be given effect so far as possible. The captions in the Loan Documents are intended for convenience and reference only and shall not affect the meaning or interpretation of the Loan Documents. The Loan Documents may be executed in one or more counterparts (which taken together, as applicable, shall constitute one and the same instrument) and by facsimile, pdf or other transmission, and such signatures shall be considered original executed counterparts. Each party to this Agreement agrees that it will be bound by its own electronic signature and that it accepts the electronic signature of each other party.

13.7	Expenses

Borrowers shall pay, whether or not the Closing occurs, all usual and customary costs and expenses incurred by Lender or its Affiliates, including documentation and diligence fees and expenses, all search, audit, appraisal, recording reasonable professional and filing fees and expenses and all other actual out-of-pocket charges and expenses (including UCC and judgment and tax lien searches and UCC filings and fees for post-Closing UCC and judgment and tax lien searches and audit expenses), and reasonable and documented attorneys’ fees and expenses, incurred (i) in any effort to enforce, protect or collect payment of any Obligation or to enforce any Loan Document or any related agreement, document or instruments (ii) in connection with entering into, negotiating, preparing, reviewing and executing the Loan Documents or any related agreements, documents or instruments, (iii) arising in any way out of administration of the Obligations, (iv) in connection with instituting, maintaining, preserving, enforcing or foreclosing on Lender’s Liens in any of the Collateral or securities pledged under the Loan Documents, whether through judicial proceedings or otherwise, (v) in defending or prosecuting any actions, claims or proceedings arising out of or relating to Lender’s transactions with Borrowers, (vi) in seeking, obtaining or receiving any advice with respect to its rights and obligations under any Loan Document and any related agreement, document or instrument, (vii) in connection with any modification, restatement, supplement, amendment, waiver or extension of any Loan Document or any related agreement, document or instrument or (viii) in connection with all actions, visits, audits and inspections undertaken by Lender or its Affiliates pursuant to the Loan Documents, subject to the provisions of Section 6.7. In addition, Borrowers shall pay Lender a wire fee of

$25.00 with respect to each domestic wire transfer of funds by Lender to or for the benefit of Borrowers. All of the foregoing shall be charged to Borrowers’ account and shall be part of the Obligations. If Lender or any of its Affiliates uses in-house counsel for any purpose under any Loan Document for which Borrowers are responsible to pay or indemnify, Borrowers expressly agree that their Obligations include reasonable charges for such work commensurate with the fees that would otherwise be charged by outside legal counsel selected by Lender or such Affiliate in its Permitted Discretion for the work performed. Without limiting the foregoing, Borrowers shall pay all taxes (other than taxes based upon or measured by Lender’s income or revenues or any personal property tax), if any, in connection with the transactions contemplated by this Agreement and the Loan Documents and the filing or recording of any documents or financing statements.

Credit and Security Agreement, Page 75

Exhibit 10.1

13.8	Entire Agreement

This Agreement and the other Loan Documents to which Borrowers are a party constitute the entire agreement between Borrowers and Lender with respect to the subject matter hereof and thereof, and supersede all prior agreements and understandings, if any, relating to the subject matter hereof or thereof. Any promises, representations, warranties or guarantees not herein contained and hereafter made shall have no force and effect unless in writing signed by Borrowers and Lender, provided, however, additional covenants, representations, warranties and guarantees will be enforceable if executed by the party against whom enforcement is sought. No provision of this Agreement may be changed, modified, amended, restated, waived, supplemented, discharged, canceled or terminated orally or by any course of dealing or in any other manner other than by an agreement in writing signed by Lender and Borrowers. Each party hereto acknowledges that it has been advised by counsel in connection with the negotiation and execution of this Agreement and is not relying upon oral representations or statements inconsistent with the terms and provisions hereof. Any schedule may be amended from time to time by Borrowers with the consent of the Lender, which consent shall not be unreasonably withheld if the revised schedule does not evidence any violation of the covenants in Articles VI or VII.

13.9	Lender Approvals

Any approval, consent, waiver or satisfaction of Lender with respect to any matter that is subject of any Loan Document (i) shall not be effective unless it is in writing and (ii) unless expressly provided herein to the contrary, may be granted or withheld by Lender in its sole discretion.

13.10	Confidentiality

Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by any applicable Law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (x) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (y) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Credit Parties and their obligations, (g) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to Lender on a non-confidential basis from a source other than Borrowers. For the purposes of this Section, “Information” means all information received from the Borrowers relating to Borrowers or their business, other than any such information that is available to the Lender on a non-confidential basis prior to disclosure by Borrowers; provided that, in the case of information received from Borrowers after the date hereof,

Credit and Security Agreement, Page 76

Exhibit 10.1

such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

13.11	USA PATRIOT Act

Borrowers shall not (a) be or become subject at any time to any law, regulation, or list of any government agency (including the U.S. Office of Foreign Asset Control list) that prohibits or limits Lender from making any advance or extension of credit to Borrowers or from otherwise conducting business with Borrowers, or (b) fail to provide documentary and other evidence of any Borrower’s or its corporate officers’ identities as may be requested by Lender at any time to enable Lender to verify Borrower’s identity or to comply with any applicable Law, including Section 326 of the USA PATRIOT Act of 2001, 31 U.S.C. §5318. Lender hereby notifies Borrowers that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record certain information and documentation that identifies Borrowers, which information includes Borrowers’ name and address and such other information that will allow Lender to identify Borrowers in accordance with the USA PATRIOT Act.

13.12	Release of Lender

Notwithstanding any other provision of any Loan Document, Borrowers voluntarily, knowingly, unconditionally and irrevocably, with specific and express intent, for and on behalf of themselves, their managers, members, directors, officers, employees, stockholders, Affiliates, agents, representatives, accountants, attorneys, successors and assigns and their respective Affiliates (collectively, the “Releasing Parties”), (i) hereby fully and completely release and forever discharge the Indemnified Persons and any other Person or insurer which may be responsible or liable for the acts or omissions of any of the Indemnified Persons, or who may be liable for the injury or damage resulting therefrom (collectively, with the Indemnified Persons, the “Released Parties”), of and from any and all actions, causes of action, damages, claims, obligations, liabilities, costs, expenses and demands of any kind whatsoever, at law or in equity, matured or unmatured, vested or contingent, that any of the Releasing Parties has against any of the Released Parties as of the date of the Closing and (ii) by acceptance of each Advance hereunder fully and completely release and forever discharge the Released Parties, of and from any and all actions, causes of action, damages, claims, obligations, liabilities, costs, expenses and demands of any kind whatsoever, at law or in equity, matured or unmatured, vested or contingent, that any of the Releasing Parties has against any of the Released Parties as of the date of each such Advance. Borrowers acknowledge that the foregoing release is a material inducement to Lender’s decision to extend to Borrowers the financial accommodations hereunder and will be relied upon by Lender in making the Advances.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

Credit and Security Agreement, Page 77

Exhibit 10.1

IN WITNESS WHEREOF, each of the parties has duly executed this Credit and Security Agreement as of the date first written above.

BORROWERS:

FUSE MEDICAL, INC.,

a Delaware corporation

By: Name: Mark W. Brooks

Title: President

STATEO

COUNTY oTI)cJ\C1.-S

On this	day of t:>e..c C-MbC,2021, before me, the undersigned notary public, per ona eared Mark W. Brooks, proved to me through satisfactory evidence of identification to be the person whose name is signed on the preceding or attached document, and

952467165209ac	dged tl)o me that he signed it voluntarily for its stated purpose, as the President of Fuse edical,c.

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Credit and Security Agreement, Signature Page

Exhibit 10.1

CPM MEDICAL CONSULTANTS, LLC,

a Texas limited liability company

By:_'-/J?----'---- ------

Name: Mark W. Brooks Title: Secretary

STATE 4.,s COUNTY OFTutlta..S

On thisday of iJ l.,v ,2021, before me, the undersigned notary public,

personally appeared Mark W. Brooks, proved to me through satisfactory evidence of identification to be the person whose name is signed on the preceding or attached document, and acknowledged to me hat he signed it voluntarily for its stated purpose, as the Secretary of CPM

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Credit and Security Agreement, Signature Page

Exhibit 10.1

Address for Notice:

CPM Medical Consultants, LLC Fuse Medical, Inc.

1565 North Central Expressway, Suite 200

Richardson, TX 75080

Attention: Mark W. Brooks and Gregg Talley

Telephone: (972) 331-5881 (Brooks), (972) 331-5876 (Talley) Email: mbrooks@fusemedical.com, gtalley@fusemedical.com

With copy to (which shall not constitute notice): Address for Notice:

Condon Tobin Sladek Thornton Nerenberg PLLC 8080 Park Lane, Suite 700

Dallas, TX 75231

Attn: Mark B. Knowles

Telephone: (214) 265-3816

Email: mknowles@condontobin.com

[Signature Page Continues]

Credit and Security Agreement, Signature Page

Exhibit 10.1

LENDER:

CNH FINANCE FUND I, L.P.,

a Delaware limited partnership

By: Name: Timothy Peters

Title:Authorized Signatory

Address for Notice:

CNH Finance Fund I, L.P. c/o CNH Finance, L.P.

24 East Ave PMB 1285 New Canaan, CT 06840 Attention: Timothy Peters

Telephone: (203) 266-3210 Email: Legal@cnhfinance.com

With copy to (which shall not constitute notice): Kincaid, Frame & Associates Co., LPA

6151 Wilson Mills Road, Suite 310 Highland Heights, OH 44143 Attention: Timothy J. Kincaid

Telephone: (440) 352-1000

Fax: (440) 352-2435

Email: Tkincaid@kincaidframe.com

Credit and Security Agreement, Signature Page

Exhibit 10.1

ANNEX I

Financial and Loan Covenants

EXHIBITS

Exhibit A-Borrowing Certificate

Exhibit B-Compliance Certificate

SCHEDULES

Schedule 1-List of Borrowers

Schedule 2.4-Borrowers’ Account for Funding Wires Schedule 2.5-Borrowers’ Deposit Accounts Schedule 5.3-Organizational Information

Schedule 5.4-Real Property Owned or Leased Schedule 5.6-Litigation

Schedule 5.11-Intellectual Property Schedule 5.16-Insurance

Schedule 5.17A-Corporate Names

Schedule 5.17B-Business and Collateral Locations Schedule 5.21Environmental Exceptions Schedule 5.22-Material Contracts

Schedule 7.2-Permitted Indebtedness Schedule 7.3-Liens

Schedule 7.6Permitted Affiliates

Exhibit 10.1

ANNEX I

FINANCIAL AND LOAN COVENANTS

1)	Current Ratio

Beginning with the month then ending December 31, 2021 and at the end of each calendar month thereafter, Borrowers’ Current Ratio shall not be less than 1.00 to 1.00.

2)	Fixed Charge Coverage Ratio (EBITDA/Fixed Charges)

Beginning with the month then ending December 31, 2021, and at the end of each calendar month thereafter, the Fixed Charge Coverage Ratio for the applicable Test Period shall be not less than 1.00 to 1.00.

3)	Loan Turnover Rate

Beginning with the month then ending February 28, 2022 and at the end of each calendar month thereafter, the amount calculated by dividing (a) the average outstanding principal balance of the Revolving Facility for the applicable Test Period by (b) the result achieved by dividing (i) the sum of all collections received in the Controlled Deposit Account during the applicable Test Period with respect to all of Borrowers’ Accounts by (ii) the number of days in such Test Period, shall not be greater than 60.

4)	Minimum Liquidity

At no time shall the sum of (i) Borrowers’ cash on hand, plus (ii) Availability under the Revolving Facility, be less than $175,000. If the Borrowers maintain compliance with the Fixed Charge Coverage Ratio for twelve (12) consecutive months, this Minimum Liquidity covenant shall cease to be effective.

For purposes of the covenants set forth in this Annex I, capitalized terms shall have the following meanings set forth below, or if not set forth below, the meanings set forth in Article I.

“Capital Expenditures” shall mean, for any period, all direct or indirect (by way of acquisition of securities of a Person or the expenditure of cash or the transfer of property or the Incurrence of Indebtedness) expenditures in respect of the purchase or other acquisition of fixed or capital assets determined in conformity with GAAP.

“Current Ratio” shall mean Borrowers’ ratio of current assets (determined in accordance with GAAP), to current liabilities (also determined in accordance with GAAP). For this purpose, the outstanding balance of the Revolving Facility shall be deemed to be a current liability.

“EBITDA” shall mean, for any Test Period, the sum, without duplication, of the following, on a consolidated basis: Net Income, plus, (a) Interest Expense, (b) taxes on income,

Annex I, Page 1

Exhibit 10.1

whether paid, payable or accrued, (c) depreciation expense, (d) amortization expense, (e) all other non-cash, non-recurring charges and expenses, excluding accruals for cash expenses made in the ordinary course of business, (f) all fees, costs and expenses incurred in connection with closing this Agreement, (g) loss from any sale of assets, other than sales in the ordinary course of business, all of the foregoing determined in accordance with GAAP, (h) other extraordinary or non-recurring losses, (i) non-cash losses arising from the annual re-measurement of the fair value of the Earn- Out, and (j) any additional add-backs to Net Income approved by Lender in its sole discretion, minus (i) gains from any sale of assets, other than sales in the ordinary course of business, (ii) other extraordinary or non-recurring gains, and (iii) non-cash gains arising from the annual re- measurement of the fair value of the Earn-Out.

“Fixed Charge Coverage Ratio” shall mean the ratio of (a) EBITDA for the Test Period, to (b) Fixed Charges for the Test Period.

“Fixed Charges” shall mean the sum of the following (without duplication): (a) all cash Interest Expense, all scheduled principal payments made on Indebtedness (other than such principal payments as may be made with the proceeds of the initial Advance on the Revolving Facility), all scheduled payments with respect to Capitalized Lease Obligations (to the extent not otherwise included), and all sinking fund payments made by Borrowers, plus (b) all Capital Expenditures by Borrowers, plus (c) all Distributions, other than (i) management fee payments made to a non-Credit Party, and to the extent not included in (a), and (ii) Distributions by CPM to Fuse.

“Interest Expense” shall mean, for any Test Period, total interest expense (including interest expense attributable to Capital Leases in accordance with GAAP) and fees with respect to all outstanding Indebtedness including capitalized interest but excluding commissions, discounts and other fees owed with respect to letters of credit and bankers’ acceptance financing and net costs under interest rate agreements.

“Net Income” shall mean, the net income (or loss) determined in conformity with GAAP, provided that there shall be excluded (i) the income (or loss) of any Person in which any other Person (other than any Borrower) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to a Borrower by such Person, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Borrower or is merged into or consolidated with a Borrower or that Person’s assets are acquired by a Borrower, (iii) the income of any Subsidiary of a Borrower to the extent that the declaration or payment of dividends or similar distributions of that income by that Subsidiary is not at the time permitted by operation of the terms of the Person’s organizational charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (iv) compensation expense resulting from the issuance of Equity Interests, equity appreciation rights and other equity incentives issued to former or current employees, including officers, of a Borrower, or the exercise of such options or rights, in each case to the extent the obligation (if any) associated therewith is not expected to be settled by the payment of cash by a Borrower or any Affiliate thereof, and (v) compensation expense resulting from the repurchase of Equity Interests, options and rights described in clause (iv) of this definition of Net Income.

Annex I, Page 2

Exhibit 10.1

“Test Period” shall mean (i) with respect to the Fixed Charge Coverage Ratio, for the first test, the most recently ended calendar month, for the second test, the most recently ended two calendar months (taken as one accounting period), and continuing in such a pattern until the twelfth test, which will include the most recently ended twelve calendar months (taken as one accounting period); each test after the twelfth test will be calculated on such a trailing twelve month basis; and (ii) (a) with respect to the first calculation of the Loan Turnover Rate, the most recent calendar month then ended, (b) with respect to the second calculation of the Loan Turnover Rate, the two most recent calendar months then ended (taken as one accounting period), and (c) with respect to the third calculation of the Loan Turnover Rate, and each calculation thereafter, the three most recent calendar months then ended (taken as one accounting period) .

Annex I, Page 3

Exhibit 10.1

EXHIBIT A

BORROWING CERTIFICATE

Dated as of, 20

[The Borrowing Certificate shall set forth the Lender’s calculation of the Net Collectible Value of the Eligible Receivables, Borrowing Base, Availability and related calculations, following which the following certification shall be appended:]

The undersigned hereby certifies on behalf of the Borrowers (as defined below), and not in his individual capacity, to CNH Finance Fund I, L.P. (“Lender”) that:

1.

I am, on behalf of Borrowers, certifying the following facts and making and delivering this Borrowing Certificate pursuant to that certain Credit and Security Agreement, dated as of December 14, 2021 (as the same may be, amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”) between Fuse Medical, Inc., and CPM Medical Consultants, LLC (“Borrowers”) and Lender. Capitalized terms used in this certificate have the same meaning as set forth in the Credit Agreement.

2.

All information contained in this Borrowing Certificate is true, correct, and complete in all material respects as of the date hereof. All representations and warranties made by Borrowers in the Credit Agreement are true and correct in all material respects on and as of the date hereof as if such representations and warranties had been made as of the date hereof (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

3.	No Default or Event of Default has occurred and is continuing or will exist after giving effect to the Advance requested hereby.

4.

Borrowers have performed and complied with all agreements and conditions required under Article IV of the Credit Agreement to be performed or complied with by them on or prior to the funding of the Advance requested hereby.

5.

There have been no modifications to reimbursement rates or other contractual arrangements that would adversely affect the valuation or collectability of the Accounts. There are no offsets, setoffs, counterclaims, disputes or defenses of any kind from any Account Debtor against any Account classified as an Eligible Receivable except as reflected in the most recent Borrowing Base Certificate delivered to Lender. All Accounts classified as Eligible Receivables and Ineligible Receivables in this Borrowing Certificate are properly so classified.

6.	The Borrowers have directed all Account Debtors to deliver all payments on the Accounts to the proper Controlled Deposit Account (including any Lockbox Account) as specified

Exhibit A (Borrowing Certificate), Page 1

Exhibit 10.1

in the Credit Agreement and has identified such Controlled Deposit Account as the account to which all payments are to be sent on all invoices for Accounts with Billing Dates after the date of the Credit Agreement. All Accounts reflected in the Borrowers’ most recently submitted Accounts Receivable Aging Report are the subject of properly and validly billed invoices for services provided and Goods sold by the applicable Borrower in the ordinary course of business. The aging buckets in this Borrowing Certificate reflect the number of days the Accounts have been outstanding subsequent to their respective Billing Dates. All collections on Accounts have been applied to the proper invoices resulting in accurate aging totals for each aging bucket. There are no known duplicate or fictitious claims or invoices included in the Accounts. The Borrowers have not diverted or permitted to be diverted any such payments on Accounts to a deposit account other than the proper Controlled Deposit Account as required by Section 2.5 of the Credit Agreement. No collections on Accounts have been received that have not been applied to reduce the Accounts.

7.

Records regarding all Inventory are maintained on a perpetual inventory system, and all Inventory reflected in the Borrowers’ most recently submitted inventory report is bona fide Inventory, saleable in the ordinary course of Borrower’s business. All such Inventory is owned by Borrowers and all Eligible Inventory is in Borrowers’ possession. There are no known duplicate or fictitious items included in the Inventory. All Inventory included in the Borrowing Base is either: (i) held by Borrowers free and clear of all liens and encumbrances by vendors of such Inventory; or (ii) subject to a Subordination Agreement between Lender, Borrowers and the vendor of any such Inventory.

8.

All Accounts are owned by the undersigned, free and clear of all liens, security interests, claims, charges, or trusts, legal or equitable, now existing or which might arise with the passage of time, other than as set forth or permitted in the Credit Agreement.

9.	AmBio, on behalf of Borrowers, has deposited all state and federal payroll withholding taxes required with respect to each payroll period through the most recent payroll period.

10.	After Lender makes the Advance requested hereby, the aggregate amount of the Loan will not exceed the Revolving Loan Limit.

Signature: Name/Title:

Borrowers’ Names: Fuse Medical, Inc., and CPM Medical Consultants, LLC

Exhibit A (Borrowing Certificate), Page 2

Exhibit 10.1

EXHIBIT B

COMPLIANCE CERTIFICATE

Dated as of, 20

This Compliance Certificate is delivered by Fuse Medical, Inc., and CPM Medical Consultants, LLC (individually, the “Borrower” and, collectively, the “Borrowers”), in accordance with the Credit and Security Agreement dated as of December 14, 2021, between Borrowers and CNH Finance Fund I, L.P. (“Lender”) (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). All capitalized terms not defined herein have the meanings given them in the Credit Agreement and other Loan Documents.

The undersigned hereby certifies on behalf of Borrowers, and not in his individual capacity, that:

(a)The financial statements delivered with this certificate in accordance with Section 6.1 of the Credit Agreement fairly present in all material respects the results of operations and financial condition of Borrowers as of the dates and the accounting periods covered by such financial statements;

(b)I have reviewed the terms of the Credit Agreement and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and financial condition of Borrowers during the accounting period covered by such financial statements;

(c)Such review has not disclosed the existence during or at the end of such accounting period, and I have no knowledge of the existence as of the date hereof, of any condition or event that constitutes a Default or an Event of Default, except as set forth in Schedule 1 attached hereto, which includes a description of the nature and period of existence of such Default or an Event of Default and what action Borrowers have taken, are undertaking and propose to take with respect thereto;

(e)Except as noted on Schedule 2 attached hereto, the undersigned has no knowledge of any federal or state tax liens having been filed against any Borrower or any Collateral;

(f)Except as noted on Schedule 3 attached hereto, the undersigned has no knowledge of any failure of AmBio to make, on behalf of Borrowers, required payments of withholding or other tax obligations during the accounting period to which the attached statements pertain or any subsequent period.

(g)Except as described in the Credit Agreement or on Schedule 4 attached hereto, the undersigned has no knowledge of any current, pending or threatened:

(i)litigation against any Borrower that could reasonably be expected to have a Material Adverse Effect;

Exhibit B (Compliance Certificate), Page 1

Exhibit 10.1

(ii)investigations or proceedings by or before any Governmental Authority concerning the business affairs, practices, licensing or reimbursement entitlements of any Borrower;

(iii)	default by any Borrower under any Material Contract or any Lease.

(h)Borrowers are in compliance with the financial and loan covenants contained in Annex I of the Credit Agreement, as demonstrated by the calculation of such covenants below, except as set forth below; in determining such compliance, the following calculations have been made: [See attached worksheets]. Such calculations and the certifications contained therein are true and correct.

Certified to as of, 20by:

By: Print:

Title:

Exhibit B (Compliance Certificate), Page 2

Exhibit 10.1

Schedules to Compliance Certificate

Schedule 1 – Non-Compliance with Covenants Schedule 2 – Federal or State Tax Liens

Schedule 3 – Unpaid Tax or Withholding Obligations

Schedule 4 –Pending Litigation, Inquiries or Investigations; Defaults under Material Contracts Worksheet(s) for Financial or Other Covenant Calculations

Exhibit B (Compliance Certificate), Page 3

Exhibit 10.1

Current Ratio Worksheet (Attachment to Compliance Certificate)

1. Current Assets as of the end of the most recent month:	$
2. Current Liabilities as of the end of the most recent month:	$
3. Ratio of Line 1 to Line 2:
4. Minimum Current Ratio:	1.0 to 1.0
5. In compliance:	YES - NO

Exhibit B (Compliance Certificate), Page 4

Exhibit 10.1

Fixed Charge Coverage Ratio Worksheet (Attachment to Compliance Certificate)

1. Net Income during the applicable Test Period:	$

2.All of the following expenses during the applicable Test Period:

(a)Interest Expense $

(b)taxes on income, whether paid, payable or accrued

$

(c)depreciation expense $

(d)amortization expense $

(e)all other non-cash, non-recurring charges and expenses, excluding accruals for cash expenses made in the ordinary course of business $

(f)all fees, costs and expenses incurred in connection with closing the Credit Agreement $

(g)loss from any sale of assets, other than sales in the ordinary course of business, all of the foregoing determined in accordance with GAAP $

(h)other extraordinary or other non-recurring losses

$

(i)non-cash losses arising from the annual re-measurement of the fair value of the Earn-Out $

(j)any additional add-backs to Net Income approved by Lender in its sole discretion $

Total of (a) through (j):

$

Exhibit B (Compliance Certificate), Page 5

Exhibit 10.1

3.(a) gains from any sale of assets, other than sales in the ordinary course of business during the applicable Test Period $

(b)other extraordinary or non-recurring gains during the applicable Test Period $

(c)non-cash gains arising from the annual re- measurement of the fair value of the Earn-Out

$

Total of (a), (b) and (c):

$
4. EBITDA (line 1, plus lines 2(a) through (j), minus lines 3(a), (b) and (c):	$

5.All of the following during the applicable Test Period:

(a)Interest Expense $

(b)principal payments made on Indebtedness

$

(c)payments with respect to Capitalized Lease Obligations (to the extent not otherwise included)

$

(d)sinking fund payments $

(e)Capital Expenditures $

(f)Distributions (excluding management fees paid to non- Credit Parties, and to the extent not included in (a)) and Distributions by CPM to Fuse $

Total of (a) through (f) equals Fixed Charges:

$
6. Ratio of Line 4 to Line 5:
7. Minimum Fixed Charge Coverage Ratio:	1.00 to 1.00
8. In compliance:	YES - NO

Exhibit B (Compliance Certificate), Page 6

Exhibit 10.1

Minimum Liquidity Worksheet (Attachment to Compliance Certificate)

1. The aggregate amount of cash on hand in the Borrower’s operating deposit accounts with respect to which the Borrower has complied with Section 7.13:	$
2. Availability:	$
3. Line 1 plus Line 2:
4. Minimum Liquidity: (b) is Line 3 greater than or equal to $175,000
5. In compliance:	YES - NO

Exhibit B (Compliance Certificate), Page 7

Exhibit 10.1

Loan Turnover Rate Worksheet (Attachment to Compliance Certificate)

1. Average outstanding principal balance of Revolving Facility for the Test Period:	$
2. Total collections received in the Controlled Deposit Accounts during most recently ended Test Period:	$
3. Number of days during most recently ended Test Period:	days
4. Line 2 divided by Line 3:	days
5. Line 1 divided by Line 4:	days
6. Maximum Loan Turnover Rate:	60 days
7. In compliance:	YES - NO

Exhibit B (Compliance Certificate), Page 8